SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

The Western Union Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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THE WESTERN UNION COMPANY
12500 East Belford Avenue
Englewood, CO 80112

April 2, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of The Western Union Company (the “Company”), to be held at 8:00 a.m., local time, on Friday, May 16, 2014, at 505 Fifth Avenue, 7th Floor, New York, NY 10017. A registration desk will open at 7:30 a.m.

The attached notice and Proxy Statement contain details of the business to be conducted at the Annual Meeting. In addition, the Company’s 2013 Annual Report, which is being made available to you along with the Proxy Statement, contains information about the Company and its performance. Directors and officers of the Company will be present at the Annual Meeting.

Your vote is important! Whether or not you plan to attend the Annual Meeting, please read the Proxy Statement and then vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign, and date and return by mail. Using the telephone or Internet voting systems, or mailing your completed proxy card, will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Regards,

Hikmet Ersek
President, Chief Executive Officer and Director

THE WESTERN UNION COMPANY
12500 East Belford Avenue
Englewood, CO 80112
(866) 405-5012

Notice of Annual Meeting of Stockholders
TO BE HELD MAY 16, 2014
________________________________________

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of The Western Union Company, a Delaware corporation (the “Company”), will be held at 8:00 a.m., local time, on Friday, May 16, 2014, at 505 Fifth Avenue, 7th Floor, New York, NY 10017, for the following purposes:

1.	Elect Dinyar S. Devitre, Hikmet Ersek, Jack M. Greenberg, Betsy D. Holden, Linda Fayne Levinson, Frances Fragos Townsend, and Solomon D. Trujillo to serve as members of the Company’s Board of Directors until the Company’s 2015 Annual Meeting of Stockholders.

2.	Hold an advisory vote to approve executive compensation.

3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

4.	Vote on the stockholder proposals described in the accompanying Proxy Statement, if properly presented at the 2014 Annual Meeting.

5.	Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors recommends the following votes:

  FOR the election of all the nominees for the Board of Directors.

  FOR the approval of a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the accompanying Proxy Statement.

  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

  AGAINST the stockholder proposals described in the accompanying Proxy Statement, if properly presented at the 2014 Annual Meeting.

Our stockholders of record on March 20, 2014 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement that may take place. A list of stockholders entitled to vote at the Annual Meeting will be available for the examination by any stockholder at the Annual Meeting and for ten days prior to the Annual Meeting at our principal executive offices located at 12500 East Belford Avenue, Englewood, CO 80112.

You are cordially invited to attend the Annual Meeting. To gain admission, you will need to show that you are a stockholder of the Company. All stockholders will be required to show valid, government-issued, picture identification or an employee badge issued by the Company. If your shares are registered in your name, your name will be compared to the list of registered stockholders to verify your share ownership. If your shares are in the name of your broker or bank, you will need to bring evidence of your share ownership, such as your most recent brokerage account statement or a legal proxy from your broker. If you do not have valid picture identification and proof that you own Company shares, you will not be admitted to the Annual Meeting. All packages and bags are subject to inspection. Please note that the registration desk will open at 7:30 a.m. Please arrive in advance of the start of the Annual Meeting to allow time for identity verification.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign, and date and return by mail. If you decide to attend the Annual Meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE; (ii) INTERNET; (iii) REQUESTING A PAPER PROXY CARD TO COMPLETE, SIGN, AND DATE AND RETURN BY MAIL; OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time on Thursday, May 15, 2014.

By Order of the Board of Directors

John R. Dye Executive Vice President, General Counsel and Secretary

April 2, 2014

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY VOTE BY TELEPHONE OR INTERNET, OR REQUEST A PROXY CARD TO COMPLETE, SIGN, AND DATE AND RETURN BY MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Table of Contents

Proxy Summary	i

Proxy Statement	1

The Proxy Process and Stockholder Voting	2

Board of Directors Information	7

Proposal 1—Election of Directors	14

Corporate Governance	15
Summary of Corporate Governance Practices	15
Independence of Directors	16
Board Leadership Structure and Role in Risk Oversight	17
Committees of the Board of Directors	18
Chief Executive Officer Succession Planning	23
Communications with the Board of Directors	23
Board Attendance at Annual Stockholders’ Meeting	23
Presiding Director of Non-Management Director Meetings	23
Nomination of Directors	23
Submission of Stockholder Proposals	24
Code of Ethics	24

Compensation of Directors	25

Report of the Audit Committee	28

Compensation and Benefits Committee Report	29

Compensation Discussion and Analysis	30
Executive Summary	30
Establishing and Evaluating Executive Compensation	35
The Western Union Executive Compensation Program	40
Compensation of Our Named Executive Officers	53

Executive Compensation	57
2013 Summary Compensation Table	57
2013 All Other Compensation Table	58
2013 Grants of Plan-Based Awards Table	59
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table	60
2013 Outstanding Equity Awards at Fiscal Year End Table	62
2013 Option Exercises and Stock Vested Table	65
2013 Nonqualified Deferred Compensation Table	65
Potential Payments Upon Termination or Change-in-Control	66
Payments Upon Termination or Change-in-Control	68
Risk Management and Compensation	71

Proposal 2—Advisory Vote to Approve Executive Compensation	72

Proposal 3—Ratification of Selection of Auditors	74

Proposal 4—Stockholder Proposal Regarding Stockholder Action by
Written Consent	75

Proposal 5—Stockholder Proposal Regarding Political Contributions	78

Proposal 6—Stockholder Proposal Regarding New Board Committee	81

Equity Compensation Plan Information	84

Stock Beneficially Owned by Directors, Executive Officers and Our
Largest Stockholders	85

Certain Transactions and Other Matters	86

Section 16(a) Beneficial Ownership Reporting Compliance	87

Proxy Summary	PROXY STATEMENT

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider and you should read the entire Proxy Statement before voting.

2014 Annual Meeting of Stockholders

Date and Time:	Place:
May 16, 2014 at 8:00 a.m. local time	505 Fifth Avenue, 7th Floor, New York, NY 10017
Record Date:
March 20, 2014

Meeting Agenda and Voting Matters

		Board Vote	Page Reference
Item	Management Proposals	Recommendation	(for more detail)
1	Election of the Seven Directors Named in this Proxy Statement	FOR each director nominee	14
2	Advisory Vote to Approve Executive Compensation	FOR	72
3	Ratify the Appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014	FOR	74

		Board Vote	Page Reference
Item	Stockholder Proposals	Recommendation	(for more detail)
4	Stockholder Proposal Regarding Stockholder Action by Written Consent	AGAINST	75
5	Stockholder Proposal Regarding Political Contributions	AGAINST	78
6	Stockholder Proposal Regarding New Board Committee	AGAINST	81

Members of Our Board of Directors

Director	Age	Director Since	Independent	Committee Memberships
Dinyar S. Devitre	66	2006	Yes	AC, CGCt, CC
Hikmet Ersek	53	2010	No	CC+
Richard A. Goodman	65	2012	Yes	ACt, CBC
Jack M. Greenberg«	71	2006	Yes	CCt
Betsy D. Holden	58	2006	Yes	CBCt, CGC
Linda Fayne Levinson	72	2006	Yes	AC, CGC
Roberto G. Mendoza	68	2006	Yes	AC, CBC
Michael A. Miles, Jr.	52	2006	Yes	AC, CC
Wulf von Schimmelmann	67	2009	Yes	CGC
Frances Fragos Townsend	52	2013	Yes	CC
Solomon D. Trujillo	62	2012	Yes	CBC

« - Chairman of the Board
AC - Audit Committee
CBC - Compensation and Benefits Committee
CGC - Corporate Governance and Public Policy Committee
CC - Compliance Committee
t - Committee Chair
+ - Non-voting Member

i	|	The Western Union Company – Proxy Statement

Proxy Summary	PROXY STATEMENT

Information about our Board and Committees (Page 7)

	Number of		Number of Meetings
	Members	Independence	During Fiscal Year 2013
Full Board	11	91%	8
Audit Committee	5	100%	11
Compensation and Benefits Committee	4	100%	6
Corporate Governance and Public Policy Committee	4	100%	9
Compliance Committee	5	100% of voting members	8

Governance Highlights (Page 15)

✓	Annual Election of Directors (approved by stockholders in 2012; phase-in began in 2013)
✓	Proxy Access
✓	Majority Vote in Standard Uncontested Elections
✓	Stockholder Right to Call Special Meetings
✓	No Stockholder Rights Plan (“Poison Pill”)
✓	No Supermajority Voting Provisions in the Company’s Organizational Documents
✓	Independent Board, except our Chief Executive Officer
✓	Independent Non-Executive Chairman
✓	Independent Board Committees
✓	Confidential Stockholder Voting
✓	Committee Authority to Retain Independent Advisors
✓	Robust Codes of Conduct
✓	Stock Ownership Guidelines for Senior Executives and Directors
✓	Prohibition on Pledging and Hedging of Company Stock by Senior Executives and Directors
✓	Stockholder Engagement

Core Components of Executive Compensation (Page 43)

Base Salary - Fixed compensation component payable in cash
Annual Incentive Awards - Variable compensation component payable based on performance against annually established performance objectives
  Performance Based Restricted Stock Units - Stock units that vest based on the Company’s achievement of financial performance objectives and are subject to a relative total shareholder return performance measure

Stock Options - Nonqualified stock options that expire ten years after grant and become exercisable in 25% annual increments over a four-year vesting period

The Western Union Company – Proxy Statement	|	ii

Proxy Summary	PROXY STATEMENT

Key Features of Our Executive Compensation Program (Page 33)

What We Do:

✓	Pay-for-performance. A significant percentage of targeted annual compensation is delivered in the form of variable compensation that is connected to actual performance. For 2013, variable compensation comprised approximately 88% of the targeted annual compensation for the Chief Executive Officer and, on average, 78% of the targeted annual compensation for the other named executive officers.

✓

Linkage between performance measures and strategic objectives. Performance measures for incentive compensation are linked to both strategic and operating objectives designed to create long-term stockholder value and to hold executives accountable for their individual performance and the performance of the Company.

✓

Emphasis on future pay opportunity vs. current pay. In 2013, all of the long-term incentive awards delivered to our named executive officers were in the form of equity-based compensation and the Senior Executive Annual Incentive Plan (the “Annual Incentive Plan”) design included a restricted stock unit component to be delivered if the Company achieved 2013 strategic objectives.

✓

Outside compensation consultant. The Compensation and Benefits Committee (the “Compensation Committee” or the “committee”) retains its own compensation consultant to review the Company’s executive compensation program and practices.

✓	“Double trigger” in the event of a change-in-control. In the event of a change-in-control, severance benefits are payable only upon a “double trigger.”

✓	Maximum payout caps for annual cash incentive compensation and performance-based restricted stock unit awards.

✓

“Clawback” Policy. The Company may recover incentive compensation paid to an executive officer that was calculated based upon any financial result or performance metric impacted by fraud or misconduct of the executive officer.

✓

Robust stock ownership guidelines. Executives are required to hold stock equal to a multiple of five times salary for our Chief Executive Officer and two times salary for each other named executive officer. Fifty percent of after-tax shares received as equity compensation must be retained until an executive meets the stock ownership guideline.

What We Don’t Do:

✗	No change-in-control tax gross ups. We do not provide change-in-control tax gross ups to individuals promoted or hired as executive officers after April 2009.

✗

No repricing or buyout of underwater stock options. None of our equity plans permit the repricing or buyout of underwater stock options or stock appreciation rights, except in connection with certain corporate transactions involving the Company.

✗	Prohibition against employee and director pledging and hedging of Company securities.

✗	No dividends or dividend equivalents accrued or paid on performance-based restricted stock unit awards or time-based restricted stock unit awards.

iii	|	The Western Union Company – Proxy Statement

Proxy Summary	PROXY STATEMENT

Recent Compensation Actions

In late 2012, the Company began implementing pricing and other strategic investments designed to position the Company for future growth. In evaluating the 2013 design of the Company’s executive compensation program, the Compensation Committee considered that many of the strategic investments implemented by the Company beginning in late 2012 were expected to have a negative impact on 2013 financial performance. Accordingly, for 2013, many of the compensation decisions were designed to further align the program with the Company’s mid- and long-term operating plans, increase participant accountability, and drive motivation and retention beyond 2013. These decisions included:

  No Executive Base Salary Increases for 2013 or 2014: There was no change in our named executive officers’ base salary levels for 2013 or 2014 from levels effective March 2012.

  No 2012 Chief Executive Officer Bonus: Based on 2012 Company performance, our Chief Executive Officer did not receive a bonus in 2013.

  2013 Annual Incentive Includes Restricted Stock Unit Component: In 2013, we modified the Company’s Annual Incentive Plan design to include individual and/or business unit performance objectives, and a restricted stock unit award to be granted based on the achievement of strategic objectives and a threshold operating income goal to further focus participants on the long-term performance of the Company.

  2013 Long-Term Incentive Includes TSR Modifier: We modified the Company’s 2006 Long-Term Incentive Plan (the “Long-Term Incentive Plan”) design to include 2013 and 2014 financial performance metrics, while still maintaining a longer-term perspective in the program with a total stockholder return (“TSR”) payout modifier.

  Realizable Compensation Lower than Reported Compensation: Our named executive officers’ realizable compensation has been lower than the compensation disclosed in our Summary Compensation Table for fiscal years 2011 to 2013. See the “2013 Realizable Compensation Table” on page 42.

Chief Executive Officer Compensation

For 2013 performance, Mr. Ersek received a cash payout under the 2013 Annual Incentive Plan of 84% of target, as compared to no payout for 2012 performance. Because he is the leader of the Company, the Compensation Committee based Mr. Ersek’s cash opportunity under the Annual Incentive Plan entirely on the achievement of corporate financial goals, as measured by total revenue and operating income. In 2013, the Compensation Committee adjusted the performance targets associated with these performance measures from the levels set in 2012 to reflect that many of the strategic actions implemented by the Company beginning in late 2012 were designed to position the Company for future growth, and were expected to have a negative impact on 2013 financial performance. The Company achieved revenue and operating income at 99.5% and 100.1% of target, respectively, for an overall cash payout achievement level of 84%.

Also, under the 2013 Annual Incentive Plan, Mr. Ersek had an opportunity to receive a restricted stock unit award for various levels of achievement of strategic performance objectives. Achievement of the Company’s internal operating plan for these strategic objectives would result in a restricted stock unit payout equal to 25% of target and maximum achievement would result in a payout equal to 75% of target. Mr. Ersek substantially met key objectives in support of the Company’s 2013 strategic objectives, as demonstrated by consumer-to-consumer transaction growth, revenue growth in electronic channels, and growth in business-to-business revenue described under “-Executive Summary-Business Overview”, and “-The Western Union Executive Compensation Program – Annual Incentive Compensation,” below in the Compensation Discussion and Analysis. Accordingly, the committee certified a restricted stock unit award payout under the 2013 Annual Incentive Plan of 17% of target, based on the Company’s achievement of its strategic performance goals (versus a payout of 25% of target that would have been paid had the Company achieved its internal plan for its strategic performance goals).

The Western Union Company – Proxy Statement	|	iv

Proxy Summary	PROXY STATEMENT

The following chart demonstrates that variable, performance-based pay elements comprised approximately 88% of the targeted 2013 annual compensation for Mr. Ersek (consisting of target payout opportunity under the Annual Incentive Plan and stock option and performance-based restricted stock unit components under the Long-Term Incentive Plan). Pay is based on the annual base salary and target incentive opportunities applicable to Mr. Ersek as of December 31, 2013.

Since a significant portion of Mr. Ersek’s compensation is both performance-based and “at risk,” we are providing the following supplemental graph to demonstrate the difference between the compensation granted to Mr. Ersek as required to be reported by the Securities and Exchange Commission (the “SEC”) rules in the 2013 Summary Compensation Table, and the compensation “realizable” by him for 2011 to 2013. For each of the years reported, the compensation “realizable” by Mr. Ersek is lower than the amount required to be reported by the SEC in the Summary Compensation Table.

(1)	This graph and the total realizable compensation reported in this graph provides supplemental information regarding the compensation paid to Mr. Ersek and should not be viewed as a substitute for the 2013 Summary Compensation Table.

(2)	As reported in the Total column of the 2013 Summary Compensation Table.

(3)	Amounts reported in the calculation of total realizable compensation include (a) annualized base salary, (b) actual bonus payments made to Mr. Ersek in each of the years shown under the Company’s Annual Incentive Plan, (c) the value realized from the exercise of stock options and for unexercised stock options, the difference between the exercise price and the closing stock price on December 31, 2013, each reported in the year granted, (d) the value realized upon vesting of restricted stock units or performance-based restricted stock units and the value of unvested restricted stock units or performance-based restricted stock unit awards based on the closing stock price on December 31, 2013, each reported in the year granted, and (e) amounts reported in the All Other Compensation Table for the respective years.

v	|	The Western Union Company – Proxy Statement

Proxy Statement and Proxy Process	PROXY STATEMENT

Proxy Statement

The Board of Directors (“Board of Directors” or “Board”) of The Western Union Company (“Western Union” or the “Company”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 16, 2014 at 8:00 a.m., local time, and any adjournment or postponement of that meeting. The meeting will be held at 505 Fifth Avenue, 7th Floor, New York, NY 10017.

In accordance with rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we furnish proxy materials, which include this Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders, to our stockholders over the Internet unless otherwise instructed by the stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials was first mailed on or before April 2, 2014 to all stockholders of record as of March 20, 2014 (the “Record Date”). The only voting securities of the Company are shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), of which there were 538,854,385 shares outstanding as of the Record Date. The closing price of the Company’s Common Stock on the Record Date was $16.50 per share.

The Company’s Annual Report to Stockholders, which contains consolidated financial statements for the year ended December 31, 2013, accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 that was filed with the SEC, without charge, by writing to Investor Relations, The Western Union Company, 12500 East Belford Avenue, Mailstop M23IR, Englewood, CO 80112. If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, please call (866) 405-5012 or submit a request in writing to Investor Relations at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The Company’s Annual Report on Form 10-K and these exhibits are also available in the “Investor Relations” section of www.wu.com.

1	|	The Western Union Company – Proxy Statement

Proxy Statement and Proxy Process	PROXY STATEMENT

The Proxy Process and Stockholder Voting

WHY DID I RECEIVE THESE MATERIALS?

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting, which will take place on May 16, 2014, or any adjournment or postponement thereof. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR SET OF PROXY MATERIALS?

This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a “Registered Holder” and other shares through a broker or you may own shares through more than one broker. In these situations, you may receive multiple Notices of Internet Availability of Proxy Materials or, if you request proxy materials to be delivered to you by mail, Proxy Cards. It is necessary for you to vote, sign, and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability of Proxy Materials you receive in order to vote all of the shares you own. If you request proxy materials to be delivered to you by mail, each Proxy Card you receive will come with its own prepaid return envelope; if you vote by mail, make sure you return each Proxy Card in the return envelope which accompanied that Proxy Card.

WHY DID MY HOUSEHOLD RECEIVE ONLY ONE COPY OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY MATERIALS?

In addition to furnishing proxy materials electronically, we take advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice of Internet Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials are delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice of Internet Availability of Proxy Materials or copy of the proxy materials, you may so request by contacting the Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of your request, and you will receive separate materials in the future. If you currently share an address with another stockholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting the Broadridge Householding Department at the number or address shown above.

The Western Union Company – Proxy Statement	|	2

Proxy Statement and Proxy Process	PROXY STATEMENT

DOES MY VOTE MATTER?

YES! We are required to obtain stockholder approval for the election of directors and other important matters. Each share of Common Stock is entitled to one vote and every share voted has the same weight. In order for the Company to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares entitled to vote) must be represented at the meeting in person or by proxy. If a quorum is not obtained, the Company must adjourn or postpone the meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interest of the Company or its stockholders. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is important to obtain a quorum and complete the stockholder vote.

HOW DO I VOTE?

By Telephone or Internet—You may vote your shares via telephone as instructed on the Proxy Card, or the Internet as instructed on the Proxy Card or the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate your identity, to allow you to vote your shares, and confirm that your instructions have been properly recorded.

The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on May 15, 2014.

By Mail—If you request paper Proxy Cards by telephone or Internet, you may elect to vote by mail. If you elect to do so, you should complete, sign, and date each Proxy Card you receive, indicating your voting preference on each proposal, and return each Proxy Card in the prepaid envelope which accompanied that Proxy Card. If you return a signed and dated Proxy Card but you do not indicate your voting preferences, your shares will be voted in accordance with the recommendations of the Board of Directors. By returning your signed and dated Proxy Card or providing instructions by the alternative voting procedure in time to be received for the Annual Meeting, you authorize Hikmet Ersek and John R. Dye to act as your Proxies to vote your shares of Common Stock as specified.

At the Meeting—Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially on your behalf by a broker or agent may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or agent that holds your shares giving you the right to vote the shares, and you bring such proxy to the Annual Meeting.

Shares held in The Western Union Company Incentive Savings Plan—For shares held in The Western Union Company Incentive Savings Plan, that plan’s trustee will vote such shares as directed. If no direction is given on how to vote such shares to the trustee by mail on or before May 13, 2014 or by Internet or phone by 11:59 p.m. (Eastern Time) on May 13, 2014, the trustee will vote your shares held in that plan in the same proportion as the shares for which it receives instructions from all other participants in the plan.

3	|	The Western Union Company – Proxy Statement

Proxy Statement and Proxy Process	PROXY STATEMENT

HOW MANY VOTES ARE REQUIRED TO APPROVE A PROPOSAL?

The Company’s By-Laws (the “By-Laws”) require directors to be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The advisory vote to approve executive compensation (Proposal 2), the ratification of Ernst & Young LLP’s appointment as independent registered public accounting firm (Proposal 3), the stockholder proposal regarding allowing stockholders to take action by written consent (Proposal 4), and the stockholder proposal regarding political contributions (Proposal 5) each require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. The stockholder proposal regarding creation of a Board Committee on Human Rights (Proposal 6) requires the affirmative vote of the holders of a majority of the outstanding Common Stock of the Company entitled to vote thereon.

WHAT IS THE EFFECT OF NOT VOTING?

It depends on how ownership of your shares is registered and the proposal to be voted upon. If you own shares as a Registered Holder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Except as described below, and assuming a quorum is obtained, with respect to each of the other proposals, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following question, in the absence of your voting instruction, your broker may or may not vote your shares.

IF I DON’T VOTE, WILL MY BROKER VOTE FOR ME?

If you own your shares through a broker and you don’t vote, your broker may vote your shares in its discretion on some “routine matters.” With respect to other proposals, however, your broker may not be able to vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as the “broker non-vote.” “Broker non-vote” shares are counted toward the quorum requirement. “Broker non-vote” shares will have the same effect as a vote against Proposal 6. With respect to each of the other proposals, a “broker non-vote” share will not affect the determination of whether the matter is approved. The Company believes that the proposal to ratify Ernst & Young LLP’s appointment as independent registered public accounting firm (Proposal 3) set forth in this Proxy Statement is a routine matter on which brokers will be permitted to vote any unvoted shares.

Other than Proposal 3, the Company believes that all other proposals set forth in this Proxy Statement are not considered routine matters and brokers will not be able to vote on behalf of their clients if no voting instructions have been furnished. Please vote your shares on all proposals.

The Western Union Company – Proxy Statement	|	4

Proxy Statement and Proxy Process	PROXY STATEMENT

HOW ARE ABSTENTIONS TREATED?

Whether you own your shares as a Registered Holder or through a broker, abstentions are counted toward the quorum requirement and are counted as votes “against” a proposal, other than the proposal for the election of directors.

IF I OWN MY SHARES THROUGH A BROKER, HOW IS MY VOTE RECORDED?

Brokers typically own shares of Common Stock for many stockholders. In this situation, the Registered Holder on the Company’s stock register is the broker or its nominee. This often is referred to as holding shares in “Street Name.” The “Beneficial Owners” do not appear in the Company’s stockholder register. If you hold your shares in Street Name, and elect to vote via telephone or the Internet, your vote will be submitted to your broker. If you request paper Proxy Cards and elect to vote by mail, the accompanying return envelope is addressed to return your executed Proxy Card to your broker. Shortly before the meeting, each broker totals the votes submitted by telephone, Internet, or mail by the Beneficial Owners for whom it holds shares, and submits a Proxy Card reflecting the aggregate votes of such Beneficial Owners.

IS MY VOTE CONFIDENTIAL?

In accordance with the Company’s Corporate Governance Guidelines, the vote of any stockholder will not be revealed to anyone other than a non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal and stock exchange listing requirements, (ii) to assert claims for or defend claims against the Company, (iii) to allow the Inspectors of Election to certify the results of the stockholder vote, (iv) in the event a proxy, consent, or other solicitation in opposition to the voting recommendation of the Board of Directors takes place, (v) if a stockholder has requested that his or her vote be disclosed, or (vi) to respond to stockholders who have written comments on Proxy Cards.

CAN I REVOKE MY PROXY AND CHANGE MY VOTE?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a Registered Holder, your proxy can be revoked in several ways: (i) by timely delivery of a written revocation delivered to the Corporate Secretary, (ii) by timely submission of another valid proxy bearing a later date (including through any alternative voting procedure described on the Notice of Internet Availability of Proxy Materials or Proxy Card), or (iii) by attending the Annual Meeting and giving the Inspectors of Election notice that you intend to vote your shares in person. If your shares are held by a broker, you must contact your broker in order to revoke your proxy.

WILL ANY OTHER BUSINESS BE TRANSACTED AT THE MEETING? IF SO, HOW WILL MY PROXY BE VOTED?

Management does not know of any business to be transacted at the Annual Meeting other than those matters described in this Proxy Statement. The period specified in the Company’s By-Laws for submitting additional proposals to be considered at the Annual Meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the Annual Meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the Proxies will be voted by the Proxies in accordance with their judgment.

WHO COUNTS THE VOTES?

Votes will be counted and certified by the Inspectors of Election, who are employees of Wells Fargo Bank, N.A., the Company’s Transfer Agent and Registrar. If you are a Registered Holder, your telephone or Internet vote is submitted, or your executed Proxy Card is returned, directly to Wells Fargo for tabulation. As noted above, if you hold your shares through a broker, your broker returns a single Proxy Card to Wells Fargo on behalf of its clients.

5	|	The Western Union Company – Proxy Statement

Proxy Statement and Proxy Process	PROXY STATEMENT

HOW MUCH DOES THE PROXY SOLICITATION COST?

The Company has engaged the firm of MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, to assist in distributing and soliciting proxies for a fee of $15,000, plus expenses. However, the proxy solicitor fee is only a small fraction of the total cost of the proxy process. The largest expense in the proxy process is printing and mailing the proxy materials. The Company will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to Beneficial Owners of our Common Stock. Proxies also may be solicited on behalf of the Company by directors, officers, or employees of the Company in person or by mail, telephone, or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, and this Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement and Annual Report to Stockholders are available at www.proxydocs.com/wu for Registered Holders and at www.proxyvote.com for Beneficial Owners. To access such materials, you will need the control/identification numbers provided to you in your Notice of Internet Availability of Proxy Materials or your Proxy Card.

The Western Union Company – Proxy Statement	|	6

Board of Directors Information	PROXY STATEMENT

Board of Directors Information

In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is to consist of not less than one nor more than 15 directors. At the Company’s 2012 Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors such that each director will be elected to a one-year term beginning with the directors elected at the 2013 Annual Meeting of Stockholders. During 2013, the Board of Directors met eight times (not including committee meetings). Each of the directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served during 2013.

Board of Directors Members

Dinyar S. Devitre

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Special Advisor to General Atlantic LLC since June 2008. Mr. Devitre served as Senior Vice President and Chief Financial Officer of Altria Group, Inc. from March 2002 until March 2008. From 2001 to 2002, Mr. Devitre served as a private business consultant and from 1998 to 2001, he was Executive Vice President at Citibank in Europe. He started with the Altria Group companies in 1970 and served in a variety of positions, including President Philip Morris, Asia, Chairman and Chief Executive Officer Philip Morris, Japan, and Senior Vice President, Corporate Planning, Philip Morris Companies, Inc. from 1995 to 1998. Mr. Devitre was a director of Kraft Foods Inc. from September 2002 to May 2007, and is a director of SABMiller plc and Altria Group, Inc. Mr. Devitre’s term expires in 2014.

Age 66	Director Since 2006

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS SUPPORTING DIRECTORSHIP POSITION ON THE COMPANY’S BOARD*

Mr. Devitre brings to the Board experience as the chief financial officer of a large United States-based multinational company, as an executive and director of large consumer goods corporations subject to regulation in multiple jurisdictions and as an executive of a financial services company. Mr. Devitre has experience with complex capital structures and related issues. Mr. Devitre also provides the Board with diversity in viewpoint and international business experience as a native of India who has lived and worked in many countries.

7	|	The Western Union Company – Proxy Statement

Board of Directors Information	PROXY STATEMENT

Hikmet Ersek

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

President and Chief Executive Officer of the Company since September 2010. Prior to taking this position, Mr. Ersek had served as our Chief Operating Officer since January 2010. From December 2008 to December 2009, Mr. Ersek served as the Company’s Executive Vice President and Managing Director, Europe, Middle East, Africa and Asia Pacific Region. From September 2006 to December 2008, Mr. Ersek served as the Company’s Executive Vice President and Managing Director, Europe/Middle East/Africa/South Asia. Prior to September 2006, Mr. Ersek held various positions of increasing responsibility with Western Union. Before joining Western Union in September 1999, Mr. Ersek was with GE Capital and Europay/MasterCard specializing in European payment systems and consumer finance. Mr. Ersek’s term expires in 2014.

Age 53	Director Since 2010

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS SUPPORTING
DIRECTORSHIP POSITION ON THE COMPANY’S BOARD*

Mr. Ersek is the only Director who is also an executive of the Company. Mr. Ersek provides his insight as the Company’s leader, and from his prior roles as the Company’s Chief Operating Officer and leader in the Company’s Europe, Middle East, Africa and Asia Pacific region, a significant area for the Company. Mr. Ersek provides many years of international consumer payment sales, marketing, distribution, and operations insight from his experience with the Company, GE Capital, and Europay/MasterCard.

Richard A. Goodman

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Executive Vice President, Global Operations of PepsiCo Inc. (“PepsiCo”) from March 2010 to December 2011. Prior to that, Mr. Goodman was PepsiCo’s Chief Financial Officer from October 2006. From 2003 until October 2006, Mr. Goodman was Senior Vice President and Chief Financial Officer of PepsiCo International. Mr. Goodman served as Senior Vice President and Chief Financial Officer of PepsiCo Beverages International from 2001 to 2003, and as Vice President and General Auditor of PepsiCo from 2000 to 2001. Before joining PepsiCo in 1992, Mr. Goodman was with W.R. Grace & Co. in a variety of senior financial positions. Mr. Goodman is a director of Johnson Controls Inc., Toys “R” Us, Inc., and Kindred Healthcare, Inc. Mr. Goodman’s term expires in 2015.

Age 65	Director Since 2012

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS SUPPORTING
DIRECTORSHIP POSITION ON THE COMPANY’S BOARD*

Mr. Goodman brings to the Board experience as the chief financial officer and executive of a large, United States-based global company that manufactures, markets, and distributes a broad range of consumer goods. Mr. Goodman has experience with complex capital structures, and brings to the Board and management perspective with regard to consumer products, marketing, and brand management. Mr. Goodman also brings to the Board his experience as a board member of both a global diversified industrial company and a global retailer.

The Western Union Company – Proxy Statement	|	8

Board of Directors Information	PROXY STATEMENT

Jack M. Greenberg

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Non-Executive Chairman of the Board of Directors. Mr. Greenberg was Chairman (from May 1999) and Chief Executive Officer (from August 1998) of McDonald’s Corporation until December 2002. Mr. Greenberg joined McDonald’s Corporation as Executive Vice President and Chief Finance Officer and as a member of the Board of Directors in 1982. He served as a director of First Data from 2003 to 2006 and as a director of Abbott Laboratories from 2001 to 2007. Mr. Greenberg is a director of The Allstate Corporation, Hasbro, Inc., Innerworkings, Inc., where he serves as Chairman of the Board, Manpower Inc. and Quintiles Transnational Holdings Inc. Mr. Greenberg’s term expires in 2014.

Age 71	Director Since 2006

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS SUPPORTING
DIRECTORSHIP POSITION ON THE COMPANY’S BOARD*

Mr. Greenberg’s experience as the Chairman and Chief Executive Officer of McDonald’s Corporation is supportive of his role as Non-Executive Chairman of the Board. He has experience working with large, global distribution networks, similar to the Company’s agent network, and operations, consumer marketing, pricing, and trend analysis. Mr. Greenberg brings to the Board experience as the chief financial officer of a large United States-based multinational company. He is also a certified public accountant and an attorney. Mr. Greenberg is the only Director who was a director of the Company’s former parent company, which provides historical context for the Company’s operations.

Betsy D. Holden

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Senior Advisor to McKinsey & Company since April 2007. Ms. Holden served as President, Global Marketing and Category Development of Kraft Foods Inc. from January 2004 through June 2005, Co-Chief Executive Officer of Kraft Foods Inc. from March 2001 until December 2003, and President and Chief Executive Officer of Kraft Foods North America from May 2000 until December 2003. Ms. Holden began her career at General Foods in 1982. She currently serves as a director of Catamaran Corporation and Diageo plc. Ms. Holden’s term expires in 2014.

Age 58	Director Since 2006

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS SUPPORTING
DIRECTORSHIP POSITION ON THE COMPANY’S BOARD*

Ms. Holden brings to the Board experience as a chief executive officer of a large United States-based multinational company and provides the Board with insights into consumer marketing and brand management from her years of experience with Kraft Foods. She is familiar with the challenges of operating in a highly regulated industry. Her current role as Senior Advisor to McKinsey & Company is focused on strategy, marketing, innovation, and board effectiveness initiatives across a variety of industries.

9	|	The Western Union Company – Proxy Statement

Board of Directors Information	PROXY STATEMENT

Linda Fayne Levinson

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

An advisor to professionally funded, privately held ventures. Ms. Fayne Levinson was Non-Executive Chair of the Board of Connexus, Inc., formerly VendareNetblue, a privately held online marketing company until May 2010 when it was merged with Epic Advertising. From 1997 until May 2004, Ms. Fayne Levinson was a partner at GRP Partners, a venture capital firm, investing in early stage technology companies in the financial services, internet media and online retail sectors. Earlier in her career, Ms. Fayne Levinson was an executive at American Express and a partner at McKinsey & Company. She is a director of NCR Corporation, Jacobs Engineering Group Inc., Ingram Micro, Inc., and Hertz Global Holdings Inc. Ms. Fayne Levinson’s term expires in 2014.

Age 72	Director Since 2006

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS SUPPORTING
DIRECTORSHIP POSITION ON THE COMPANY’S BOARD*

Ms. Fayne Levinson provides a combination of consumer payments business experience with that of emerging technology and online retail services companies. She also provides general management experience from her time at American Express, strategic experience as a former McKinsey partner, and investment experience from her time as a venture capital investor. Each of these areas is central to the Company’s business. Ms. Fayne Levinson also has substantial experience with respect to executive compensation matters and corporate governance.

Roberto G. Mendoza

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Senior Managing Director of Atlas Advisors LLC, an independent global investment banking firm, since March 2010. Previously, Mr. Mendoza co-founded Deming Mendoza & Co., LLC, a corporate finance advisory firm, and served as one of its partners from February 2009 to March 2010. Mr. Mendoza served as Non-Executive Chairman of Trinsum Group from February 2007 to November 2008. In January 2007, Trinsum Group was formed as a result of a merger of Marakon Associates and Integrated Finance Limited, a financial advisory company which Mr. Mendoza co-founded and of which he served as Chairman of the Board and Managing Director from 2002 to February 2007. He also served as Managing Director of Goldman Sachs Services from September 2000 to February 2001. From 1967 to 2000, Mr. Mendoza held positions at J.P. Morgan & Co. Inc., serving from 1990 to 2000 as director and Vice Chairman of the Board. Mr. Mendoza served as Chairman of Egg plc from May 2000 to February 2006, and as a director of Prudential plc from May 2000 to May 2007, and of PARIS RE Holdings Limited from January 2007 to September 2009. He currently serves as a director of PartnerRe Ltd. and Manpower Inc. Mr. Mendoza’s term expires in 2015.

Age 68	Director Since 2006

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS SUPPORTING
DIRECTORSHIP POSITION ON THE COMPANY’S BOARD*

Mr. Mendoza has substantial experience in investment banking and financial services. Mr. Mendoza also provides the Board with diversity in viewpoint and international business experience as he has lived and worked and served on a variety of public company boards, both in the United States and abroad.

The Western Union Company – Proxy Statement	|	10

Board of Directors Information	PROXY STATEMENT

Michael A. Miles, Jr.

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Advisory Director of Berkshire Partners, a private equity firm, since March 2013. Previously, Mr. Miles was President of Staples, Inc. from January 2006 and Chief Operating Officer from September 2003. Prior to that, Mr. Miles was Chief Operating Officer, Pizza Hut for Yum! Brands, Inc. from January 2000 to August 2003. From 1996 to 1999, he served Pizza Hut as Senior Vice President of Concept Development & Franchise. Mr. Miles’ term expires in 2015.

Age 52	Director Since 2006

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS SUPPORTING
DIRECTORSHIP POSITION ON THE COMPANY’S BOARD*

Mr. Miles has experience as an executive of an international consumer goods retailer, and with large acquisitions outside of the United States and franchise distribution networks, which are similar to the Company’s agent network. Mr. Miles also brings U.S. and global operational expertise to the Board discussions.

Wulf von Schimmelmann

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Chief Executive Officer of Deutsche Postbank AG, a Germany-based financial services provider, from 1999 to June 2007. Before that, Mr. von Schimmelmann was a member of the Board of Managing Directors at BHF-Bank in Frankfurt am Main, where he was responsible for investment banking, payment transactions, and corporate customers. Mr. von Schimmelmann is Chair of the Supervisory Board of Deutsche Post AG, a member of the Supervisory Board of Maxingvest AG and Allianz Deutschland AG, and a director of Accenture plc. and Thomson Reuters International. Mr. von Schimmelmann served as Chair of the Supervisory Board of BAWAG P.S.K. from 2007 to 2009, and as a member of the Supervisory Board of Deutsche Telekom AG from 2006 to 2009. Mr. von Schimmelmann’s term expires in 2014 and he has declined to stand for re-election.

Age 67	Director Since 2009

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS SUPPORTING
DIRECTORSHIP POSITION ON THE COMPANY’S BOARD*

Mr. von Schimmelmann brings to the Board experience as a chief executive officer of a large German multinational company. He has experience running a consumer-focused financial services business which was also an agent of the Company. This provides a perspective to the Board of one of the Company’s largest external constituent groups. Mr. von Schimmelmann has also operated in highly regulated financial services industries in a European jurisdiction. He also provides the viewpoint of a European who has also worked in the United States.

11	|	The Western Union Company – Proxy Statement

Board of Directors Information	PROXY STATEMENT

Frances Fragos Townsend

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Holdings Inc. since January 2013, and previously served as Senior Vice President of Worldwide Government, Legal and Business Affairs from October 2010 to December 2012. Ms. Fragos Townsend was a corporate partner at the law firm of Baker Botts L.L.P. from April 2009 to October 2010. From February 2008 to April 2009, Ms. Fragos Townsend provided consulting services and advised corporate entities on global strategic risk and contingency planning. Prior to that, Ms. Fragos Townsend served as Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from May 2004 until January 2008. She also served as Deputy Assistant to the President and Deputy National Security Advisor Combating Terrorism from May 2003 to May 2004. Ms. Fragos Townsend was the first Assistant Commandant for Intelligence for the United States Coast Guard and spent 13 years at the United States Department of Justice in various senior positions. Ms. Fragos Townsend is a director of SIGA Technologies, Inc., Scientific Games Corporation and Freeport-McMoRan Copper & Gold Inc. Ms. Fragos Townsend’s term expires in 2014.

Age 52	Director Since 2013

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS SUPPORTING
DIRECTORSHIP POSITION ON THE COMPANY’S BOARD*

Ms. Fragos Townsend has extensive public policy, government, legal, and regulatory experience, and brings to the Board valuable insights regarding the conduct of business in a highly regulated industry. Ms. Fragos Townsend also has substantial leadership experience as former chair of the Homeland Security Council and as a former officer in the United States Coast Guard.

The Western Union Company – Proxy Statement	|	12

Board of Directors Information	PROXY STATEMENT

Solomon D. Trujillo

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Founded Trujillo Group Investments, LLC, and has served as chairman since July 2003. Mr. Trujillo also served as the Chief Executive Officer and as director of Telstra Corporation Limited, Australia’s largest media-communications enterprise, from July 2005 to June 2009. From February 2003 to March 2004, Mr. Trujillo was Orange SA’s Chief Executive Officer. Before that, Mr. Trujillo was Chairman, President and Chief Executive Officer of Graviton, Inc. from January 2001 until January 2003. Mr. Trujillo is a director of Target Corporation, WPP plc, and ProAmerica Bank. Mr. Trujillo’s term expires in 2014.

Age 62	Director Since 2012

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS SUPPORTING
DIRECTORSHIP POSITION ON THE COMPANY’S BOARD*

Mr. Trujillo is an international business executive with experience as a chief executive officer of global companies in the telecommunications, media, and cable industries headquartered in the United States, the European Union, and the Asia-Pacific region. He has global operations experience and provides the Board with substantial international experience and expertise in the retail, technology, media, and communications industries.

*	The Board selects nominees for Director on the basis of experience, integrity, skills, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties, all in the context of an assessment of the perceived needs of the Board at a given point in time. In addition to the individual attributes of each of the directors described above, the Company highly values the collective business experience and qualifications of the directors. We believe that the experiences, viewpoints, and perspectives of our directors result in a Board with the commitment and energy to advance the interests of our stockholders.

Director Qualifications Matrix

The following matrix is provided to illustrate the skills and qualifications of our Board.

	Leadership			Financial		International		Diversity
Director	CEO Experience	CFO Experience	Regulated Industry/ Government	Financial Literacy	Eligible for Audit Committee Qualified Expert	Emerging Markets	Global Operational Experience	Gender	Ethnicity	Geographic
Dinyar S. Devitre	X	X	X	X	X		X	M	X	X
Hikmet Ersek	X		X	X		X	X	M		X
Richard A. Goodman		X		X	X		X	M
Jack M. Greenberg	X	X	X	X	X	X	X	M
Betsy D. Holden	X		X	X			X	F
Linda Fayne Levinson	X		X	X				F
Roberto G. Mendoza			X	X			X	M	X	X
Michael A. Miles, Jr.				X			X	M
Wulf von Schimmelmann	X		X	X			X	M		X
Frances Fragos Townsend			X					F
Solomon D. Trujillo	X		X	X		X	X	M	X	X

13	|	The Western Union Company – Proxy Statement

Proposal 1	PROXY STATEMENT

Proposal 1 Election of Directors

The Board of Directors was previously divided into three classes. At the Company’s 2012 Annual Meeting of Stockholders, the Company’s stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors such that each director standing for election or re-election will be elected to a one-year term beginning with the directors elected at the 2013 Annual Meeting of Stockholders. The terms of office of Mr. Devitre, Mr. Ersek, Mr. Greenberg, Ms. Holden, Ms. Fayne Levinson, Mr. von Schimmelmann, Ms. Fragos Townsend, and Mr. Trujillo expire at the 2014 Annual Meeting of Stockholders. Mr. von Schimmelmann has declined to stand for re-election. Upon the recommendation of the Corporate Governance and Public Policy Committee, the Board of Directors appointed Ms. Fragos Townsend as a director in August 2013, subject to election by the stockholders at the 2014 Annual Meeting. Ms. Fragos Townsend was originally recommended to the Corporate Governance and Public Policy Committee by a search firm. Mr. Devitre, Mr. Ersek, Mr. Greenberg, Ms. Holden, Ms. Fayne Levinson, and Mr. Trujillo have been nominated for re-election, and Ms. Fragos Townsend has been nominated for election, through the 2015 Annual Meeting of Stockholders, or until a successor is elected and qualified. (See the “Board of Directors Information” section of this Proxy Statement for information concerning all directors.) In the case of a vacancy, the Board of Directors may elect another director as a replacement, may leave the vacancy unfilled or may reduce the number of directors.

If re-elected or elected, as applicable, the terms of Mr. Devitre, Mr. Ersek, Mr. Greenberg, Ms. Holden, Ms. Fayne Levinson, Ms. Fragos Townsend, and Mr. Trujillo will expire at the 2015 Annual Meeting of Stockholders. The terms of Mr. Goodman, Mr. Mendoza, and Mr. Miles also expire at the 2015 Annual Meeting of Stockholders. At the 2015 Annual Meeting of Stockholders, and at subsequent Annual Meetings of Stockholders, all directors will be elected on an annual basis for one-year terms.

The Company’s By-Laws require directors to be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Under the Company’s By-Laws, if an incumbent director is not elected, the director will promptly tender his or her resignation to the Board of Directors. The Corporate Governance and Public Policy Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the resignation, taking into account the Corporate Governance and Public Policy Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. If such incumbent director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected or his or her earlier resignation or removal.

Your shares will be voted as you instruct via the telephone or Internet voting procedure described on the Proxy Card or the Notice of Internet Availability of Proxy Materials, or as you specify on your Proxy Card(s) if you elect to vote by mail. If unforeseen circumstances (such as death or disability) require the Board of Directors to substitute another person for any of the director nominees, your shares will be voted for that other person.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RE-ELECT MR. DEVITRE, MR. ERSEK, MR. GREENBERG, MS. HOLDEN, MS. FAYNE LEVINSON AND MR. TRUJILLO, AND TO ELECT MS. FRAGOS TOWNSEND, AS DIRECTORS TO SERVE UNTIL THE 2015 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

The Western Union Company – Proxy Statement	|	14

Corporate Governance	PROXY STATEMENT

Corporate Governance

Summary of Corporate Governance Practices

The Board of Directors believes that strong corporate governance is key to long-term stockholder value creation. Over the years, our Board of Directors has responded to evolving governance standards by enhancing our practices to best serve the interests of the Company’s stockholders, including:

✓	Annual election of directors (approved by stockholders in 2012; phase-in began in 2013).

✓

Proxy access. Our By-Laws permit qualifying stockholders or groups of qualifying stockholders that have each beneficially owned at least 3% of the Company’s Common Stock for three years to nominate up to an aggregate of 20% of the members of the Board and have information and supporting statements regarding those nominees included in the Company’s proxy statement.

✓	Majority vote standard in uncontested elections. Each director must be elected by a majority of votes cast, rather than by a plurality.

✓	Stockholder right to call special meetings.

✓	No stockholder rights plan (“poison pill”).

✓	No supermajority voting provisions in the Company’s organizational documents.

✓	Independent Board, except our Chief Executive Officer. Our Board is comprised of all independent directors, except our Chief Executive Officer.

✓	Independent non-executive chairman. The Chairman of the Board of Directors, Jack Greenberg, is a non-executive independent director.

✓

Independent Board committees. Each of the Audit, Compensation, and Corporate Governance and Public Policy Committees is made up of independent directors, and all voting members of the Compliance Committee are independent. Each standing committee operates under a written charter that has been approved by the Board.

✓

Confidential stockholder voting. The Company’s Corporate Governance Guidelines provide that the vote of any stockholder will not be revealed to anyone other than a non-employee tabulator of votes or an independent election inspector, except as set forth therein.

✓	Committee authority to retain independent advisors. Each of the Audit, Compensation, Compliance, and Corporate Governance and Public Policy Committees has the authority to retain independent advisors.

✓

Robust codes of conduct. The Company is committed to operating its business with honesty and integrity and maintaining the highest level of ethical conduct. These absolute values are embodied in our Code of Conduct and require that every customer, employee, agent and member of the public be treated accordingly. The Company Code of Conduct applies to all employees, but the Company’s senior financial officers are also subject to an additional code of ethics, reflecting the Company’s commitment to maintaining the highest standards of ethical conduct. In addition, the Board of Directors is subject to a Director’s Code of Conduct.

✓

Stock ownership guidelines for senior executives and directors. Significant stock ownership requirements for our senior executives and directors strongly link the interests of management and the Board with those of stockholders.

✓

Prohibition on pledging and hedging of Company stock by senior executives and directors. As noted below in “Compensation of Directors-Prohibition on Pledging and Hedging of the Company’s Securities” and “Compensation Discussion and Analysis-The Western Union Executive Compensation Program-Prohibition on Pledging and Hedging of the Company’s Securities,” the Company’s insider trading policy prohibits the Company’s executive officers and directors from pledging the Company’s securities or engaging in hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities.

✓	Stockholder engagement. The Company regularly engages with its stockholders to better understand their perspectives.

You can learn more about our corporate governance by visiting the “Investor Relations, Corporate Governance” portion of the Company’s website, www.wu.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Mailstop M23IR, Englewood, CO 80112.

15	|	The Western Union Company – Proxy Statement

Corporate Governance	PROXY STATEMENT

Independence of Directors

The Board of Directors has adopted Corporate Governance Guidelines, which contain the standards that the Board of Directors will use to determine whether a director is independent. A director is not independent under these categorical standards if:

  The director is, or has been within the last three years, an employee of Western Union, or an immediate family member of the director is, or has been within the last three years, an executive officer of Western Union.

  The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from Western Union, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  (i) The director is a current partner or employee of a firm that is Western Union’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on Western Union’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on Western Union’s audit within that time.

  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Western Union’s present executive officers at the same time serves or served on that company’s compensation committee.
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Western Union for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

  The director is a current employee, or an immediate family member is a current executive officer, of a company which was indebted to Western Union, or to which Western Union was indebted, where the total amount of either company’s indebtedness to the other, in any of the last three fiscal years, exceeded 5% or more of such other company’s total consolidated assets.

  The director or an immediate family member is a current officer, director, or trustee of a charitable organization where Western Union’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization, in any of the last three fiscal years, exceeded the greater of $1 million or 5% of such charitable organization’s consolidated gross revenues.

The Board has reviewed the independence of the current directors under these standards and the rules of the New York Stock Exchange (the “NYSE”) and found Mr. Devitre, Mr. Goodman, Mr. Greenberg, Ms. Holden, Ms. Fayne Levinson, Mr. Mendoza, Mr. Miles, Mr. von Schimmelmann, Ms. Fragos Townsend and Mr. Trujillo to be independent.

The Western Union Company – Proxy Statement	|	16

Corporate Governance	PROXY STATEMENT

Board Leadership Structure and Role in Risk Oversight

The Board has a non-executive Chairman. This position is independent from management. The Chairman sets the agendas for and presides over the Board meetings as well as meetings of the independent directors. The Chief Executive Officer is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability, and encourages an objective evaluation of management’s performance relative to compensation.

The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company, and management’s process for identifying, prioritizing, and responding to those risks. During these discussions, the Chief Executive Officer, the General Counsel, and the Chief Financial Officer present management’s process for assessment of risks, a description of the most significant risks facing the Company, and any mitigating factors, plans, or policies in place to address and monitor those risks. The Board has also delegated risk oversight authority to its committees.

Consistent with the NYSE listing standards, to which the Company is subject, the Audit Committee bears responsibility for oversight of the Company’s policies with respect to risk assessment and risk management and must discuss with management the major risk exposures facing the Company and the steps the Company has taken to monitor and control such exposures. The Audit Committee is also responsible for the oversight of the Company’s compliance with legal and regulatory requirements, which represent many of the most significant risks the Company faces. During the Audit Committee’s discussion of risk, the Company’s Chief Executive Officer, General Counsel, Chief Financial Officer, Chief Compliance Officer, and Chief Internal Auditor present information and participate in discussions with the Audit Committee regarding risk and risk management.

While the Board committee with primary oversight of risk is the Audit Committee, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, in light of the breadth and number of responsibilities that the Audit Committee must oversee, and the importance of the evaluation and management of risk related to the Company’s compliance programs and policies associated with anti-money laundering laws, including investigations or other matters that may arise in relation to such laws, the Board formed a Compliance Committee to assist the Audit Committee and the Board with oversight of those risks to such Committee in 2013 (this function was previously performed by the Corporate Governance and Public Policy Committee). The Compliance Committee reports regularly on these matters to the Board and Audit Committee and during the Compliance Committee’s meetings, each of the General Counsel and Chief Compliance Officer regularly present to and participate in discussions. In addition, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including an annual review of the Company’s risk assessment of its compensation policies and practices for its employees and the Company’s succession planning process.

17	|	The Western Union Company – Proxy Statement

Corporate Governance	PROXY STATEMENT

Committees of the Board of Directors

The current members of each Board Committee are indicated in the table below.

Corporate
			Governance		Compensation
Director	Audit		& Public Policy		& Benefits		Compliance
Dinyar S. Devitre	X		X	t			X
Hikmet Ersek							X
(non-voting)
Richard A. Goodman	X	t			X
Jack M. Greenberg «							X	t
Betsy D. Holden			X		X	t
Linda Fayne Levinson	X		X
Roberto G. Mendoza	X				X
Michael A. Miles, Jr.	X						X
Wulf von Schimmelmann			X
Frances Fragos Townsend							X
Solomon D. Trujillo					X

«–Chairman of the Board
t–Committee Chair

In February 2014, the Board approved resolutions appointing Ms. Fragos Townsend as Chair of the Compliance Committee in place of Mr. Greenberg, who will cease serving as a member of the Compliance Committee but continue to attend its meetings in his role as Chairman of the Board of Directors. The Board also approved resolutions appointing Ms. Fragos Townsend as a member of the Corporate Governance and Public Policy Committee. These changes are subject to, and will be effective upon the date of, the election by the stockholders of Ms. Fragos Townsend and the re-election by the stockholders of Mr. Greenberg as directors at the 2014 Annual Meeting of Stockholders.

Board and Committee Governing Documents

Each committee operates under a charter approved by the Board. The Company’s Audit Committee Charter, Compensation and Benefits Committee Charter, Corporate Governance and Public Policy Committee Charter, Compliance Committee Charter, and Corporate Governance Guidelines are available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s website, www.wu.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Mailstop M23IR, Englewood, CO 80112.

The Western Union Company – Proxy Statement	|	18

Corporate Governance	PROXY STATEMENT

Audit Committee

Richard A. Goodman Committee Chair

Additional Committee Members: Dinyar S. Devitre, Linda Fayne Levinson, Roberto G. Mendoza and Michael A. Miles, Jr.

Meetings Held in 2013: 11

Primary Responsibilities: Pursuant to its charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

  integrity of the Company’s consolidated financial statements;

  compliance with legal and regulatory requirements;

  independent registered public accounting firm qualifications and independence; and

  performance of the Company’s internal audit function and independent registered public accounting firm.

Independence: Each member of the Audit Committee meets the independence requirements of our Corporate Governance Guidelines, the NYSE and the Exchange Act, and as the Board has determined, has no material relationship with the Company. Each member of the Audit Committee is financially literate, knowledgeable, and qualified to review financial statements. The Board has designated Mr. Goodman and Mr. Devitre as “financial experts” as defined by Item 407(d) of Regulation S-K.

Service on Other Audit Committees: No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Currently, none of the Audit Committee members serve on more than three audit committees (including the Company’s Audit Committee).

19	|	The Western Union Company – Proxy Statement

Corporate Governance	PROXY STATEMENT

Compensation and Benefits Committee

Betsy D. Holden Committee Chair

Additional Committee Members: Richard A. Goodman, Roberto G. Mendoza, and Solomon D. Trujillo

Meetings Held in 2013: 6

Primary Responsibilities: Pursuant to its charter, the Compensation Committee has the authority to administer, interpret, and take any actions it deems appropriate in connection with any incentive compensation or equity-based plans of the Company, any salary or other compensation plans for officers and other key employees of the Company, and any employee benefit or fringe benefit plans, programs or policies of the Company. Among other things, the Compensation Committee is responsible for:

  in consultation with senior management, establishing the Company’s general compensation philosophy, and overseeing the development and implementation of compensation and benefits policies;

  reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluating the performance of the Chief Executive Officer and other executive officers in light thereof, and setting compensation levels and other benefits for the Chief Executive Officer (with the ratification by the independent directors of the Board) and other executive officers based on this evaluation;

  reviewing and making recommendations to the Board regarding severance or similar termination agreements with the Company’s Chief Executive Officer or to any person being considered for promotion or hire into the position of Chief Executive Officer;

  approving grants and/or awards of options, restricted stock, restricted stock units, and other forms of equity-based compensation under the Company’s equity-based plans;

  reviewing with management and preparing an annual report regarding the Company’s Compensation Discussion and Analysis to be included in the Company’s Proxy Statement and Annual Report;

  in consultation with the Chief Executive Officer, reviewing management succession planning;

  reviewing and recommending to the Board of Directors compensation for non-employee directors; and

  periodically reviewing the overall effectiveness of the Company’s principal strategies related to human capital management, recruiting, retention, career development, and diversity.

Independence: Each member of the Compensation Committee meets the definitions of “outside director” under Section 162(m) of the Internal Revenue Code and “non-employee director” under Rule 16b-3 of the Exchange Act. Each member of the Compensation Committee meets the independence requirements of our Corporate Governance Guidelines, the NYSE and the Exchange Act, and as the Board has determined, has no material relationship with the Company.

The Western Union Company – Proxy Statement	|	20

Corporate Governance	PROXY STATEMENT

Compliance Committee

Jack M. Greenberg Committee Chair and Chairman of the Board

Additional Committee Members: Dinyar S. Devitre, Hikmet Ersek (non-voting member), Michael A. Miles, Jr., and Frances Fragos Townsend

Meetings Held in 2013: 8

Primary Responsibilities: Pursuant to its charter, the Compliance Committee assists the Audit Committee and the Board in fulfilling the Board’s oversight responsibility for the Company’s compliance with legal and regulatory requirements. Among other things, the Compliance Committee is responsible for reviewing:

  the Company’s compliance programs and policies relating to anti-money laundering laws, including establishing procedures to be apprised of material investigations or other material matters that may arise in relation to such laws; and

  legal, compliance or other regulatory matters that may have a material effect on the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies.

Independence: Each voting member of the Compliance Committee meets the independence requirements of our Corporate Governance Guidelines, the NYSE and the Exchange Act, and as the Board has determined, has no material relationship with the Company. The Board may appoint non-voting members to the Compliance Committee that are not independent from the Company. The Company’s Chief Executive Officer is currently a non-voting member of the Compliance Committee.

21	|	The Western Union Company – Proxy Statement

Corporate Governance	PROXY STATEMENT

Corporate Governance and Public Policy Committee

Dinyar S. Devitre Committee Chair

Additional Committee Members: Betsy D. Holden, Linda Fayne Levinson, and Wulf von Schimmelmann

Meetings Held in 2013: 9

Primary Responsibilities: Pursuant to its charter, the Corporate Governance and Public Policy Committee is responsible for:

  recommending to the Board of Directors criteria for Board and committee membership;

  considering, in consultation with the Chairman of the Board and the Chief Executive Officer, and recruiting candidates to fill positions on the Board of Directors;

  evaluating current directors for re-nomination to the Board of Directors;

  recommending the director nominees for approval by the Board of Directors and the stockholders;

  recommending to the Board of Directors appointments to committees of the Board of Directors;

  recommending to the Board of Directors corporate governance guidelines, reviewing the corporate governance guidelines at least annually, and recommending modifications to the corporate governance guidelines to the Board of Directors;

  establishing and implementing self-evaluation procedures for the Board of Directors and its committees;

  reviewing stockholder proposals submitted for inclusion in the Company’s Proxy Statement;

  reviewing the Company’s related persons transaction policy, and as necessary, reviewing specific related person transactions; and

  reviewing and advising the Board of Directors regarding matters of public policy and social responsibility that are relevant to the Company or the industries in which the Company operates.

Independence: Each member of the Corporate Governance and Public Policy Committee meets the independence requirements of our Corporate Governance Guidelines, the NYSE and the Exchange Act, and as the Board has determined, has no material relationship with the Company.

The Western Union Company – Proxy Statement	|	22

Corporate Governance	PROXY STATEMENT

Chief Executive Officer Succession Planning

The Company’s Board of Directors has developed a governance framework for Chief Executive Officer succession planning that is intended to provide for a talent-rich leadership organization that can drive the Company’s strategic objectives. Under its governance framework, the Board of Directors:

  Reviews succession planning for the Chief Executive Officer on an annual basis. As part of this process, the Chief Executive Officer reviews the annual performance of each member of the management team with the Board and the Board engages in a discussion with the

  Chief Executive Officer and the Chief Human Resources Officer regarding each team member and the team member’s development;

  Maintains a confidential plan to address any unexpected short-term absence of the Chief Executive Officer and identifies candidates who could act as interim Chief Executive Officer in the event of any such unexpected absence; and

  Ideally three to five years before the retirement of the current Chief Executive Officer, manages the succession process and determines the current Chief Executive Officer’s role in that process.

Communications with the Board of Directors

Any stockholder or other interested party who desires to contact the non-management directors or the other members of the Company’s Board of Directors may do so by writing to: The Western Union Company, Board of Directors, 12500 East Belford Avenue, Mailstop M21A2, Englewood, CO 80112. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chairperson of the Corporate Governance and Public Policy Committee. All communications will be forwarded to the Chairperson of the Corporate Governance and Public Policy Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that director.

Board Attendance at Annual Stockholders’ Meeting

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, it encourages directors to attend.

Nine of our ten members of the Board of Directors serving at the time attended the Company’s 2013 Annual Meeting of Stockholders.

Presiding Director of Non-Management Director Meetings

The non-management directors meet in regularly scheduled executive sessions without management. The Chairman of the Board of Directors, Mr. Greenberg, is the presiding director at these meetings.

Nomination of Directors

The Company’s Board of Directors is responsible for nominating directors for election by the stockholders and filling any vacancies on the Board that may occur. The Corporate Governance and Public Policy Committee is responsible for identifying, screening, and recommending candidates to the Board for Board membership. The

Corporate Governance and Public Policy Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including by any stockholder, director, or officer of the Company.

23	|	The Western Union Company – Proxy Statement

Corporate Governance	PROXY STATEMENT

Director Qualifications

General criteria for the nomination of director candidates include experience, high ethical standards and integrity, skills, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties—all in the context of an assessment of the perceived needs of the Board at that point in time. In exercising its director nomination responsibilities, the Corporate Governance and Public Policy Committee considers diversity in gender, ethnicity, background, and cultural viewpoints when considering director nominees, given the global nature of the Company’s business. However, the Board has not adopted a formal policy governing director diversity. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and by the Corporate Governance and Public Policy Committee as it evaluates and identifies director candidates.

Each director is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a Board or Committee member. The Corporate Governance and Public Policy Committee will consider candidates for election to the Board suggested in writing by a stockholder and will make a recommendation to the Board using the same criteria as it does in evaluating candidates submitted by members of the Board of Directors. If the Company receives such a suggestion, the Company may request additional information from the candidate to assist in its evaluation.

Stockholder Nominees

Stockholders may submit nominations for director candidates by giving notice to the Secretary of the Company at 12500 East Belford Avenue, Mailstop M21A2, Englewood, CO 80112. The requirements for the submission of such stockholder nominations are set forth in Article II of the Company’s By-Laws, which are available on the Company’s website, www.wu.com.

Submission of Stockholder Proposals

Stockholder proposals, including stockholder director nominations, requested to be included in the Company’s Proxy Statement for its 2015 Annual Meeting of Stockholders must be received by the Company not later than December 3, 2014 and comply with the requirements of Rule 14a-8, if applicable, and the Company’s By-laws. Even if a proposal is not submitted in time to be considered for inclusion in the Company’s Proxy Statement for its 2015 Annual Meeting of Stockholders, a proper stockholder proposal or director nomination may still be considered at the Company’s 2015 Annual Meeting of Stockholders, but only if the proposal or nomination is received by the Company no sooner than January 16, 2015 and no later than February 15, 2015 and otherwise complies with the Company’s By-Laws. All proposals or nominations a stockholder wishes to submit at the meeting should be directed to Corporate Secretary, The Western Union Company, 12500 East Belford Avenue, Mailstop M21A2, Englewood, CO 80112.

Code of Ethics

The Company’s Director’s Code of Conduct, Code of Ethics for Senior Financial Officers, Reporting Procedure for Accounting and Auditing Concerns, Professional Conduct Policy for Attorneys, and the Code of Conduct are available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s website, www.wu.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Mailstop M23IR, Englewood, CO 80112. In the event of an amendment to, or a waiver from, the Company’s Code of Ethics for Senior Financial Officers, the Company intends to post such information on its website, www.wu.com.

The Western Union Company – Proxy Statement	|	24

Compensation of Directors	PROXY STATEMENT

Compensation of Directors

The following table provides information regarding the compensation of our outside directors for 2013. Hikmet Ersek, our President and Chief Executive Officer, does not receive additional compensation for his service as a director. Since January 1, 2011, our outside directors have not received an increase in their annual Board retainer or annual equity grant value.

2013 DIRECTOR COMPENSATION

		Stock	Option
	Fees Earned or	Awards	Awards	All Other
	Paid in Cash	($000)	($000)	Compensation	Total
Name	($000)	(2)	(3)	($000)(4)	($000)(5)
Jack M. Greenberg	125.0	175.0	175.0	15.0	490.0
Dinyar S. Devitre	120.0	—	130.0	25.0	275.0
Richard A. Goodman	110.0	65.0	65.0	25.0	265.0
Betsy D. Holden	110.0	130.0	—	28.0	268.0
Linda Fayne Levinson	95.0	130.0	—	25.0	250.0
Roberto G. Mendoza	95.0	65.0	65.0	—	225.0
Michael A. Miles, Jr.	95.0 (1)	130.0	—	25.0	250.0
Wulf von Schimmelmann	85.0	130.0	—	—	215.0
Frances Fragos Townsend(6)	29.3	22.6	22.6	—	74.5
Solomon D. Trujillo	85.0	65.0	65.0	—	215.0

Footnotes:

(1)	Mr. Miles elected to receive his annual retainer fees for 2013 in the form of equity compensation as described below under “-Equity Compensation.”

(2)	The amounts in this column represent the value of stock units granted to each director as annual equity grants. Stock awards consist of fully vested stock units that are settled in shares of Common Stock and may be subject to a deferral election consistent with Internal Revenue Code Section 409A. The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts.

(3)	The amounts in this column represent the value of options granted to each director as annual equity grants. The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts.

(4)	All Other Compensation represents matches under the Company’s gift matching program that the Company made in 2013. Outside directors are eligible to participate in the Company’s gift matching program on the same terms as Western Union’s executive officers and employees. As noted below, contributions made or directed to be made to an eligible organization, up to an aggregate amount of $25,000 per calendar year, will be matched by the Company. Matching contributions to various charities were made in 2013 on behalf of the following directors: Messrs. Devitre, Goodman, Greenberg and Miles and Ms. Holden and Ms. Fayne Levinson. Contributions up to $100,000 per calendar year that a director makes to The Western Union Foundation without designating a recipient organization will be matched by the Company $2 for $1 contributed. In 2013, a match of $3,000 was made by the Company to The Western Union Foundation on behalf of Ms. Holden.

25	|	The Western Union Company – Proxy Statement

Compensation of Directors	PROXY STATEMENT

(5)	As of December 31, 2013, each individual who served as an outside director during 2013 had outstanding the following number of stock units and options:

Name	Stock Units	Options
Jack M. Greenberg	23,555	396,079	(A)
Dinyar S. Devitre	21,365	149,196
Richard A. Goodman	11,948	20,441
Betsy D. Holden	44,545	53,980
Linda Fayne Levinson	37,756	143,253
Roberto G. Mendoza	30,566	135,636
Michael A. Miles, Jr.	71,216	53,980
Wulf von Schimmelmann	32,785	26,789
Frances Fragos Townsend	1,282	5,503
Solomon D. Trujillo	8,174	20,441

(A)	Includes 138,701 options received pursuant to a conversion of First Data option awards to Western Union option awards.

(6)	Ms. Fragos Townsend was appointed to the Board, effective August 27, 2013. Ms. Fragos Townsend’s 2013 director compensation was prorated based on her period of service as a non-employee director during 2013.

Cash Compensation

In 2013, each outside director (other than our Non-Executive Chairman) received the following cash compensation for service on our Board and committees of our Board:

  an annual Board retainer fee of $85,000; and

  an annual committee chair retainer fee of $25,000 for the chairperson of each of the Audit Committee, the Compensation Committee, and the Corporate Governance and Public Policy Committee of our Board, and a $10,000 committee member retainer fee for each other member of the Audit Committee of our Board.

Equity Compensation

The 2013 outside director equity awards were granted pursuant to our 2006 Non-Employee Director Equity Compensation Plan and the Long-Term Incentive Plan. All director equity awards will be settled in shares of Common Stock. The purpose of these awards is to advance the interest of Western Union and its stockholders by encouraging increased stock ownership by our outside directors and by helping the Company attract, motivate, and retain highly qualified outside directors.

Each outside director, except for our non-United States resident director, has the option of electing to receive such director’s annual retainer fees described above in the form of (a) all cash, (b) a combination of cash, fully vested stock options, and fully vested stock units, (c) all fully vested stock options, (d) all fully vested stock units, (e) a combination of 75% fully vested stock options and 25% fully vested stock units, (f) a combination of 50% fully vested stock options and 50% fully vested stock units, or (g) a combination of 75% fully vested stock units and 25% fully vested stock options. Each outside director may also elect to receive such director’s annual equity grant in the form of any of the above alternatives, other than alternatives that include cash.

Each outside director (other than our Non-Executive Chairman) is eligible to receive an annual equity grant with a value of $130,000 for service on our Board and committees of our Board.

Compensation of Our Non-Executive Chairman

Our Non-Executive Chairman receives the following compensation in lieu of the compensation described above for our other outside directors:

  an annual retainer fee of $125,000; and

  an annual equity grant with a value of $350,000.

The Western Union Company – Proxy Statement	|	26

Compensation of Directors	PROXY STATEMENT

Our Non-Executive Chairman has the option to receive his annual retainer fee in the forms discussed above under “-Equity Compensation.”

Charitable Contributions

Outside directors may participate in the Company’s gift matching program on the same terms as Western Union’s executive officers and employees. Under this program, contributions up to $100,000 per calendar year that the director makes to the Western Union Foundation (the “Foundation”) without designating a recipient organization will be matched by the Company $2 for every $1 contributed. Contributions made or directed to be made to an eligible organization, as defined in the program, up to an aggregate amount of $25,000 per calendar year will be equally matched by the Company through the Foundation.

Reimbursements

Directors are reimbursed for their expenses incurred in attending Board, committee and stockholder meetings, including those for travel, meals, and lodging.

Indemnification Agreements

Each outside director has entered into a Director Indemnification Agreement with the Company to clarify indemnification procedures. Consistent with the indemnification rights already provided to directors of the Company in the Company’s Amended and Restated Certificate of Incorporation, each agreement provides that the Company will indemnify and hold harmless each outside director to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation may indemnify its directors.

Equity Ownership Guidelines

Each outside director is expected to maintain an equity investment in Western Union equal to five times his or her annual cash retainer, which must be achieved within five years of the director’s initial election to the Board. The holdings that generally may be counted toward achieving the equity investment guidelines include outstanding stock awards or units, shares obtained through stock option exercise, shares owned jointly with or separately by the director’s spouse, shares purchased on the open market and outstanding stock options received in lieu of cash retainer fees. As of March 20, 2014, all outside directors have met or, within the applicable period, are expected to meet, these equity ownership guidelines.

Prohibition on Pledging and Hedging of the Company’s Securities

The Company’s Insider Trading Policy prohibits the Company’s directors from pledging the Company’s securities or engaging in hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities.

27	|	The Western Union Company – Proxy Statement

Report of the Audit Committee	PROXY STATEMENT

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing an opinion as to whether they present fairly, in all material respects, the Company’s consolidated financial position, results of operations, and cash flows in conformity with United States generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2013 Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, the matters required to be discussed under Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (United States). The Auditing Standard No. 16 communications include, among other items, matters relating to the conduct of an audit of the Company’s consolidated financial statements under the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has received the written disclosures from Ernst & Young LLP required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” regarding Ernst & Young LLP’s independence, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Ernst & Young LLP their independence from the Company.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee

Richard A. Goodman (Chairperson)
Dinyar S. Devitre
Linda Fayne Levinson
Roberto G. Mendoza
Michael A. Miles, Jr.

The Western Union Company – Proxy Statement	|	28

Compensation and Benefits Committee Report	PROXY STATEMENT

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and its Annual Report on Form 10-K.

Compensation and Benefits Committee

Betsy D. Holden (Chairperson)
Richard A. Goodman
Roberto G. Mendoza
Solomon D. Trujillo

29	|	The Western Union Company – Proxy Statement

Compensation Discussion and Analysis	PROXY STATEMENT

Compensation Discussion and Analysis

Executive Summary

Business Overview

The Western Union Company provides people and businesses with fast, reliable, and convenient ways to send money and make payments around the world. Western Union offers its services in more than 200 countries and territories. Our business is complex: our regulatory environment is disparate and developing; our consumers are different from those addressed by traditional financial services firms; and our agent and client relationships are numerous and varied. Managing these complexities is at the center of Western Union’s success, and our leadership must be capable of supporting our Company’s goals amid this complexity.

In late 2012, the Company began implementing pricing and other strategic investments designed to position the Company for future growth, and which were expected to, and did, have a negative impact on 2013 financial performance. The Company’s 2013 financial results were also impacted by increased compliance-related expenses.

Selected 2013 results are as follows:

  TSR of 30.6% compared to -23.5% in 2012;

  Revenue of $5.5 billion, down 2% from 2012;

  Operating income of $1.1 billion, down 17% from 2012;

  Operating income margin of 20.0%, compared to 23.5% in 2012; and

  Cash flow from operations of $1.1 billion, down 8% from 2012.

Please see our 2013 Annual Report on Form 10-K for more information regarding our performance.

The Company’s 2013 strategies were focused on strengthening our consumer money transfer business, increasing customers and usage in our business-to-business payments business, and generating and deploying strong cash flow for our stockholders. The performance goals and objectives under our Annual Incentive Plan were designed to support these strategies and the Compensation Committee adjusted the performance targets from the levels set in 2012 to reflect the Company’s expected 2013 financial performance. See pages 44-47 for more details regarding these targets.

In evaluating the 2013 results and compensation decisions, the Compensation Committee considered that the Company’s named executive officers substantially met key objectives in support of the 2013 strategies and that the 2013 strategic investments produced the following positive results:

  Consumer-to-consumer transaction growth increased to 5%, compared to 2% growth in 2012, with growth accelerating in the second half of the year;

  Continued investments also helped deliver 25% revenue growth in electronic channels;

  Execution of key strategies contributed to a 7% increase in business-to-business revenue; and

  The Company generated $1.1 billion of cash flow from operating activities, with over $670 million returned to stockholders through dividends and stock repurchases.

The Western Union Company – Proxy Statement	|	30

Compensation Discussion and Analysis	PROXY STATEMENT

Recent Compensation Actions

For 2013, many of the compensation decisions were designed to further align the program with the Company’s mid- and long-term operating plans, increase participant accountability, and drive motivation and retention beyond 2013. These decisions included:

  No Executive Base Salary Increases for 2013 or 2014: There was no change in our named executive officers’ base salary levels for 2013 or 2014 from levels effective March 2012.

  No 2012 Chief Executive Officer Bonus: Based on 2012 Company performance, our Chief Executive Officer did not receive a bonus in 2013.

  2013 Annual Incentive Includes Restricted Stock Unit Component: In 2013, we modified the Company’s Annual Incentive Plan design to include individual and/or business unit performance objectives, and a restricted stock unit award to be granted based on the achievement of strategic objectives and a threshold operating income goal to further focus participants on the long-term performance of the Company.

  2013 Long-Term Incentive Includes TSR Modifier: We modified the Long-Term Incentive Plan design to include 2013 and 2014 financial performance metrics, while still maintaining a longer-term perspective in the program with a TSR payout modifier.

  Realizable Compensation Lower than Reported Compensation: Our named executive officers’ realizable compensation has been lower than the compensation disclosed in our Summary Compensation Table for fiscal years 2011 to 2013. See the “2013 Realizable Compensation Table” on page 42.

Chief Executive Officer Compensation

For 2013 performance, Mr. Ersek received a cash payout under the 2013 Annual Incentive Plan of 84% of target, as compared to no payout for 2012 performance. Because he is the leader of the Company, the Compensation Committee based Mr. Ersek’s cash opportunity under the Annual Incentive Plan entirely on the achievement of corporate financial goals, as measured by total revenue and operating income. In 2013, the Compensation Committee adjusted the performance targets associated with these performance measures from the levels set in 2012 to reflect that many of the strategic actions implemented by the Company beginning in late 2012 were designed to position the Company for future growth, and were expected to have a negative impact on 2013 financial performance. The Company achieved revenue and operating income at 99.5% and 100.1% of target, respectively, for an overall cash payout achievement level of 84%.

Also, under the 2013 Annual Incentive Plan, Mr. Ersek had an opportunity to receive a restricted stock unit award for various levels of achievement of strategic performance objectives. Achievement of the Company’s internal operating plan for these strategic objectives would result in a restricted stock unit payout equal to 25% of target and maximum achievement would result in a payout equal to 75% of target. Mr. Ersek substantially met key objectives in support of the Company’s 2013 strategic objectives, as demonstrated by consumer-to-consumer transaction growth, revenue growth in electronic channels, and growth in business-to-business revenue described under “-Executive Summary – Business Overview” above, and under “-The Western Union Executive Compensation Program – Annual Incentive Compensation,” below. Accordingly, the committee certified a restricted stock unit award payout under the 2013 Annual Incentive Plan of 17% of target, based on the Company’s achievement of its strategic performance goals (versus a payout of 25% of target that would have been paid had the Company achieved its internal plan for its strategic performance goals).

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Compensation Discussion and Analysis	PROXY STATEMENT

The following chart demonstrates that variable, performance-based pay elements comprised approximately 88% of the targeted 2013 annual compensation for Mr. Ersek (consisting of target payout opportunity under the Annual Incentive Plan and stock option and performance-based restricted stock unit components under the Long-Term Incentive Plan). Pay is based on the annual base salary and target incentive opportunities applicable to Mr. Ersek as of December 31, 2013.

Since a significant portion of Mr. Ersek’s compensation is both performance-based and “at risk,” we are providing the following supplemental graph to demonstrate the difference between the compensation granted to Mr. Ersek as required to be reported by the SEC rules in the 2013 Summary Compensation Table, and the compensation “realizable” by him for 2011 to 2013. For each of the years reported, the compensation “realizable” by Mr. Ersek is lower than the amount required to be reported by the SEC in the Summary Compensation Table.

(1)	This graph and the total realizable compensation reported in this graph provides supplemental information regarding the compensation paid to Mr. Ersek and should not be viewed as a substitute for the 2013 Summary Compensation Table.

(2)	As reported in the Total column of the 2013 Summary Compensation Table.

(3)	Amounts reported in the calculation of total realizable compensation include (a) annualized base salary, (b) actual bonus payments made to Mr. Ersek in each of the years shown under the Company’s Annual Incentive Plan, (c) the value realized from the exercise of stock options and for unexercised stock options, the difference between the exercise price and the closing stock price on December 31, 2013, each reported in the year granted, (d) the value realized upon vesting of restricted stock units or performance-based restricted stock units and the value of unvested restricted stock units or performance-based restricted stock unit awards based on the closing stock price on December 31, 2013, each reported in the year granted, and (e) amounts reported in the All Other Compensation Table for the respective years.

The Western Union Company – Proxy Statement	|	32

Compensation Discussion and Analysis	PROXY STATEMENT

Executive Compensation Framework

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation and benefits programs to evaluate whether they support the Company’s compensation philosophy and objectives, as described in “-Establishing and Evaluating Executive Compensation-Our Executive Compensation Philosophy and Objectives” below, and serve the interests of our stockholders. The Company’s practices include the following, each of which reinforces our executive compensation philosophy and objectives:

What We Do:

✓	Pay-for-performance. A significant percentage of targeted annual compensation is delivered in the form of variable compensation that is connected to actual performance. For 2013, variable compensation comprised approximately 88% of the targeted annual compensation for the Chief Executive Officer and, on average, 78% of the targeted annual compensation for the other named executive officers.

✓

Linkage between performance measures and strategic objectives. Performance measures for incentive compensation are linked to both strategic and operating objectives designed to create long-term stockholder value and to hold executives accountable for their individual performance and the performance of the Company.

✓

Emphasis on future pay opportunity vs. current pay. In 2013, all of the long-term incentive awards delivered to our named executive officers were in the form of equity-based compensation and the Annual Incentive Plan included a restricted stock unit component to be delivered if the Company achieved 2013 strategic objectives.

✓	Outside compensation consultant. The Compensation Committee retains its own compensation consultant to review the Company’s executive compensation program and practices.

✓	“Double trigger” in the event of a change-in-control. In the event of a change-in-control, severance benefits are payable only upon a “double trigger.”

✓	Maximum payout caps for annual cash incentive compensation and performance-based restricted stock unit awards.

✓

“Clawback” Policy. The Company may recover incentive compensation paid to an executive officer that was calculated based upon any financial result or performance metric impacted by fraud or misconduct of the executive officer.

✓

Robust stock ownership guidelines. Executives are required to hold stock equal to a multiple of five times salary for our Chief Executive Officer and two times salary for each other named executive officer. Fifty percent of after-tax shares received as equity compensation must be retained until an executive meets the stock ownership guideline.

What We Don’t Do:

✗	No change-in-control tax gross ups. We do not provide change-in-control tax gross ups to individuals promoted or hired as executive officers after April 2009.

✗

No repricing or buyout of underwater stock options. None of our equity plans permit the repricing or buyout of underwater stock options or stock appreciation rights, except in connection with certain corporate transactions involving the Company.

✗	Prohibition against employee and director pledging and hedging of Company securities.

✗	No dividends or dividend equivalents accrued or paid on performance-based restricted stock unit awards or time-based restricted stock unit awards.

33	|	The Western Union Company – Proxy Statement

Compensation Discussion and Analysis	PROXY STATEMENT

2013 Say On Pay Vote

As noted above, in its compensation review process, the committee considers whether the Company’s executive compensation and benefits program serves the interests of the Company’s stockholders. In that respect, as part of its on-going review of the Company’s executive compensation program, the Compensation Committee considered the approval by more than 97% of the votes cast for the Company’s “say on pay” vote at the Company’s 2013 Annual Meeting of Stockholders. The committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2013 “say on pay” vote.

Stockholder Engagement

In early 2014, the committee chair and certain members of management held discussions regarding executive compensation matters with stockholders who collectively held over 25% of the Company’s outstanding Common Stock as of December 31, 2013. The committee and management found the discussions to be very helpful in their ongoing evaluation of the Company’s executive compensation program, and intend to continue to obtain this feedback in the future.

2014 Plan Design

As part of its ongoing review of the executive compensation program during 2013, and based on input from the Compensation Committee’s compensation consultant and the stockholder feedback described above, the Compensation Committee determined that several compensation program elements would be implemented in 2014 in order to further enhance the Company’s pay-for-performance philosophy and further align the interests of executives with those of our stockholders. Accordingly, in February 2014, the Compensation Committee approved such elements including the following:

  Created Standalone TSR Performance-Based Restricted Stock Units: We replaced the TSR modifier from our 2013 Long-Term Incentive Plan design with a standalone relative TSR metric in order to enhance focus on stockholder returns. These performance-based restricted stock units require the Company to achieve 60th percentile relative TSR performance versus the S&P 500 Index over a three-year performance period in order to earn target payout, with 30th percentile relative TSR performance resulting in threshold payout and 90th percentile relative TSR resulting in maximum payout.

  Increased Performance Period for Performance-Based Restricted Stock Units: We increased the performance period of our financial performance-based restricted stock units so that they will be subject to a three-year total performance period, versus the two-year performance period used in prior years.

  Diversified Long-Term Incentive Plan Mix and Increased Weighting of At-Risk Awards: We increased the percentage of our annual equity grants that has vesting provisions that are strictly performance-based and are at-risk. For 2014, awards under the Long-Term Incentive Plan will consist of 80% performance-based restricted stock units (60% financial performance-based restricted stock units (incorporating both revenue growth and profit) and 20% TSR performance-based restricted stock units) and 20% stock options, as compared to 67% performance-based restricted stock units and 33% stock options in 2013.

  Established Goals Exceeding Performance During Prior Three Years: The financial performance target objectives for the 2014 compensation program are set at constant currency growth rates that are higher than the Company’s average annual constant currency results achieved over 2011 through 2013. The 2014 Annual Incentive Plan financial performance target objectives are also set higher than the constant currency financial performance target objectives and actual results under the 2013 Annual Incentive Plan. (Target objectives are not projections of future performance.) For the 2014 Annual Incentive Plan, performance at 184% of the target revenue growth rate and at 200% of the target operating income growth rate is required for a maximum payout equal to 150% of the target award. Further, the Company’s relative TSR performance rank versus the S&P 500 Index over a 2014-2016 performance period that is required to earn a target payout under the terms of the 2014 TSR performance-based restricted stock units is higher than the Company’s annual relative TSR performance versus the S&P 500 Index in each of 2011, 2012, and 2013.

The Western Union Company – Proxy Statement	|	34

Compensation Discussion and Analysis	PROXY STATEMENT

We believe these elements further align the executive compensation program with evolving executive compensation practices, market trends, and investor preferences, and will support the Company’s future growth and strategic plans.

The Compensation Committee has approved the compensation amounts and award targets described below in “-Compensation of Our Named Executive Officers – 2014 Compensation.”

Other Corporate Governance Practices

The Board of Directors believes that strong corporate governance is key to long-term stockholder value creation. Please see “Corporate Governance-Summary of Corporate Governance Practices” above for a summary of the Company’s corporate governance practices. Highlights include:

Governance Highlights

✓	Annual Election of Directors (approved by stockholders in 2012; phase-in began in 2013)
✓	Proxy Access
✓	Majority Vote in Standard Uncontested Elections
✓	Stockholder Right to Call Special Meetings
✓	No Stockholder Rights Plan (“Poison Pill”)
✓	No Supermajority Voting Provisions in the Company’s Organizational Documents
✓	Independent Board, except our Chief Executive Officer
✓	Independent Non-Executive Chairman
✓	Independent Board Committees
✓	Confidential Stockholder Voting
✓	Committee Authority to Retain Independent Advisors
✓	Robust Codes of Conduct
✓	Stock Ownership Guidelines for Senior Executives and Directors
✓	Prohibition on Pledging and Hedging of Company Stock by Senior Executives and Directors
✓	Stockholder Engagement

Establishing and Evaluating Executive Compensation

Introduction

This Compensation Discussion and Analysis describes how the Board’s Compensation Committee determined 2013 executive compensation, the elements of our executive compensation program and the compensation of each of our named executive officers. The information provided should be read together with the information presented in the “Executive Compensation” section of this Proxy Statement. For 2013, the named executive officers were:

  Hikmet Ersek, President and Chief Executive Officer (September 2010 to present)

  Scott T. Scheirman, Executive Vice President, Chief Financial Officer (September 2006 through December 2013)

  Rajesh K. Agrawal, Executive Vice President and Interim Chief Financial Officer (January 2014 to present), Executive Vice President (November 2011 through December 2013) and President, Western Union Business Solutions (August 2011 through December 2013)

  J. David Thompson, Executive Vice President, Global Operations (November 2012 to present) and Chief Information Officer (April 2012 to present)

  John R. Dye, Executive Vice President, General Counsel and Secretary (November 2011 to present)

35	|	The Western Union Company – Proxy Statement

Compensation Discussion and Analysis	PROXY STATEMENT

Our Executive Compensation Philosophy
and Objectives

The Compensation Committee believes the Company’s executive compensation program should reward actions and behaviors that build a foundation for the long-term strength and performance of the Company, while also rewarding the achievement of short-term performance goals. To ensure that the Company’s incentive compensation program is aligned with the Company’s overall executive compensation philosophy and objectives, the Compensation Committee has adopted the key principles identified in the table below.

Objectives	Corresponding Principles
Align executive goals with stockholder interests

  Structure metrics, goal-setting and incentive payouts to result in enterprise value creation.

  Share a reasonable portion of the Company’s financial results with employees, both on upside and downside performance.

Hold executives accountable and reward them for results	Establish sufficient linkage between incentive payouts and individual and business unit performance.
Attract, retain, and motivate outstanding executive talent	Set performance goals and operating plan to retain and motivate leadership to achieve superior results.

The Board of Directors and the Compensation Committee

The Board of Directors oversees the goals and objectives of the Company and of the Chief Executive Officer, evaluates succession planning with respect to the Chief Executive Officer and evaluates the Chief Executive Officer’s performance. The Compensation Committee supports the Board by establishing the Company’s general compensation philosophies and overseeing the development and implementation of the Company’s compensation and benefits policies. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, sets the compensation levels of each of the Executive Vice Presidents and approves the compensation of the Chief Executive Officer, with the ratification by the independent directors of the Board. The Compensation Committee’s responsibilities under its charter are further described in the “Corporate Governance” section of this Proxy Statement. While not members of the Compensation Committee, the Chairman of the Board and the Chief Executive Officer attended all but one of the meetings of the Compensation Committee in 2013 to contribute to and understand the committee’s oversight of and decisions relating to executive compensation. The Chief Executive Officer did not attend portions of the meetings relating to his compensation. The Compensation Committee regularly conducts executive sessions without management present.

The committee also engages in an ongoing dialog with the Chief Executive Officer and the Compensation Committee’s compensation consultant in the evaluation and establishment of the elements of our executive compensation program. The committee also received input from the Chief Human Resources Officer in making executive compensation decisions.

Compensation Consultants

Frederic W. Cook & Co., Inc. (the “Compensation Consultant”) provides executive and director compensation consulting services to the Compensation Committee. The Compensation Consultant is retained by and reports to the Compensation Committee and participates in the committee meetings. The Compensation Consultant informs the committee on market trends, as well as regulatory issues and developments and how they may impact the Company’s executive compensation programs. The Compensation Consultant also:

  Participates in the design of executive compensation programs to help the committee evaluate the linkage between pay and performance;

  Reviews market data and advises the committee regarding the compensation of the Company’s executive officers;

  Reviews and advises the committee regarding director compensation; and

The Western Union Company – Proxy Statement	|	36

Compensation Discussion and Analysis	PROXY STATEMENT

  Performs an annual risk assessment of the Company’s compensation programs, as described in the “Executive Compensation-Risk Management and Compensation” section of this Proxy Statement.

The Compensation Consultant does not provide any other services to the Company. The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to the NYSE rules and the Company concluded that the Compensation Consultant’s work for the Compensation Committee did not raise any conflict of interest.

During 2013, the Company also retained the services of Towers Watson to assist the Company in evaluating the Company’s annual and long-term incentive programs. Specifically, Towers Watson was instructed to review the incentive design to assist the Company in developing a program that would increase the executives’ focus on growth, strategic business drivers and individual accountability. The Compensation Committee evaluated the findings of Towers Watson in its review of the 2013 incentive program design. The Compensation Committee has assessed the independence of Towers Watson pursuant to the NYSE rules and the Company concluded that Towers Watson’s work did not raise any conflict of interest.

Setting 2013 Compensation

In late 2012, the Compensation Committee, working with the Compensation Consultant and the Chief Executive Officer, engaged in a detailed review of the Company’s executive compensation programs to evaluate whether the design and levels of each compensation element were:

  Appropriate to support the Company’s strategic performance objectives;

  Consistent with the philosophy and objectives described under “-Our Executive Compensation Philosophy and Objectives” above; and

  Reasonable when compared to market pay practices (see “-Market Comparison” below).

Specifically in evaluating the 2013 design of the Company’s executive compensation programs, the Compensation Committee considered that many of the strategic actions implemented by the Company in 2013 were designed to position the Company for future growth, and were expected to have a negative impact on 2013 financial performance. For 2013, a number of changes were made to the Company’s executive compensation program to further align the program with the Company’s mid- and long-term operating plans, increase participant accountability, and drive motivation and retention beyond 2013. These changes included:

  Modifying the Company’s Annual Incentive Plan design to include individual and/or business unit performance objectives;

  Adding a restricted stock unit award to the Annual Incentive Plan to be granted based on the achievement of strategic objectives and a threshold operating income goal; and

  Modifying the Long-Term Incentive Plan design to include 2013 and 2014 financial performance metrics while still maintaining a longer-term perspective in the program with a TSR payout modifier.

In early 2013, Mr. Ersek presented to the Compensation Committee his evaluation of each of the then serving Executive Vice Presidents and the level of his or her salary, annual bonus targets under the Annual Incentive Plan, and long-term incentive award targets under the Long-Term Incentive Plan. Mr. Ersek based his assessments on each executive’s performance and relative contributions to the Company’s success, the performance of the executive’s respective business unit or functional area, employee retention considerations, compensation history and internal equity. Mr. Ersek also reviewed with the committee tally sheets that presented comprehensive historical and current compensation data for each of the Company’s executive officers. Please see “-Use of Tally Sheets” below for a description of this tool. The Compensation Consultant participated in the committee meetings to provide peer group and market data regarding executive compensation. Please see “-Market Comparison” for a discussion of the use of peer group and market data.

In early 2013, Mr. Ersek also submitted a self-evaluation to the Compensation Committee. The committee shared Mr. Ersek’s goals for the year and his self-evaluation with the independent members of the Board of Directors, who then evaluated Mr. Ersek’s performance in 2012 based on his actual performance versus such goals. In setting Mr. Ersek’s compensation, the committee considered this

37	|	The Western Union Company – Proxy Statement

Compensation Discussion and Analysis	PROXY STATEMENT

evaluation, market data regarding chief executive officer compensation levels provided by the Compensation Consultant, and a tally sheet of Mr. Ersek’s historical and current compensation data. No member of management, including Mr. Ersek, made any recommendations regarding Mr. Ersek’s compensation or participated in the portions of the Compensation Committee meeting or in the meeting of the independent directors of the Board during which Mr. Ersek’s compensation was determined and ratified.

Market Comparison

For 2013, the Compensation Committee considered market pay practices when setting executive compensation, but did not target the specific compensation elements or total compensation against the market data. Instead, the committee used market data to assess the overall competitiveness and reasonableness of the Company’s executive compensation program. In evaluating 2013 market data, the committee considered both peer group proxy data and compensation survey data, but did not assign a specific weight to either data source. While the Compensation Committee considers relevant market pay practices when setting executive compensation, it does not believe it appropriate to establish compensation levels based only on market practices. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels. The factors that influence the amount of compensation awarded include market competition for a particular position, an individual’s experience and past performance inside or outside the Company, compensation history, role and responsibilities within the Company, tenure with the Company and associated institutional knowledge, long-term potential with the Company, contributions derived from creative and innovative thinking and leadership, money transfer or financial services industry expertise, past and future performance objectives and value of the position within the Company.

The Compensation Committee believes that the Company’s peer group should reflect the markets in which the Company competes for business, executive talent and capital. Accordingly, the Company’s peer group includes companies meeting either of the following criteria:

  Global brands providing virtual products or services; or

  Companies involved with payment and processing services.

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Compensation Discussion and Analysis	PROXY STATEMENT

The peer group used for evaluating 2013 compensation decisions consisted of the companies below, which is the same peer group used for evaluating 2012 compensation decisions. The Compensation Consultant compiled compensation information from the peer group based on the publicly filed documents of each member of the peer group.

		2012		Market
	2012	Operating		Capitalization
	Revenues	Income	Employees	(in Millions)
	(in Millions)	(in Millions)	(as of 12/31/12)	(as of 12/31/12)
Ameriprise Financial	$10,263	$1,585	12,235	$12,991
Automatic Data Processing	$10,920	$1,977	57,000	$27,638
Charles Schwab	$4,979	$1,485	13,800	$18,310
CME Group	$2,953	$1,752	2,600	$16,893
Comerica	$2,681	$1,088	8,967	$5,806
Discover Financial Services	$8,984	$4,239	13,009	$19,459
eBay	$14,072	$2,919	31,500	$65,991
Fidelity National Information Services	$5,808	$1,079	35,000	$10,206
Fiserv	$4,458	$1,069	20,000	$10,574
Global Payments	$2,309	$409	3,796	$3,573
Intuit	$4,223	$1,110	8,500	$17,622
MasterCard	$7,391	$3,957	7,500	$61,171
MoneyGram	$1,341	$176	2,490	$769
NASDAQ OMX	$3,108	$730	2,506	$4,128
Northern Trust	$4,194	$2,063	14,200	$12,028
State Street	$10,125	$4,774	29,660	$22,040
Total Systems Services	$1,871	$359	8,600	$4,002
Visa	$10,720	$6,424	8,500	$101,414
75th Percentile	$8,984	$2,063	14,200	$19,459
Median	$4,719	$1,535	10,601	$14,942
25th Percentile	$2,953	$1,069	7,500	$5,806
Western Union	$5,665	$1,330	9,000	$7,786

All data was compiled by the Compensation Consultant who obtained peer company financial market intelligence from Capital IQ Compustat. The data generally represents revenue and operating income for the most recent four quarters available to the Compensation Consultant at the time the Compensation Consultant compiled the data in January 2013. Other than for the Company, operating income may reflect measures not in conformity with Generally Accepted Accounting Principles.

In October 2013, the Compensation Consultant was asked to re-evaluate the Company’s peer group with respect to revenue, operating income, number of employees, market capitalization, and other factors. Based on this review of the members of the peer group in December 2013, the committee approved the deletion from the peer group of Visa and MasterCard, primarily due to the size of their revenue, operating income and market capitalization in relation to the Company. The revised peer group will be used for evaluating 2014 compensation decisions.

The Compensation Committee also uses general industry compensation survey data in evaluating executive pay. Survey data relies upon responses from participating companies to survey questions, which are compiled and sorted by the surveyor based on various factors, such as the period covered, the location of the company, and the positions under review. Survey data provides insight into positions that may not generally be reported in proxy statements and information about the compensation of executives of non-public companies.

39	|	The Western Union Company – Proxy Statement

Compensation Discussion and Analysis	PROXY STATEMENT

In some instances, survey data is a useful complement to the peer group proxy data. To assist the committee in its review of the general industry compensation survey data, the Compensation Consultant extracts compensation information from the surveys with respect to companies with annual revenues ranging from $3 billion to $10 billion. For the 2013 compensation review, the Compensation Consultant compiled compensation data from the following general industry compensation surveys: 2012 U.S. Mercer Benchmark Database-Executive (which included data from 21 companies with annual revenues between $5 billion and $10 billion); Equilar Top 25 (which included custom data from 14 of the companies in the Company’s peer group described above: Ameriprise Financial, Automatic Data Processing, Charles Schwab, CME Group, Discover Financial Services, eBay, Fidelity National Information Services, Global Payments, MasterCard, MoneyGram, NASDAQ OMX, State Street, Total Systems Services, and Visa); 2012 Hewitt Total

Compensation Measurement Database (which included data from 50 companies with annual revenues between $5 billion and $10 billion); and 2012 Towers Watson U.S. Compensation Data Bank General Industry Executive Database (which included data from 102 companies with annual revenues between $3 billion and $6 billion).

Use of Tally Sheets

The Compensation Committee reviews tally sheets that present comprehensive data on the total compensation package for each of the Company’s executives. These tally sheets include historical and current compensation data, valuations of future equity vesting, value of option exercises in the past five years as well as analyses for hypothetical terminations and retirements to allow the Compensation Committee to consider the Company’s obligations under such circumstances. The tally sheets provide context for the committee in determining the elements and amounts of compensation paid.

The Western Union Executive Compensation Program

Pay-For-Performance

The principal components of the 2013 executive compensation program were annual base salary, annual incentives in the form of cash and restricted stock unit awards, and long-term incentive awards in the form of stock options and performance-based restricted stock units. The Compensation Committee designed the 2013 executive compensation program so that performance-based pay elements (cash and restricted stock unit components under the Annual Incentive Plan and stock option and performance-based restricted stock unit components under the Long-Term Incentive

Plan) constituted a significant portion of the executive compensation awarded, determined at target levels. The following charts demonstrate that these variable pay elements comprised approximately 88% of the targeted annual compensation for the Chief Executive Officer and, on average, 78% of the targeted annual compensation for the other named executive officers. For purposes of these charts, the percentage of targeted annual compensation was determined based on the annual base salary and target incentive opportunities applicable to the named executive officer as of December 31, 2013.

The Western Union Company – Proxy Statement	|	40

Compensation Discussion and Analysis	PROXY STATEMENT

Since a significant portion of the compensation of our named executive officers is both performance-based and “at risk,” we are providing the following supplemental table to demonstrate the difference between the compensation granted to our named executive officers, as required to be reported by SEC rules in the 2013 Summary Compensation Table, and the compensation “realizable” by such named executive officers for the 2011 to 2013 fiscal years. While the manner for reporting equity compensation as “realizable” compensation differs from the SEC rules relating to the reporting of compensation in the 2013 Summary Compensation Table, we believe this table serves as a useful supplement to the 2013 Summary Compensation Table. The 2013 Realizable Compensation Table and the total realizable compensation reported in the table provides supplemental information regarding the compensation paid to the named executive officers and should not be viewed as a substitute for the 2013 Summary Compensation Table.

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Compensation Discussion and Analysis	PROXY STATEMENT

2013 REALIZABLE COMPENSATION TABLE

		Proxy Reported	Total Realizable	Realizable
		Compensation	Compensation	as a % of
Name	Year	($000)(1)	($000)(2)	Reported
Hikmet Ersek	2013	8,757.5	7,843.1	90%
	2012	6,992.2	1,758.0	25%
	2011	7,872.4	4,928.4	63%
Scott T. Scheirman	2013	3,034.3	2,656.4	88%
	2012	2,463.2	981.9	40%
	2011	3,130.8	2,139.6	68%
Rajesh K. Agrawal	2013	3,360.5	3,156.1	94%
	2012	2,706.2	1,605.8	59%
	2011	1,667.8	1,459.2	87%
J. David Thompson	2013	2,233.9	2,040.1	91%
	2012	3,426.5	2,566.2	75%
	2011	N/A	N/A	N/A
John R. Dye	2013	2,280.5	2,117.4	93%
	2012	2,320.8	1,686.0	73%
	2011	N/A	N/A	N/A

Footnotes:

(1)	As reported in the Total column of the 2013 Summary Compensation Table.

(2)	Amounts reported in the calculation of total realizable compensation include (a) annualized base salary, (b) actual bonus payments made to each eligible executive in each of the years shown under the Company’s Annual Incentive Plan, (c) the value realized from the exercise of stock options and for unexercised stock options, the difference between the exercise price and the closing stock price on December 31, 2013, each reported in the year granted, (d) the value realized upon vesting of restricted stock units or performance-based restricted stock units and the value of unvested restricted stock units or performance-based restricted stock unit awards based on the closing stock price on December 31, 2013, each reported in the year granted, and (e) amounts reported in the All Other Compensation Table for the respective years. In connection with his separation from the Company and pursuant to the Separation Agreement and Release between Scott T. Scheirman, Western Union, LLC, and The Western Union Company dated January 16, 2014 (the “Separation Agreement”), Mr. Scheirman forfeited his restricted stock unit award under the 2013 Annual Incentive Plan.

Elements of 2013 Executive Compensation Program

The following table lists the material elements of the Company’s 2013 executive compensation program. The committee believes that the design of the Company’s executive compensation program balances fixed and variable compensation elements, provides alignment with the Company’s short and long-term financial and strategic priorities through the annual and long-term incentive programs, and provides alignment with stockholder interests.

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Compensation Discussion and Analysis	PROXY STATEMENT

		Why We Pay	How We
Element	Key Characteristics	This Element	Determine Amount	2013 Decisions
Base salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Establish a pay foundation at competitive levels to attract and retain talented executives.	Experience, job scope, responsibilities, market data, and individual performance.	None of our named executive officers received a salary increase in 2013 from levels established in March 2012 (or, if later, the executive’s hire date). See pages 53-56.
Annual incentive awards	Variable compensation component payable based on performance against annually established performance objectives. 2013 annual incentive award includes cash and restricted stock unit components.

Motivate and reward executives for performance on key financial, strategic and/or individual objectives over the year.

Hold our executives accountable, with payouts varying from target based on actual performance against pre-established and communicated performance goals.

Cash Component: Participants are eligible to receive a cash payout ranging from 0% to 125% of target based on the achievement of corporate financial and individual/business unit goals, except for Mr. Ersek whose cash award is payable based entirely on the achievement of corporate financial goals.

Restricted Stock Unit Component: Participants are eligible to receive a restricted stock unit award ranging from 0% to 75% of target based on the achievement of a threshold operating income goal and strategic performance objectives, creating upside opportunity that is delivered as a deferred equity award; or a downside modification of the cash component.

Cash Component: Based on the achievement of corporate financial and/or individual/ business unit goals, the committee certified a cash payout amount ranging from 80% to 92% of target for the named executive officers.

Restricted Stock Unit Component: Based on the achievement of strategic performance objectives, the committee certified a restricted stock unit award payout equal to 17% of target (versus a payout of 25% of target that would have been paid had the Company achieved its internal plan for its strategic performance goals).

See pages 44-47 and 53-56.

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Compensation Discussion and Analysis	PROXY STATEMENT

		Why We Pay	How We
Element	Key Characteristics	This Element	Determine Amount	2013 Decisions
Performance- based restricted stock units	Performance-based restricted stock units vest based on the Company’s achievement of financial performance objectives and are subject to a relative TSR performance measure.

Coupled with stock options, aligns the interests of executives with those of our stockholders by focusing the executives on long-term objectives over a multi-year period.

Hold our executives accountable, with payouts varying from target based on actual performance against pre-established and communicated performance goals.

Company performance on financial measures over 2013-2014 performance period:
- 2013 revenue and operating income compared to 2013 Plan; and
- 2014 revenue and operating income growth compared to 2013.

Payout subject to a +/- modifier based on the Company’s TSR performance relative to the TSR of the S&P 500 Index over 2013-2015.

Performance-based restricted stock units represent 67% of the long-term grant value, reflecting the Company’s emphasis on tying long-term incentive awards to the Company’s financial and TSR performance. See pages 47-50 and 53-56.

Stock options	Nonqualified stock options that expire ten years after grant and become exercisable in 25% annual increments over a four-year vesting period.

Coupled with performance-based restricted stock units, aligns the interests of executives with those of our stockholders by focusing the executives on long-term objectives over a multi-year period, including stock price growth.

			Market practice and individual performance.	Stock options represent 33% of the long-term grant value, reflecting the Company’s emphasis on tying long-term incentive awards to the Company’s stock price. See pages 47-48.

Each of Western Union’s 2013 executive compensation program elements is described in further detail below and individual compensation decisions are discussed in “-Compensation of Our Named Executive Officers.”

Base Salary

Our philosophy is that base salaries should meet the objectives of attracting and retaining the executives needed to lead the business. Base salary is a fixed compensation component payable in cash. In setting base salary levels, the committee considered the peer group and survey data as well as the performance of the individual executive. None of the named executive officers received a base salary increase in 2013 or 2014 from the levels established in March 2012 (or, if later, the executive’s date of hire). Please see “-Compensation of Our Named Executive Officers” for further information regarding the 2013 base salary levels.

Annual Incentive Compensation

Our Annual Incentive Plan is designed to motivate and reward executive officers for achieving short-term performance objectives. The Annual Incentive Plan design is intended to provide annual incentive awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Participants in the Annual Incentive Plan in 2013 were Mr. Ersek and the Company’s Executive Vice Presidents, which included all of the named executive officers.

Compensation under the Annual Incentive Plan is intended to be a significant component of an executive’s total compensation opportunity in a given year, helping create a “pay for performance” culture. Annual Incentive Plan compensation holds executives accountable and rewards them based on the Company’s performance. As noted earlier, in 2013 the Company made strategic investments intended to position the Company for future growth, which were expected to have a negative impact on 2013 financial performance. Accordingly, the Compensation

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Compensation Discussion and Analysis	PROXY STATEMENT

Committee adjusted the performance targets under the Annual Incentive Plan from the levels set in 2012 to reflect the Company’s expected 2013 financial performance.

The Compensation Committee believes the design of the 2013 Annual Incentive Plan appropriately motivated participants to achieve the Company’s short-term performance objectives, while also focusing participants on the long-term performance of the Company through the use of the restricted stock unit award.

Target payout opportunities under the Annual Incentive Plan are expressed as a percentage of a participant’s annual base salary. Actual payouts with respect to the cash component could have ranged from 0% to 125% of target based on financial performance (with up to a 25% reduction in the payout level if the 2013 strategic objectives were not obtained) and payouts with respect to the restricted stock unit component could have ranged from 0% to 75% of target based on strategic performance. The following table sets forth each named executive officer’s 2013 target award opportunity and the weighting of the corporate and individual/business unit measures used in determining the cash payout level. Each named executive officer’s 2013 target award opportunity was unchanged from the level established for the executive in 2012.

		Cash Component: Weighting of
		Corporate/Individual/Business
		Unit Measures
	Target Award		Individual/
Executive	Opportunity	Corporate	Business Unit
Hikmet Ersek	$1,500,000	100.0%	—
Scott T. Scheirman	$556,046	75.0%	25.0%
Rajesh K. Agrawal	$405,000	50.0%	50.0%
J. David Thompson	$450,000	75.0%	25.0%
John R. Dye	$400,000	75.0%	25.0%

Financial Performance Metrics. As it had in previous years, the Compensation Committee set the executives’ 2013 annual incentive compensation cash award targets for financial performance by establishing a grid based on the Company’s revenue and operating income. These performance measures were used in order to tie annual incentive compensation to measures of the Company’s financial performance the committee deemed meaningful to and readily accessible by our investors.

The Compensation Committee established the grid metrics and corresponding payout percentages based upon input from management regarding the Company’s expected performance in the upcoming year, which included the impact of the Company’s strategic initiatives as well as external factors on the Company, such as increasing competition. For 2013, the committee designed the grid to encourage strong, focused performance by our executives. The 2013 grid provided a payout of 90% of target in cash if the Company achieved its internal operating plan for operating income and revenue (revenue of approximately $5.6 billion and operating income of approximately $1.1 billion), with a maximum payout level of 125% of target if revenue and operating income were at least equal to 102% and 104%, respectively, of the 2013 operating plan. Within the grid, a higher rate of increase for one metric could counterbalance a lower rate of increase for the other metric. For 2013, the grid range for the revenue and operating income performance goals as well as the 2013 achievement was as follows:

	Target Range	Results	Achievement (%)
Total Revenue	$5,466M-$5,760M	$5,618M	99.5%
Operating Income	$1,075M-$1,194M	$1,149M	100.1%
Overall Achievement			84%

When the grid was established and consistent with prior years, the committee determined that the effect of currency fluctuations on revenue and operating income performance should be excluded from the payout calculation, as committee members believed compensation should not be based on factors outside of the control of our executives. In addition, pursuant to the Annual Incentive Plan and subject to compliance

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Compensation Discussion and Analysis	PROXY STATEMENT

with Section 162(m) of the Internal Revenue Code, the Compensation Committee retained discretion to adjust the performance results against the performance objectives for major nonrecurring and non-operating expense and income items based on the facts and circumstances involved. Accordingly, for 2013, the committee approved adjustments to reflect a reclassification relating to certain interest income from Argentina and certain costs associated with productivity and cost-savings initiatives. These adjustments resulted in a modification to the payout calculation of one percentage point.

Individual and Business Unit Performance Objectives. As noted above, other than for Mr. Ersek, a portion of the cash component of the 2013 annual incentive awards was subject to the achievement of individual and/or, business unit performance objectives. These objectives varied by named executive officer and included: increase in new investor ownership; operating cash flow objectives; total Company expenses as compared to the Company’s operating plan objectives; regulatory and compliance initiatives; execution of various information technology infrastructure projects; customer growth; cost savings initiatives; and fraud prevention objectives. In the case of Mr. Agrawal, his individual/business unit objectives were based on Western Union Business Solutions and included: existing and new revenue growth; revenue retention; customer growth; and EBITDA growth. Weighting for each individual and business unit performance objective ranged from 10% to 30% of the cash component bonus opportunity allocated to individual and/or business unit performance. The committee believes the performance objectives established for each of the named executive officers are indicators of the executive’s success in fulfilling the executive’s responsibilities to the Company and support the Company’s strategic operating plan. The performance levels of the objectives were designed to be achievable, but required strong and consistent performance by the executive. Please see “-Compensation of Our Named Executive Officers” for a discussion of the annual incentive payouts received by each named executive officer, including a discussion of the individual performance factors considered by the committee in determining each named executive officer’s payout levels.

Strategic Performance Objectives. Participants in the 2013 Annual Incentive Plan had an opportunity to receive a restricted stock unit award, with the value of the restricted stock unit award ranging from 0% to 75% of target for various levels of achievement of strategic performance objectives. In the event the Company failed to achieve the 2013 strategic objectives, the cash component of the 2013 annual incentive awards would be reduced by up to 25%. Achievement of the Company’s internal operating plan for these strategic objectives would result in a restricted stock unit payout equal to 25% of target and maximum achievement of these strategic objectives would result in a restricted stock unit payout equal to 75% of target. This program design was also intended to drive motivation and retention beyond 2013 by delivering the award as restricted stock units. The restricted stock units will vest in increments of 30% and 70%, respectively, on the first and second anniversaries of the grant date, subject to continued employment on each such vesting date and the Company’s achievement of a 2014 threshold operating income goal of $500 million.

The committee established the performance objectives described below for the grant of the restricted stock unit component based upon key strategic initiatives that supported the Company’s strategic operating plan.

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Compensation Discussion and Analysis	PROXY STATEMENT

Performance levels of the objectives were designed to be achievable, but required the coordinated, cross-functional focus and effort of the executives. The strategic performance objectives, their respective weightings as well as the performance assessment for the 2013 Annual Incentive Plan awards are as follows:

2013 Annual Incentive Plan Strategic Performance Goals	2013 Actual Performance
Currency adjusted growth in revenue originating from wu.com	Between threshold and target
(weighting 25%)	performance goals
Currency adjusted growth in the amount of money sent by consumers	Below the threshold performance goal
via wu.com (weighting 10%)
Currency adjusted revenue growth in Western Union Business Solutions	Above the target performance goal
(weighting 25%)
Currency adjusted EBITDA growth in Western Union Business Solutions	Above the target performance goal
(weighting 10%)
Growth in the amount of principal received into	Above the target performance goal
electronic accounts (i.e., bank accounts, prepaid accounts) (weighting 15%)
The number of locations that are enabled	At the threshold performance goal
with the functionality to provide cash in and/or cash out for pre-paid cards
(weighting 15%)
Performance Level Achievement	17%

Based on the achievement of the strategic performance objectives, the committee certified a restricted stock unit award payout equal to 17% of target (versus a payout of 25% of target that would have been paid had the Company achieved its internal plan for its strategic performance goals), and did not reduce the cash component of the 2013 annual incentive awards. Please see “-Compensation of Our Named Executive Officers” for further information regarding the payouts received by each named executive officer based upon the Company’s achievement of the corporate and strategic objectives and the named executive officer’s achievement of his individual and/or business unit objectives.

Long-Term Incentive Compensation

The Long-Term Incentive Plan allows the Compensation Committee to award various forms of long-term incentive grants, including stock options, performance-based equity and performance-based cash awards. The Compensation Committee has sole discretion in selecting participants for long-term incentive grants and the Compensation Committee approves all equity grants made to our senior executives. When making regular annual equity grants, the Compensation Committee’s practice is to approve them during the first quarter of each year as part of the annual compensation review. Among other factors, the Compensation Committee considers dilution of the Company’s outstanding shares when making such grants. The grant date of the regular annual equity grants is the date upon which the committee approves the award.

2013 Annual Long-Term Incentive Awards. In February 2013, the Compensation Committee granted the Chief Executive Officer and the Executive Vice Presidents long-term incentive awards under the Long-Term Incentive Plan. The awards consisted of 33% stock option awards and 67% performance-based restricted stock units. The committee believed that the mix of stock options and performance-based restricted stock units was appropriate because the two forms of awards together represented a balanced reflection of stockholder returns and financial performance. The stock options vest in 25% annual increments over four years and have a 10-year term. The performance-based restricted stock unit awards are described in greater detail below.

The Compensation Committee’s objectives for the 2013 long-term incentive awards were to:

  Align the interests of our executives with the interests of our stockholders by focusing on objectives that result in stock price appreciation through the use of stock options;

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Compensation Discussion and Analysis	PROXY STATEMENT

  Increase cross-functional executive focus in the coming years on key performance metrics through performance-based restricted stock unit awards; and

  Retain the services of executives through multi-year vesting provisions.

The 2013 performance-based restricted stock unit awards will vest if and only to the extent that specific performance goals for revenues and operating income are met during the performance period. The 2013 grid provides for a payout of 95% of target if the Company achieves its internal operating plan for revenues and operating income during the performance period. Because in 2013 the Company was implementing key strategic actions, the Compensation Committee approved 2013 and 2014 financial performance metrics, while still maintaining a longer-term perspective in the program with a TSR payout modifier. Given the difficulty at the time of forecasting multi-year financial results, the Compensation Committee believed that it was appropriate to use shorter-term financial objectives as key indicators of the Company’s execution of its 2013 strategic plan.

Under the terms of the performance-based restricted stock unit awards, as much as 150% of the targeted performance-based restricted stock unit awards may be earned based on the Company’s performance with respect to the two performance objectives described above, with 50% of the award determined based on 2013 performance and the other 50% based on 2014 growth as compared to 2013. Further, the 2013 performance-based restricted stock unit awards include a relative TSR performance measure that may increase or decrease the payout of the award by up to 33% based on the Company’s TSR performance relative to the TSR of the S&P 500 Index over the 2013-2015 performance period. No adjustment will be made to the award payout level if the Company’s TSR performance is between the 40th and 60th percentile of the TSR performance of the S&P 500 Index over the 2013-2015 performance period. The 2013 performance-based restricted stock unit awards include a maximum payout of 200% of the targeted awards based on achieving maximum revenue and operating income performance objectives and relative TSR performance in the top quartile of the S&P 500 Index, as compared to the maximum payout of 300% of the targeted performance-based restricted stock unit awards used in prior years.

The performance objectives for payment of the 2013 performance-based restricted stock unit awards and their respective weightings were:

  2013 revenue and operating income (each weighted 50%), measured against the Company’s 2013 strategic operating plan (weighting 50%); and

  Targeted annual constant currency growth rate for revenue and operating income (each weighted 50%), comparing 2014 actual performance against 2013 actual performance (weighting 50%).

Given the focus in 2013 on revenue and operating income performance, the committee determined that it was appropriate to use revenue and operating income metrics in the design of both the Annual Incentive Plan and Long-Term Incentive Plan. Accordingly, 2013 revenue and operating income performance was measured using the same grid that was used for purposes of the Annual Incentive Plan, but with an extension of the grid to a 150% payout level (based on achieving revenue and operating income equal to or greater than approximately $5.9 billion and $1.2 billion, respectively) rather than the maximum cash payout level of 125% under the Annual Incentive Plan. Please see page 45 for the 2013 revenue and operating income payout grid. Under the Annual Incentive Plan, the committee supplemented these performance metrics with the addition of strategic and individual/business unit performance objectives, while in the Long-Term Incentive Plan the metrics were supplemented with a TSR modifier. The committee viewed these additional performance metrics as complementary to the revenue and operating income objectives as well as the Company’s strategic operating plan. For 2014, the performance-based restricted stock units will vest based on the growth rate for revenue and operating income as compared to 2013.

Similar to the Annual Incentive Plan, when the financial performance objectives were established, the committee determined that the effect of currency fluctuations on

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Compensation Discussion and Analysis	PROXY STATEMENT

revenue and operating income over the course of the year should be excluded from the award calculation, as it believed compensation should not be based on factors outside of the control of our executives.

The following table sets forth each named executive officer’s threshold, target and maximum award opportunities with respect to the 2013 performance-based restricted stock units:

	2013 Performance-Based Restricted Stock Unit Award Opportunity
Executive	Threshold	Target	Maximum
Hikmet Ersek	71,429	271,429	571,430
Scott T. Scheirman(1)	20,938	79,563	167,500
Rajesh K. Agrawal	15,554	59,104	124,430
J. David Thompson	14,357	54,558	114,858
John R. Dye	11,965	45,465	95,716

(1)	In connection with his separation from the Company and pursuant to the Separation Agreement, Mr. Scheirman will receive a prorated payout of the 2013 performance-based restricted stock units based on actual performance.

2012 Performance-Based Restricted Stock Unit Awards. The vesting of the performance-based restricted stock unit awards granted in 2012 depended upon the accomplishment of financial and strategic performance objectives over a two-year period. Under the original terms of the award agreements, these awards were also subject to payout modifiers based on TSR and stock price performance over the 2012-2014 period if the payout level for the 2012-2013 performance goals was equal to or greater than 150% of target. Based on performance relative to the performance objectives described below, the committee certified a payout of 17% of target for each of the named executive officers other than Mr. Ersek. For Mr. Ersek, the committee exercised negative discretion to certify a payout of 13% of target. Accordingly, the TSR and stock price payout modifiers will not be applied, and these awards remain subject only to time-based vesting requirements until February 23, 2015. The 2012-2013 financial and strategic performance objectives, their respective weightings and the performance level achievement as of the end of the 2012-2013 performance period, are as follows:

2012 Performance-Based Restricted
Stock Unit Performance Goals
Performance Objectives	(Performance Period 2012-2013)	Actual Performance
Targeted compound annual constant currency growth rate (“CAGR”) for the Company’s revenue for 2012-2013, measured against 2011 revenue (weighted 34%)	Target growth rate of 9%	Revenue CAGR was below the threshold performance goal Performance Level = 0%

Targeted compound annual CAGR for the Company’s earnings before the deduction of interest, taxes, depreciation, and amortization expenses (“EBITDA”) for 2012-2013, measured against 2011 EBITDA (weighted 33%)

	Target growth rate of 6%	EBITDA CAGR was below the threshold performance goal Performance Level = 0%
Targeted compound annual growth rate for registered customers for 2012-2013, measured against 2011 registered customer levels (weighted 33%)	Consumer target growth rate of 29% (weighted 80%) Business target growth rate of 15% (weighted 20%)	Registered consumer growth was between threshold and target performance goals Performance Level = 64% Registered business growth was below the threshold performance goal Performance Level = 0%

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Compensation Discussion and Analysis	PROXY STATEMENT

2011 Performance-Based Restricted Stock Unit Awards. The vesting of the performance-based restricted stock units granted in 2011 depended on the accomplishment of financial and strategic performance objectives over a three-year period. The 2011-2012 financial and strategic performance objectives, their respective weightings and the performance level achievement as of the end of the

2011-2012 performance period, are set forth in the table below. The 2011 performance-based restricted stock unit payout level was also based on whether the Company’s performance during 2013 either met or exceeded the target growth rates established for 2011 through 2012 relating to the Company’s revenue and earnings before the deduction of interest, taxes, depreciation, and amortization expenses.

2011 Performance-Based Restricted
Stock Unit Performance Goals
Performance Objectives	(Performance Period 2011-2012)	Actual Performance
Targeted compound annual CAGR for the Company’s revenue for 2011–2012, measured against 2010 revenue (weighted ⅓)	Target growth rate of 5%	Revenue CAGR was between threshold and target performance goals Performance Level = 95%
Targeted compound annual CAGR for the Company’s EBITDA for 2011–2012, measured against 2010 EBITDA (weighted ⅓)	Target growth rate of 8%	EBITDA CAGR was below the threshold performance goal Performance Level = 0%
Targeted 2012 revenue from electronic channels, prepaid services, and business-to-business services (weighted ⅓)	Target performance level of $400M	Revenue diversification was above the target performance goal Performance Level = 223%

Based on management’s performance levels relative to the 2011 performance-based restricted stock unit award performance objectives described above, the committee certified an initial payout amount of 106% of target. As noted above, the payout level was subject to modification based on the Company’s revenue and earnings before the deduction of interest, taxes, depreciation, and amortization expenses performance during 2013. Based on such 2013 performance, the committee reduced the initial payout amount from 106% of target to 100% of target.

Other Elements of Compensation

To remain competitive with other employers and to attract, retain, and motivate highly talented executives and other employees, we provide the benefits listed in the following table to our United States-based employees:

		Other	All Full-time
	Named	Officers	and Regular
	Executive	and Key	Part-time
Benefit or Perquisite	Officers	Employees	Employees
401(k) Plan	X	X	X
Supplemental Incentive Savings Plan
(a nonqualified defined contribution plan)	X	X
Severance and Change-in-Control Benefits	X	X
Health and welfare benefits	X	X	X
Limited Perquisites	X	X

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Compensation Discussion and Analysis	PROXY STATEMENT

Severance and Change-in-Control Benefits. Western Union has an executive severance policy for our executive officers. The policy helps accomplish Western Union’s compensation philosophy of attracting and retaining exemplary talent. The committee believes it appropriate to provide executives with the rewards and protections afforded by the Executive Severance Policy. The policy reduces the need to negotiate individual severance arrangements with departing executives and protects our executives from termination for circumstances not of their doing. The committee also believes the policy promotes management independence and helps retain, stabilize, and focus the executive officers in the event of a change-in-control.

In the event of a change-in-control, the policy’s severance benefits are payable only upon a “double trigger.” This means that severance benefits are triggered only when an eligible executive is involuntarily terminated (other than for cause, death, or disability), or terminates his or her own employment voluntarily for “good reason” (including a material reduction in title or position, reduction in base salary or bonus opportunity or an increase in the executive’s commute to his or her current principal working location of more than 50 miles without consent) within 24 months after the date of a change-in-control. In addition, the Executive Severance Policy prohibits excise tax gross-up payments on change-in-control benefits for those individuals who became executives of the Company after April 2009. Please see the “Executive Compensation-Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement for further information regarding the Executive Severance Policy and the treatment of awards upon qualifying termination events or a change-in-control.

Retirement Savings Plans. Western Union executives on United States payroll are eligible for retirement benefits through a qualified defined contribution 401(k) plan, the Incentive Savings Plan, and a nonqualified defined contribution plan, the Supplemental Incentive Savings Plan (“SISP.”) The SISP provides a vehicle for additional deferred compensation with matching contributions from the Company. We maintain the Incentive Savings Plan and the SISP to encourage our employees to save some percentage of their cash compensation for their eventual retirement. Mr. Ersek participates in the qualified defined contribution retirement plan made available to eligible employees in Austria. The committee believes that these types of savings plans are consistent with competitive pay practices, and are an important element in attracting and retaining talent in a competitive market. Please see the 2013 Nonqualified Deferred Compensation Table in the “Executive Compensation” section of this Proxy Statement for further information regarding Western Union’s retirement savings plans.

Benefits and Perquisites. The Company’s global benefit philosophy for employees, including executives, is to provide a package of benefits consistent with local practices and competitive within individual markets. Each of our named executive officers participates in the health and welfare benefit plans and fringe benefit programs generally available to all other Western Union employees in the individual market in which they are located. In addition, in 2013 the Company provided the benefits and perquisites as described in the 2013 Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement.

The Company provided its other named executive officers with competitive perquisites and other personal benefits that are consistent with the Company’s philosophy of attracting and retaining exemplary executive talent and, in some cases, such as the annual physical examination, the Company provides such personal benefits because the Compensation Committee believes they are in the interests of the Company and its stockholders. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Employment Agreements. The Company generally executes an offer of employment before an executive joins the Company. This offer describes the basic terms of the executive’s employment, including his or her

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Compensation Discussion and Analysis	PROXY STATEMENT

start date, starting salary, bonus target and long-term incentive award target. The terms of the executive’s employment are based thereafter on sustained good performance rather than contractual terms, and the Company’s policies, such as the Executive Severance Policy, will apply as warranted.

Under certain circumstances, the Compensation Committee recognizes that special arrangements with respect to an executive’s employment may be necessary or desirable. For example, Mr. Ersek, the Company, and a subsidiary of the Company entered into agreements in November 2009 relating to his 2009 promotion to Chief Operating Officer, which were amended effective September 2010 to reflect his 2010 promotion to President and Chief Executive Officer. Employment contracts are a competitive market practice in Austria where Mr. Ersek resided at the time he assumed his position as Chief Operating Officer and the Compensation Committee believes the terms of his agreements are consistent with those for similarly situated executives in Austria. In addition, the Company entered into a letter agreement with Mr. Agrawal in January 2012 describing the terms and conditions applicable to Mr. Agrawal’s expatriate assignment. Please see the “Executive Compensation-Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Arrangements” section of this Proxy Statement for a description of the material terms of Mr. Ersek’s employment agreement and Mr. Agrawal’s expatriate agreement.

Stock Ownership Guidelines

To align our executives’ interests with those of our stockholders and to assure that our executives own meaningful levels of Western Union stock throughout their tenures with the Company, the Compensation Committee established stock ownership guidelines that require each of the named executive officers to own Company Common Stock worth a multiple of base salary. Under the stock ownership guidelines, the executives must retain, until the required ownership guideline levels have been achieved and thereafter if required to maintain the required ownership levels, at least 50% of after-tax shares resulting from the vesting of restricted stock and restricted stock units and at least 50% of the shares acquired upon exercise of stock options after the payment of the exercise price, broker fees, and related tax withholding obligations. The chart below shows the salary multiple guidelines and the equity holdings that count towards the requirement as of March 20, 2014.

Executive	Guideline	Status
Hikmet Ersek	5x salary	Meets guideline
Rajesh K. Agrawal	2x salary	Must hold 50% of
after-tax shares until
guideline is met
J. David Thompson	2x salary	Meets guideline
John R. Dye	2x salary	Must hold 50% of
after-tax shares until
guideline is met

What Counts Toward the	What Does Not Count
Guideline	Toward the Guideline
Western Union securities owned personally	Unexercised stock options
Shares held in any Western Union benefit plan	Performance-based restricted stock units
After-tax value of unvested shares of restricted stock and restricted stock units

Prohibition on Pledging and Hedging of the Company’s Securities

The Company’s insider trading policy prohibits the Company’s executive officers and directors from pledging the Company’s securities or engaging in hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities.

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Compensation Discussion and Analysis	PROXY STATEMENT

Clawback Policy

The Board of Directors adopted a clawback policy in 2009. Under the policy, the Company may, in the Board’s discretion and subject to applicable law, recover incentive compensation paid to an executive officer of the Company (defined as an individual subject to Section 16 of the Exchange Act, at the time the incentive compensation was received by or paid to the officer) if the compensation resulted from any financial result or performance metric impacted by the executive officer’s misconduct or fraud. The Board is monitoring this policy to ensure that it is consistent with applicable laws, including any requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Tax Implications of Executive Compensation Program

Under Section 162(m) of the Internal Revenue Code, named executive officer (other than the Chief Financial Officer) compensation over $1 million for any year is generally not deductible for United States income tax purposes. Performance-based compensation is exempt from the deduction limit, however, if certain requirements are met. The Compensation Committee structures compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying the Company’s compensation policies and objectives. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances.

Compensation of Our Named Executive Officers

This section describes the compensation paid to or earned by our named executive officers during 2013. In establishing the 2013 compensation levels for our named executive officers, the committee relied on the philosophy, objectives, and procedures set forth above under “-Establishing and Evaluating Executive Compensation,” including the committee’s review of market data and consideration of the input of the Compensation Consultant.

Hikmet Ersek
President and Chief Executive Officer

Mr. Ersek’s 2013 compensation was weighted significantly toward variable and performance-based incentive pay over fixed pay, and long-term, equity-based pay over annual cash compensation, because the Compensation Committee desired to tie a significant level of Mr. Ersek’s compensation to the performance of the Company. The percentage of compensation delivered in the form of performance-based compensation is higher for

Mr. Ersek than compared to the other named executive officers because the Compensation Committee believes that the Chief Executive Officer’s leadership is one of the key drivers of the Company’s success, and that a greater percentage of the Chief Executive Officer’s total compensation should be variable as a reflection of the Company’s level of performance. Market data provided by the Compensation Consultant supported this practice as well. Accordingly, at target-level performance for 2013, Mr. Ersek’s annual compensation was weighted 12% base salary, 17% annual incentive award, and 71% long-term incentive award. Approximately 88% of Mr. Ersek’s 2013 targeted total annual compensation varies based on the Company’s performance.

In February 2013, the Compensation Committee set Mr. Ersek’s 2013 compensation levels, including his annual and long-term incentive award targets, as discussed below. In determining Mr. Ersek’s 2013 target compensation levels, the committee considered Mr. Ersek’s 2012 performance and the market data. Mr. Ersek’s

53	|	The Western Union Company – Proxy Statement

Compensation Discussion and Analysis	PROXY STATEMENT

compensation as Chief Executive Officer is set higher relative to the other named executive officers. The Compensation Committee considers this to be appropriate, based on market data provided by the Compensation Consultant, and because his level of pay reflects his ultimate responsibility to oversee the performance of the Company.

  Base Salary. For 2013, no changes were made to Mr. Ersek’s annual base salary. Accordingly, Mr. Ersek’s annual base salary remained at $1,000,000.

  Annual Incentive Plan Target and Payout Level. For 2013, no changes were made to Mr. Ersek’s Annual Incentive Plan target of $1,500,000. Under the terms of the Annual Incentive Plan design, Mr. Ersek had an opportunity to receive up to $1,875,000 in cash and up to $1,125,000 in restricted stock units. The maximum Annual Incentive Plan award that Mr. Ersek could have earned during 2013 (consisting of both the cash and restricted stock unit award components) was 200% of Mr. Ersek’s target, or $3,000,000. As the leader of the Company, the Compensation Committee determined that it was appropriate to base Mr. Ersek’s cash opportunity under the Annual Incentive Plan entirely on the performance of the Company as a whole rather than on individual or specific business unit measures. Mr. Ersek’s 2013 Annual Incentive Plan award payout consisted of (i) a $1,260,000 cash award reflecting a payout of 84% of target based on the Company’s level of achievement of the corporate performance goals, and (ii) a $255,000 restricted stock unit award reflecting a payout of 17% of target based on the Company’s achievement of its strategic performance goals (versus a payout of 25% of target that would have been paid had the Company achieved its internal plan for its strategic performance goals).

  Long-Term Incentive Award. For 2013, no changes were made to Mr. Ersek’s long-term incentive award target. Accordingly, Mr. Ersek’s 2013 long-term incentive award target remained at $6,000,000.

Scott T. Scheirman
Executive Vice President, Chief Financial Officer
(September 2006 through December 2013)

In February 2013, the Compensation Committee set Mr. Scheirman’s 2013 compensation levels, including his annual and long-term incentive award targets, as discussed below. In determining Mr. Scheirman’s 2013 target compensation levels, the committee considered Mr. Scheirman’s 2012 performance and the market data.

  Base Salary. For 2013, no changes were made to Mr. Scheirman’s annual base salary. Accordingly, Mr. Scheirman’s annual base salary remained at $585,312.

  Annual Incentive Plan Target and Payout Level. No changes were made to Mr. Scheirman’s annual incentive target of $556,046. Under the terms of the Annual Incentive Plan design, Mr. Scheirman had an opportunity to receive up to $695,100 in cash and up to $417,000 in restricted stock units. The maximum Annual Incentive Plan award that Mr. Scheirman could have earned during 2013 (consisting of both the cash and restricted stock unit award components) was 200% of Mr. Scheirman’s target, or $1,112,092. In connection with his separation from the Company and pursuant to the Separation Agreement, Mr. Scheirman forfeited his restricted stock unit award under the 2013 Annual Incentive Plan. As an executive officer holding a corporate-wide position, the Compensation Committee determined that it was appropriate that Mr. Scheirman’s cash opportunity under the Annual Incentive Plan be based 75% on corporate performance and 25% on individual performance. Mr. Scheirman’s 2013 Annual Incentive Plan award payout consisted entirely of a $511,600 cash award reflecting a blended payout of 92% of target based on the Company’s achievement of the corporate performance goals and Mr. Scheirman’s achievement of his individual/business unit performance goals.

  Long-Term Incentive Award. For 2013, no changes were made to Mr. Scheirman’s long-term incentive award target. Accordingly, Mr. Scheirman’s 2013 long-term incentive award target remained at $1,750,000.

Rajesh K. Agrawal
Executive Vice President and President, Western Union Business Solutions (November 2011 through December 2013), Executive Vice President and Interim Chief Financial Officer (January 2014 to present)

In February 2013, the Compensation Committee set Mr. Agrawal’s 2013 compensation levels, including his annual and long-term incentive award targets, as discussed below. In determining Mr. Agrawal’s 2013 target compensation levels, the committee considered Mr. Agrawal’s 2012 performance and the market data.

  Base Salary. For 2013, no changes were made to Mr. Agrawal’s annual base salary. Accordingly, Mr. Agrawal’s annual base salary remained at $405,000.

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Compensation Discussion and Analysis	PROXY STATEMENT

  Annual Incentive Plan Target and Payout Level. No changes were made to Mr. Agrawal’s annual incentive target of $405,000. Under the terms of the Annual Incentive Plan design, Mr. Agrawal had an opportunity to receive up to $506,250 in cash and up to $303,750 in restricted stock units. The maximum Annual Incentive Plan award that Mr. Agrawal could have earned during 2013 (consisting of both the cash and restricted stock unit award components) was 200% of Mr. Agrawal’s target, or $810,000. As a business unit leader in 2013, the Compensation Committee determined that it was appropriate that Mr. Agrawal’s cash opportunity under the Annual Incentive Plan be based 50% on corporate performance and 50% on the performance of Western Union Business Solutions as well as individual performance. Mr. Agrawal’s 2013 Annual Incentive Plan award payout consisted of (i) a $324,000 cash award reflecting a blended payout of 80% of target based on the Company’s achievement of the corporate performance goals and Mr. Agrawal’s achievement of his individual/business unit performance goals, and (ii) a $68,900 restricted stock unit award reflecting a payout of 17% of target based on the Company’s achievement of its strategic performance goals (versus a payout of 25% of target that would have been paid had the Company achieved its internal plan for its strategic performance goals).

  Long-Term Incentive Award. For 2013, no changes were made to Mr. Agrawal’s long-term incentive award target. Accordingly, Mr. Agrawal’s 2013 long-term incentive award target remained at $1,300,000.

J. David Thompson
Executive Vice President, Global Operations (November 2012 to present) and Chief Information Officer (April 2012 to present)

In February 2013, the Compensation Committee set Mr. Thompson’s 2013 compensation levels, including his annual and long-term incentive award targets, as discussed below. In determining Mr. Thompson’s 2013 target compensation levels, the committee considered Mr. Thompson’s 2012 performance, his increased responsibilities as head of global operations, the market data as well as the Company’s strategic objectives of further enhancing the Company’s information technology capabilities. Accordingly, the committee assigned a significant value to Mr. Thompson’s position and less value to its review of the market data. The committee increased Mr. Thompson’s long-term incentive target to reflect his increased responsibilities since joining the Company and to bring his total compensation into closer alignment with market levels.

  Base Salary. For 2013, no changes were made to Mr. Thompson’s annual base salary. Accordingly, Mr. Thompson’s annual base salary remained at $500,000.

  Annual Incentive Plan Target and Payout Level. For 2013, no changes were made to Mr. Thompson’s Annual Incentive Plan target of $450,000. Under the terms of the Annual Incentive Plan design, Mr. Thompson had an opportunity to receive up to $562,500 in cash and up to $337,500 in restricted stock units. The maximum Annual Incentive Plan award that Mr. Thompson could have earned during 2013 (consisting of both the cash and restricted stock unit award components) was 200% of Mr. Thompson’s target, or $900,000. As an executive officer holding a corporate-wide position, the Compensation Committee determined that it was appropriate that Mr. Thompson’s cash opportunity under the Annual Incentive Plan be based 75% on corporate performance and 25% on individual performance. Mr. Thompson’s 2013 Annual Incentive Plan award payout consisted of (i) a $360,000 cash award reflecting a blended payout of 80% of target based on the Company’s achievement of the corporate performance goals and Mr. Thompson’s achievement of his individual/business unit performance goals, and (ii) a $76,500 restricted stock unit award reflecting a payout of 17% of target based on the Company’s achievement of its strategic performance goals (versus a payout of 25% of target that would have been paid had the Company achieved its internal plan for its strategic performance goals).

  Discretionary Awards. In early 2014, the committee also awarded Mr. Thompson a discretionary restricted stock unit award with a grant value of $240,000 in recognition of his performance during 2013 and for retention purposes. The restricted stock unit award is scheduled to vest in four annual installments, subject to Mr. Thompson’s continued employment through each vesting date.

  Long-Term Incentive Award. For 2013, the committee increased Mr. Thompson’s long-term incentive award target to $1,200,000 from $1,000,000.

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Compensation Discussion and Analysis	PROXY STATEMENT

John R. Dye
Executive Vice President, General Counsel and
Secretary

In February 2013, the Compensation Committee set Mr. Dye’s 2013 compensation levels, including his annual and long-term incentive award targets, as discussed below. In determining Mr. Dye’s 2013 target compensation levels, the committee considered Mr. Dye’s 2012 performance and the market data. The committee increased Mr. Dye’s long-term incentive target to bring his total compensation into closer alignment with market levels and the compensation levels of other executive officers at the Company.

  Base Salary. For 2013, no changes were made to Mr. Dye’s annual base salary. Accordingly, Mr. Dye’s annual base salary remained at $500,000.

  Annual Incentive Plan Target and Payout Level. For 2013, no changes were made to Mr. Dye’s Annual Incentive Plan target of $400,000. Under the terms of the Annual Incentive Plan design, Mr. Dye had an opportunity to receive up to $500,000 in cash and up to $300,000 in restricted stock units. The maximum Annual Incentive Plan award that Mr. Dye could have earned during 2013 (consisting of both the cash and restricted stock unit award components) was 200% of Mr. Dye’s target, or $800,000. As an executive officer holding a corporate-wide position, the Compensation Committee determined that it was appropriate that Mr. Dye’s cash opportunity under the Annual Incentive Plan be based 75% on corporate performance and 25% on individual performance. Mr. Dye’s 2013 Annual Incentive Plan award payout consisted of (i) a $360,000 cash award reflecting a blended payout of 90% of target based on the Company’s achievement of the corporate performance goals and Mr. Dye’s achievement of his individual/business unit performance goals, and (ii) a $68,000 restricted stock unit award reflecting a payout of 17% of target based on the Company’s achievement of its strategic performance goals (versus a payout of 25% of target that would have been paid had the Company achieved its internal plan for its strategic performance goals).

  Discretionary Awards. In early 2014, the committee also awarded Mr. Dye a discretionary cash bonus of $100,000 and discretionary restricted stock unit award with a grant value of $100,000, each in recognition of his performance during 2013 and for retention purposes. The restricted stock unit award is scheduled to vest in four annual installments, subject to Mr. Dye’s continued employment through each vesting date.

  Long-Term Incentive Award. For 2013, the committee increased Mr. Dye’s long-term incentive award target to $1,000,000 from $750,000.

2014 Compensation

At its February 20, 2014 meeting, the Compensation Committee approved the following compensation amounts and award targets for the named executive officers serving as executive officers at the time of that meeting. In setting executive compensation levels for 2014, the committee considered a number of factors including peer group and survey data, individual characteristics and responsibilities, and the Company’s financial performance in 2013. The committee did not increase the base salaries, Annual Incentive Plan targets, or Long-Term Incentive Plan targets from the levels set in 2013 for the named executive officers.

		Annual Incentive	Long-Term Incentive
Named Executive Officer	Base Salary	Award Target	Award Target
Hikmet Ersek	$1,000,000	$1,500,000	$6,000,000
Rajesh K. Agrawal	$405,000	$405,000	$1,300,000
J. David Thompson	$500,000	$450,000	$1,200,000
John R. Dye	$500,000	$400,000	$1,000,000

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Executive Compensation	PROXY STATEMENT

Executive Compensation

The following table contains compensation information for our named executive officers for the last three fiscal years.

2013 Summary Compensation Table

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary(1)	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($000)	($000)	($000)(2)	($000)(2)	($000)(3)	($000)	($000)(4)	($000)
Hikmet Ersek(5)	2013	1,000.0	—	4,375.0	2,000.0	1,260.0	—	122.5	8,757.5
President and Chief	2012	987.5	—	3,758.9	1,980.0	—	—	265.8	6,992.2
Executive Officer	2011	920.8	—	2,897.3	1,485.0	2,258.3	—	311.0	7,872.4
Scott T. Scheirman	2013	585.3	—	1,311.5	577.5	511.6	—	48.4	3,034.3
EVP and Chief	2012	581.6	—	1,096.4	577.5	133.5	—	74.2	2,463.2
Financial Officer	2011	558.3	200.0	965.8	495.0	871.3	—	40.4	3,130.8
Rajesh K. Agrawal	2013	405.0	—	972.3	429.0	324.0	—	1,230.2	3,360.5
EVP, President, Western Union	2012	405.0	—	814.4	429.0	97.2	—	960.6	2,706.2
Business Solutions	2011	387.2	—	498.8	204.9	300.4	—	276.5	1,667.8
J. David Thompson	2013	500.0	—	916.5	396.0	360.0	—	61.4	2,233.9
EVP, Global Operations and	2012	344.7	158.6	2,453.8	330.0	74.7	—	64.7	3,426.5
Chief Information Officer	2011	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
John R. Dye	2013	500.0	300.0 (6)	770.0	330.0	360.0	—	20.5	2,280.5
EVP, General Counsel	2012	500.0	404.0	469.9	247.5	96.0	—	603.4	2,320.8
and Secretary	2011	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Footnotes:

(1)	Any salary adjustments are effective as of March of each reporting year.

(2)	The amounts reported in these columns for 2013 represent the restricted stock unit component under the Annual Incentive Plan and the annual equity grants to the named executive officers under the Long-Term Incentive Plan. The amounts reported in these columns are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The amounts included in the Stock Awards column for the restricted stock unit component under the Annual Incentive Plan and the performance-based restricted stock units granted during 2013 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant in 2013. Assuming the highest level of performance is achieved for the restricted stock unit component under the Annual Incentive Plan and the performance-based restricted stock units, the maximum value of these awards at the grant date would be as follows: Mr. Ersek—$9,125,020; Mr. Scheirman—$2,762,035; Mr. Agrawal—$2,045,770; Mr. Thompson—$1,945,512; and Mr. Dye—$1,640,024. In connection with his separation from the Company, Mr. Scheirman will receive a prorated portion of his performance-based restricted stock unit award and will forfeit the restricted stock unit component under the Annual Incentive Plan. See Note 16 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2013, 2012 and 2011, respectively, for a discussion of the relevant assumptions used in calculating the amounts reported for the applicable year.

(3)	For 2013, the amounts reflect the actual cash bonus received under the Annual Incentive Plan.

(4)	Amounts included in this column for 2013 are set forth by category in the 2013 All Other Compensation Table below.

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Executive Compensation	PROXY STATEMENT

(5)	For 2013, Mr. Ersek’s salary and retirement plan contributions were denominated in United States dollars but were paid to or on behalf of Mr. Ersek in euros, based on a conversion rate that was determined each calendar quarter. The conversion rates 0.76482, 0.77130, 0.74954, and 0.75228 were applied for quarters one, two, three and four, respectively.

(6)	Mr. Dye’s bonus represents a discretionary bonus of $100,000 with respect to 2013 performance and for retention purposes, and a sign on bonus of $200,000 payable pursuant to the terms of Mr. Dye’s offer of employment. Mr. Dye is eligible to receive a $600,000 bonus, payable in three equal annual installments commencing six-months after Mr. Dye’s employment commencement date of November 30, 2011.

2013 All Other Compensation Table

			Company
	Perquisites		Contributions
	& Other		to Defined
	Personal	Tax	Contribution	Insurance
	Benefits	Reimbursements	Plans	Premiums	Total
Name	($000)(1)	($000)(2)	($000)(3)	($000)	($000)
Hikmet Ersek	51.4 (4)	—	71.1	—	122.5
Scott T. Scheirman	11.6	—	35.3	1.5	48.4
Rajesh K. Agrawal	1,005.9 (5)	201.5	22.2	0.6	1,230.2
J. David Thompson	14.6	2.4	30.6	13.8	61.4
John R. Dye	3.0	6.1	10.2	1.2	20.5

Footnotes:

(1)	Amounts in this column include the incremental cost or valuation of executive security costs for Mr. Ersek (as described in Footnote 4 to this table), relocation expenses for Messrs. Agrawal (as described in Footnote 5 to this table), Thompson and Dye, sporting event tickets for each of the named executive officers, car service/allowances for Messrs. Ersek and Agrawal, an annual physical examination, including travel expenses, for certain named executive officers and family visa services for Mr. Ersek.

(2)	Amounts in this column include tax gross-ups for Messrs. Agrawal, Thompson and Dye, respectively, for relocation expenses.

(3)	Amounts shown in this column represent contributions made by the Company on behalf of each of the named executive officers, except for Mr. Ersek, to the Company’s Incentive Savings Plan and/or the Supplemental Incentive Savings Plan, and contributions made by the Company on behalf of Mr. Ersek to the Company’s defined contribution plan in Austria, the Victoria Volksbanken Pensionskassen AG.

(4)	This amount includes approximately $31,300 representing the cost provided by an outside security provider for hardware and monitoring services. A portion of these costs are attributable to a one time security assessment and hardware installations. These expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider.

(5)	This amount includes approximately $1,002,400 paid to or on behalf of Mr. Agrawal in connection with his relocation from Colorado to the United Kingdom, including foreign tax equalization payments ($657,900), United States tax payments ($28,000), a housing allowance ($269,300), a mobility premium ($33,800), home leave allowance ($62,600), a cost of living allowance ($64,200) and a dependent education allowance. These relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or Mr. Agrawal, as applicable.

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Executive Compensation	PROXY STATEMENT

The following table summarizes awards made to our named executive officers in 2013.

2013 Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($000)(5)
Name	Grant Date	Approval Date	Target ($000)	Maximum ($000)	Threshold (#)		Target (#)		Maximum (#)
Hikmet Ersek			1,350.0	1,875.0
	2/20/2013	2/20/2013			0		23,453		70,356	(2)			375.0
	2/20/2013	2/20/2013			71,429	(3)	271,429	(3)	571,430	(3)			4,000.0
	2/20/2013	2/20/2013									625,000	$14.00	2,000.0
Scott T. Scheirman			500.4	695.1
	2/20/2013	2/20/2013			0		8,694	(2)	26,081	(2)			139.0
	2/20/2013	2/20/2013			20,938	(3)	79,563	(3)	167,500	(3)			1,172.5
	2/20/2013	2/20/2013									180,469	$14.00	577.5
Rajesh K. Agrawal			364.5	506.3
	2/20/2013	2/20/2013			0		6,333	(2)	18,996	(2)			101.3
	2/20/2013	2/20/2013			15,554	(3)	59,104	(3)	124,430	(3)			871.0
	2/20/2013	2/20/2013									134,063	$14.00	429.0
J. David Thompson			405.0	562.5
	2/20/2013	2/20/2013			0		7,036	(2)	21,107	(2)			112.5
	2/20/2013	2/20/2013			14,357	(3)	54,558	(3)	114,858	(3)			804.0
	2/20/2013	2/20/2013									123,750	$14.00	396.0
John R. Dye			360.0	500.0
	2/20/2013	2/20/2013			0		6,254	(2)	18,762	(2)			100.0
	2/20/2013	2/20/2013			11,965	(3)	45,465	(3)	95,716	(3)			670.0
	2/20/2013	2/20/2013									103,125	$14.00	330.0

Footnotes:

(1)	These amounts consist of the target and maximum cash award levels set in 2013 under the Annual Incentive Plan. The amount actually earned by each named executive officer is included in the Non-Equity Incentive Plan Compensation column in the 2013 Summary Compensation Table. Pursuant to the terms of the Separation Agreement, Mr. Scheirman received a cash payment equal to his 2013 bonus under the Annual Incentive Plan, based on actual performance. Please see “Compensation Discussion and Analysis” for further information regarding the Annual Incentive Plan.

(2)	These amounts represent the target and maximum restricted stock units granted under the Annual Incentive Plan. For actively employed executives, these restricted stock units will vest in increments of 30% and 70%, respectively, on the first and second anniversaries of February 20, 2014, subject to continued employment on each such vesting date and the Company’s achievement of a 2014 threshold operating income goal of $500,000,000. In connection with his separation from the Company and pursuant to the Separation Agreement, Mr. Scheirman forfeited this award. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” for further information regarding this award.

(3)	These amounts represent the threshold, target and maximum performance-based restricted stock units granted under the Long-Term Incentive Plan. For actively employed executives, these performance-based restricted stock units are scheduled to vest on February 20, 2016, subject to the achievement of the threshold performance goals. In connection with his separation from the Company and pursuant to the Separation Agreement, Mr. Scheirman will receive a prorated payout of this award, based on actual achievement of the underlying performance goals and his service during the performance period. See “Executive Compensation-Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” for further information regarding this award.

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Executive Compensation	PROXY STATEMENT

(4)	These amounts represent stock options granted under the Long-Term Incentive Plan. For actively employed executives, these options vest in 25% increments on each of the first through fourth year anniversaries of the date of grant. In connection with his separation from the Company and pursuant to the Separation Agreement, Mr. Scheirman received a prorated portion of this award.

(5)	The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and, in the case of the performance-based restricted stock units, are based upon the probable outcome of the applicable performance conditions. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating the amounts.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

As noted in the Compensation Discussion and Analysis, the Company generally executes a written offer of employment prior to the time an executive joins the Company which describes the basic terms of the executive’s employment, including his or her start date, starting salary, bonus target, and long-term incentive award target. The terms of the executive’s employment are based thereafter on sustained good performance rather than contractual terms, and the Company’s policies, such as the Executive Severance Policy, will apply as warranted.

As noted in the Compensation Discussion and Analysis, under certain circumstances, the Compensation Committee recognizes that special arrangements with respect to an executive’s employment may be necessary or desirable. Accordingly, during 2013, Mr. Ersek was party to an employment agreement pursuant to which Mr. Ersek agreed to serve as the Company’s President and Chief Executive Officer. The terms of Mr. Ersek’s employment agreement provide for (i) eligibility to participate in the Company’s Annual Incentive Plan and Long-Term Incentive Plan and (ii) eligibility to participate in retirement, health, and welfare benefit programs on the same basis as similarly situated employees in Austria. Mr. Ersek’s employment agreement also includes non-competition, non-solicitation, and confidentiality provisions.

During 2013, the Company was also party to a letter agreement with Mr. Agrawal describing the terms and conditions applicable to Mr. Agrawal’s expatriate assignment and his relocation from Colorado to the United Kingdom. Mr. Agrawal’s letter agreement provides for, among other benefits, (i) eligibility to participate in the Company’s Annual Incentive Plan and Long-Term Incentive Plan, and (ii) relocation benefits, which include (A) customary relocation benefits and allowances, (B) an annual relocation bonus equal to one month of base salary for each 12 months of Mr. Agrawal’s assignment, (C) a housing and utility allowance not to exceed $22,000 per month, (D) a company car, (E) limited travel expenses for Mr. Agrawal and his immediate family, and (F) an education allowance for dependent children.

The Company has an Executive Severance Policy for the payment of certain benefits to senior executives, including our named executive officers, upon termination of employment from Western Union and upon a change-in-control of Western Union. In connection with his 2014 separation from the Company and pursuant to the Separation Agreement, Mr. Scheirman became entitled to benefits under the Executive Severance Policy. Please see the “-Potential Payments Upon Termination or Change-in-Control” section for a description of the policy.

Awards

In February 2013, the Compensation Committee granted the Chief Executive Officer and the then serving Executive Vice Presidents long-term incentive awards under the Long-Term Incentive Plan, consisting of 33% stock option awards and 67% performance-based restricted stock units. The stock options granted to each of the named executive officers are subject to time-based vesting provisions described in the footnotes to the 2013 Grants of Plan-Based Awards Table. The 2013 performance-based restricted stock unit awards will vest if and only to

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Executive Compensation	PROXY STATEMENT

the extent that specific performance goals with respect to revenues and operating income are met for 2013 and 2014. Further, the 2013 performance-based restricted stock unit awards include a relative TSR performance measure, which may increase or decrease the payout of the award by up to 33% based on the Company’s TSR performance relative to the TSR of the S&P 500 Index over the 2013 – 2015 performance period. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding the 2013 performance-based restricted stock units, including the performance metrics applicable to such awards.

At its February 2013 meeting, the Compensation Committee established performance objectives to be considered under the Annual Incentive Plan for the 2013 plan year. As discussed in the “Compensation Discussion and Analysis” of this Proxy Statement, the 2013 annual incentive awards include cash and restricted stock unit components. Under the Annual Incentive Plan, participants are eligible to receive a cash payout ranging from 0% to 125% of target based on the achievement of corporate financial and individual/business unit goals, except for Mr. Ersek whose cash award is payable based entirely on the achievement of corporate financial goals. Participants are also eligible to receive a restricted stock unit award ranging from 0% to 75% of target based on the achievement of a threshold operating income goal and strategic performance objectives. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for more information regarding the annual incentive awards, including the performance metrics applicable to such awards.

Salary and Bonus in Proportion to Total Compensation

As noted in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee heavily weighted total direct compensation toward the variable elements, which includes annual incentive compensation and long-term incentive compensation, in order to hold executives accountable and reward them for the results of the Company. Our Compensation Committee structured the compensation program to give our named executive officers substantial alignment with stockholders, while also permitting our Compensation Committee to incentivize the named executive officers to pursue performance that it believes increases stockholder value. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the objectives of our compensation program and overall compensation philosophy.

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Executive Compensation	PROXY STATEMENT

The following table provides information regarding outstanding option awards and unvested stock awards held by each of the named executive officers on December 31, 2013.

2013 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($000)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($000)(3)
Hikmet Ersek	—	625,000	(4)	14.00	2/20/2023	143,572	(11)	2,476.6	271,429	(16)	4,682.2
	100,202	300,608	(5)	17.86	2/23/2022	29,261	(12)	504.8
	116,929	116,930	(7)	21.00	2/24/2021	15,948	(18)	275.1
	172,971	57,657	(8)	17.45	9/1/2020
	159,381	53,127	(9)	16.00	2/24/2020
	142,695			11.86	2/17/2019
	10,000			22.14	2/21/2017
	276,127			19.13	9/29/2016
	87,820			20.10	2/13/2016
	43,910			19.07	12/8/2014
	83,036			17.78	2/12/2014
Scott T. Scheirman	—	180,469	(4)	14.00	2/20/2023	47,858	(11)	825.6	79,563	(17)	1,372.5
	29,225	87,678	(5)	17.86	2/23/2022	11,161	(12)	192.5
	38,976	38,977	(7)	21.00	2/24/2021
	54,645	18,215	(9)	16.00	2/24/2020
	14,270			11.86	2/17/2019
	180,798			19.13	9/29/2016
	87,820			20.10	2/13/2016
	65,865			19.07	12/8/2014
Rajesh K. Agrawal	—	134,063	(4)	14.00	2/20/2023	8,291	(12)	143.0	59,104	(16)	1,019.5
	21,710	65,133	(5)	17.86	2/23/2022	27,608	(13)	476.2
	12,398	12,398	(6)	16.49	9/15/2021	4,306	(18)	74.3
	8,447	8,448	(7)	21.00	2/24/2021
	18,414	6,139	(9)	16.00	2/24/2020
	21,950			11.86	2/17/2019
	32,925			20.99	2/21/2018
	21,612			22.55	2/7/2017
	9,263			19.13	9/29/2016
	87,820			20.87	6/12/2016
J. David Thompson	—	123,750	(4)	14.00	2/20/2023	6,228	(12)	107.4	54,558	(16)	941.1
	16,975	50,927	(10)	18.29	4/26/2022	68,562	(14)	1,182.7
						4,785	(18)	82.5
John R. Dye	—	103,125	(4)	14.00	2/20/2023	4,783	(12)	82.5	45,465	(16)	784.3
	12,525	37,577	(5)	17.86	2/23/2022	11,353	(15)	195.8
						4,253	(18)	73.4

The Western Union Company – Proxy Statement	|	62

Executive Compensation	PROXY STATEMENT

Footnotes:

(1)	Grants prior to September 29, 2006 represent option awards granted to the named executive officer under the First Data Corporation equity compensation plans that were replaced with substitute Western Union options that were adjusted to preserve the pre-conversion intrinsic value of the First Data Corporation options. A portion of these substitute options became fully vested in December 2005 when the First Data Compensation and Benefits Committee accelerated the vesting of all First Data Corporation options outstanding under the 2002 First Data Corporation Long Term Incentive Plan in anticipation of the adoption of FASB ASC Topic 718 (previously Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123), Share-Based Payment, in the first quarter of 2006. A portion of the substitute options also vested through the normal passage of time. The remainder of these substitute options became fully vested in September 2007 upon consummation of a change-in-control of First Data Corporation.

(2)	The market value of shares or units of stock that have not vested reflects a stock price of $17.25, the closing stock price on December 31, 2013.

(3)	In accordance with the SEC executive compensation disclosure rules, the amounts reported in this column are based on achieving target performance goals. The market value of performance-based restricted stock units that have not vested reflects a stock price of $17.25, the closing stock price on December 31, 2013.

(4)	These options were awarded on February 20, 2013, and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.

(5)	These options were awarded on February 23, 2012, and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.

(6)	These options were awarded on September 15, 2011, and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.

(7)	These options were awarded on February 24, 2011, and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.

(8)	These options were awarded on November 2, 2010, and vest in 25% increments on each of the first through fourth year anniversaries of September 1, 2010.

(9)	These options were awarded on February 24, 2010, and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.

(10)	These options were awarded on April 26, 2012, and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.

(11)	Represents performance-based restricted stock units that vested on February 24, 2014. The payout level for these performance-based restricted stock units was determined based on the Company’s revenue and EBITDA performance during the 2011-2013 performance period and remained subject to time-based vesting requirements until February 24, 2014.

(12)	Represents performance-based restricted stock units that are scheduled to vest on February 23, 2015, provided that the executive is still employed on the vesting date or as otherwise provided for pursuant to the Executive Severance Policy. The payout level for these performance-based restricted stock units was determined based on the Company’s revenue, EBITDA and growth in registered customers performance during the 2012-2013 performance period and remains subject to time-based vesting requirements until February 23, 2015. Under the original terms of the award agreements, these awards were also subject to payout modifiers based on TSR and stock price performance over the 2012-2014 period if the payout level for the 2012-2013 performance goals was equal to or greater than 150% of target. Because the payout levels for these awards is equal to 17% of target for the named executive officers other than Mr. Ersek, and 13% of target for Mr. Ersek, the TSR and stock price payout modifiers will not be applied. In connection with his separation and pursuant to the Separation Agreement, Mr. Scheirman is eligible to receive a prorated payout of this award, based on actual achievement of the underlying performance goals and his service during the performance period.

63	|	The Western Union Company – Proxy Statement

Executive Compensation	PROXY STATEMENT

(13)	This amount consists of 5,000 restricted stock units that vested on February 8, 2014, 9,572 restricted stock units that vested on February 24, 2014 and 13,036 performance-based restricted stock units that vested on February 24, 2014. The performance-based restricted stock units vested based on the Company’s revenue and EBITDA performance during the 2011-2013 performance period and remained subject to time-based vesting requirements until February 24, 2014.

(14)	This amount consists of 34,281 restricted stock units that are scheduled to vest on April 26, 2014, and 34,281 restricted stock units that are scheduled to vest on April 26, 2015; provided that, in each case, Mr. Thompson is still employed by the Company on the vesting date or as otherwise provided for pursuant to the Executive Severance Policy.

(15)	This amount consists of 11,353 restricted stock units that are scheduled to vest on November 30, 2014; provided that Mr. Dye is still employed by the Company on the vesting date or as otherwise provided for pursuant to the Executive Severance Policy.

(16)	Represents performance-based restricted stock units that are scheduled to vest on February 20, 2016; provided that (i) the applicable performance-based vesting conditions are satisfied and (ii) the executive is still employed by the Company on the vesting date or as otherwise provided for pursuant to the Executive Severance Policy.

(17)	Represents performance-based restricted stock units that are scheduled to vest on February 20, 2016. In connection with his separation from the Company and pursuant to the Separation Agreement, Mr. Scheirman is eligible to receive a prorated payout of this award, subject to the satisfaction of the underlying performance-based vesting conditions.

(18)	Represents restricted stock units that were granted under the 2013 Annual Incentive Plan and subject to the achievement of performance-based vesting conditions during 2013. These restricted stock units are scheduled to vest 30% on February 20, 2015 and 70% on February 20, 2016, provided the executive is still employed by the Company on the applicable vesting date or as otherwise provided for pursuant to the Executive Severance Policy. In connection with his separation from the Company and pursuant to the Separation Agreement, Mr. Scheirman forfeited this award.

The Western Union Company – Proxy Statement	|	64

Executive Compensation	PROXY STATEMENT

The following table provides information concerning each exercise of stock options and each vesting of stock during 2013 for each of the named executive officers.

2013 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Hikmet Ersek	48,694	83,666	228,869	3,492,220
Scott T. Scheirman	—	—	25,000	350,500
Rajesh K. Agrawal	—	—	8,300	116,366
J. David Thompson	—	—	—	—
John R. Dye	—	—	11,353	189,255

The following table provides information regarding compensation that has been deferred by our named executive officers pursuant to the terms of our Supplemental Incentive Savings Plan.

2013 Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($000)(1)	($000)(2)	($000)	($000)	($000)(3)
Hikmet Ersek	—	—	—	—	—
Scott T. Scheirman	37.5	25.1	17.0	—	1,390.5
Rajesh K. Agrawal	27.7	12.0	66.9	—	296.0
J. David Thompson	58.7	19.1	16.4	—	124.3
John R. Dye	—	—	—	—	—

Footnotes:

(1)	These amounts represent deferrals of the named executive officer’s salary and compensation received under the Annual Incentive Plan and are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the 2013 Summary Compensation Table.

(2)	These amounts are included in the “All Other Compensation” column in the 2013 Summary Compensation Table.

(3)	Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table as compensation for 2012 or 2011 (in $000s): Mr. Scheirman—$96.9, Mr. Agrawal—$70.8 and Mr. Thompson—$28.8.

65	|	The Western Union Company – Proxy Statement

Executive Compensation	PROXY STATEMENT

Incentive Savings Plan

We maintain a defined contribution retirement plan (the “Incentive Savings Plan” or “ISP”) for our employees on United States payroll, including each of our named executive officers other than Mr. Ersek. The ISP is structured with the intention of qualifying under Section 401(a) of the Internal Revenue Code. Under the ISP, participants are permitted to make contributions up to the maximum allowable amount under the Internal Revenue Code. In addition, we make matching contributions equal to 100% of the first 3% of eligible compensation contributed by participants and 50% of the next 2% of eligible compensation contributed by participants. For 2013, each participating named executive officer was eligible to receive a Company contribution equal to 4% of his eligible compensation. During 2013, Mr. Ersek participated in the qualified retirement savings plan made available to eligible employees in Austria.

Supplemental Incentive Savings Plan

We maintain a nonqualified supplemental savings plan, the SISP, for certain of our employees on United States payroll, including each of our named executive officers other than Mr. Ersek. Under the SISP, participants may defer up to 80% of their salaries, including commissions and incentive compensation (other than annual bonuses), and may make a separate election to defer up to 80% of any annual bonuses and up to 100% of any performance-based cash awards they may earn. The SISP also provides participants the opportunity to receive credits for matching contributions equal to the difference between the matching contributions that a participant could receive under the ISP but for the contribution and compensation limitations imposed by the Internal Revenue Code, and the matching contributions allowable to the participant under the ISP. Participants are generally permitted to choose from among the mutual funds available for investment under the ISP for purposes of determining the imputed earnings, gains, and losses applicable to their SISP accounts. The SISP is unfunded. Participants may specify the timing of the payment of their accounts by choosing either a specified payment date or electing payment upon separation from service (or a date up to five years following separation from service), and in either case may elect to receive their accounts in a lump sum or in annual or quarterly installments over a period of up to ten years. With respect to each year’s contributions and imputed earnings, the participant may make a separate distribution election. Subject to the requirements of Section 409A of the Internal Revenue Code, applicable Internal Revenue Service guidance, and the terms of the SISP, participants may receive an early payment in the event of a severe financial hardship and may make an election to delay the timing of their scheduled payment by a minimum of five years.

Potential Payments Upon Termination or Change-in-Control

Executive Severance Policy

We maintain an Executive Severance Policy for the payment of certain benefits to senior executives, including our named executive officers, upon termination of employment from Western Union and upon a change-in-control of Western Union. Under the Executive Severance Policy, an eligible executive will become eligible for benefits if (i) prior to a change-in-control, he or she is involuntarily terminated by the Company other than on account of death, disability or for cause, or (ii) after a change-in-control, he or she is involuntarily terminated by the Company other than on account of death, disability or for cause or terminates his or her own employment voluntarily for “good reason” (including a material reduction in title or position, reduction in base salary or bonus opportunity or an increase in the executive’s commute to his or her current principal working location of more than 50 miles without consent) within 24 months after the date of the change-in-control. Under the Executive Severance Policy, a change-in-control is generally defined to include:

  Acquisition by a person or entity of 35% or more of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions;

The Western Union Company – Proxy Statement	|	66

Executive Compensation	PROXY STATEMENT

  An unapproved change in a majority of the Board members; and

  Certain corporate restructurings, including certain mergers, dissolution and liquidation.

The Executive Severance Policy provided for the following severance and change-in-control benefits as of December 31, 2013, and continues to provide for those benefits, except as noted below:

  Effective for senior executives hired before February 24, 2011, a severance payment equal to the senior executive’s base pay plus target bonus for the year in which the termination occurs (the “base severance pay”), multiplied by two. Effective for senior executives hired on and after February 24, 2011, a senior executive employed by the Company for 12 months or less was entitled to receive a severance payment equal to the base severance pay and, for every month employed in excess of 12 months, an additional severance payment equal to a pro rata portion of the base severance pay, up to a maximum severance payment equal to the senior executive’s base severance pay, multiplied by two. On February 20, 2014, the Compensation Committee amended the Executive Severance Policy to provide for a severance payment equal to the senior executive’s base severance pay multiplied by 1.5 (multiplied by two in the case of the Chief Executive Officer and in the case of all senior executives who terminate for an eligible reason within twenty-four months following a change-in-control). The provisions limiting severance payments to newly hired senior executives continue to apply, subject to the new severance payment cap described above.
  A cash payment equal to the lesser of the senior executive’s prorated target bonus under the Annual Incentive Plan for the year in which the termination occurs or the maximum bonus which could have been paid to the senior executive under the Annual Incentive Plan for the year in which the termination occurs, based on actual Company performance during such year.
  No bonus will be payable unless the Compensation Committee certifies that the performance goals under the Annual Incentive Plan have been achieved for the year in which the termination occurs (except for eligible terminations following a change-in-control).
  Provided that the senior executive properly elects continued health care coverage under applicable law, a lump sum payment equal to the difference between active employee premiums and continuation coverage premiums for eighteen months of coverage.
  At the discretion of the Compensation Committee, outplacement benefits may be provided to the executive.

  All awards made pursuant to our Long-Term Incentive Plan, including those that are performance-based, generally will become fully vested and exercisable if a senior executive is involuntarily terminated without cause, or terminates for good reason, within twenty- four months following a change-in-control. In such event, the right to exercise stock options will continue for twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms).
  If a senior executive is involuntarily terminated without cause and no change-in-control has occurred, awards granted pursuant to our Long-Term Incentive Plan (other than most “career share” grants) generally will vest on a prorated basis based on the period from the grant date to the termination date and stock options will remain exercisable until the end of severance period under the Executive Severance Policy, but not beyond the stock options’ original terms. “Career shares” are time-based restricted share units that become 100% vested on the fourth anniversary of their grant date that were previously granted to certain executives as additional retention awards. Generally, “career shares” are forfeited upon a termination for any reason.
  With respect to executives not eligible to receive tax gross-ups, benefits triggered by a change-in-control are subject to an automatic reduction to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code in the event such reduction would result in a better after-tax result for the executive.
  For individuals who were senior executives on or before April 30, 2009, if benefits payable after a change-in-control exceed 110% of the maximum amount of such benefits that would not be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional cash payment in an amount that, after payment of all taxes on such benefits (and on such amount), provides the senior executive with the amount necessary to pay such tax. (If the benefits so payable do not exceed such 110% threshold, the amount thereof will be reduced to the maximum amount not subject to such excise tax.)

67	|	The Western Union Company – Proxy Statement

Executive Compensation	PROXY STATEMENT

The provision of severance benefits under the Executive Severance Policy is conditioned upon the executive executing an agreement and release which includes, among other things, non-competition and non-solicitation restrictive covenants as well as a release of claims against the Company. These restrictive covenants vary in duration, but generally do not exceed two years.

For the named executive officers serving as of December 31, 2013, we have quantified the potential payments upon termination under various termination circumstances in the tables set forth below. While the terms of our equity awards include retirement-vesting provisions, none of our current named executive officers are retirement eligible.

Payments Upon Termination or Change-in-Control

TERMINATION FOLLOWING A CHANGE-IN-CONTROL(1)

			Long-Term Incentives(5)
		Welfare	Performance	Stock
	Severance	Benefits	Cash	Options	Shares	Gross-Up	Total
Name	($000)(2)	($000)(3)	($000)	($000)	($000)	($000)(4)	($000)
Hikmet Ersek	6,500.0	20.5	—	2,097.7	6,291.0	5,104.4	20,013.6
Scott T. Scheirman	2,838.8	20.7	—	609.3	1,942.7	—	5,411.5
J. David Thompson	2,033.3	20.7	—	402.2	1,924.1	—	4,380.3
Rajesh K. Agrawal	2,025.0	20.5	—	457.5	1,306.1	—	3,809.1
John R. Dye	2,200.0	13.5	—	335.2	806.7	—	3,355.4

INVOLUNTARY TERMINATION OTHER THAN FOR DEATH, DISABILITY, OR CAUSE

			Long-Term Incentives(5)
		Welfare	Performance	Stock
	Severance	Benefits	Cash	Options	Shares	Gross-Up	Total
Name	($000)(2)	($000)(3)	($000)	($000)	($000)	($000)(4)	($000)
Hikmet Ersek	6,500.0	20.5	—	500.5	2,760.1	—	9,781.1
Scott T. Scheirman	2,838.8	20.7	—	148.0	903.0	—	3,910.5
J. David Thompson	2,033.3	20.7	—	86.4	63.9	—	2,204.3
Rajesh K. Agrawal	2,025.0	20.5	—	109.1	539.4	—	2,694.0
John R. Dye	2,200.0	13.5	—	72.0	187.1	—	2,472.6

DEATH OR DISABILITY

			Long-Term Incentives(5)
		Welfare	Performance	Stock
	Severance	Benefits	Cash	Options	Shares	Gross-Up	Total
Name	($000)(2)	($000)	($000)	($000)	($000)	($000)(4)	($000)
Hikmet Ersek	—	—	—	2,097.7	6,291.0	—	8,388.7
Scott T. Scheirman	—	—	—	609.3	1,942.7	—	2,552.0
J. David Thompson	—	—	—	402.2	1,924.1	—	2,326.3
Rajesh K. Agrawal	—	—	—	457.5	1,306.1	—	1,763.6
John R. Dye	—	—	—	335.2	806.7	—	1,141.9

The Western Union Company – Proxy Statement	|	68

Executive Compensation	PROXY STATEMENT

CHANGE-IN-CONTROL WITHOUT TERMINATION

Long-Term Incentives(5)
		Welfare	Performance	Stock
	Severance	Benefits	Cash	Options	Shares	Gross-Up	Total
Name	($000)(2)	($000)	($000)	($000)	($000)	($000)(4)	($000)
Hikmet Ersek	—	—	—	—	—	—	—
Scott T. Scheirman	—	—	—	—	—	—	—
J. David Thompson	—	—	—	—	—	—	—
Rajesh K. Agrawal	—	—	—	—	—	—	—
John R. Dye	—	—	—	—	—	—	—

Footnotes:

(1)	Under the Executive Severance Policy, following a change-in-control, an eligible executive will become entitled to severance benefits if he or she is involuntarily terminated by the Company other than on account of death, disability or for cause or terminates his or her own employment voluntarily for good reason within 24 months after the date of the change-in-control.

(2)	In accordance with the Executive Severance Policy in effect on December 31, 2013, amounts in this column represent severance payments equal to the named executive officer’s bonus for 2013 plus two times the sum of the named executive officer’s base salary and target bonus, with the exception of Mr. Thompson, who commenced employment after February 24, 2011 and has been with the Company for less than two years as of December 31, 2013. In accordance with the Executive Severance Policy in effect on December 31, 2013, the amount for Mr. Thompson represents payments equal to 1.67 times the sum of his base salary and target bonus for the current year.

(3)	Amounts in this column represent a lump sum cash payment equal to the product of (i) the difference in cost between the named executive officer’s actual health premiums and COBRA health premiums as of December 31, 2013 and (ii) 18, the number of months of continuing COBRA coverage.

(4)	Amounts in this column reflect tax gross-up calculations assuming a blended effective tax rate of approximately 40% and a 20% excise tax incurred on excess parachute payments, as calculated in accordance with Internal Revenue Code Sections 280G and 4999. The equity is valued using a closing stock price of $17.25 on December 31, 2013. Pursuant to the terms of the Executive Severance Policy, Messrs. Thompson, Agrawal and Dye are not eligible to receive tax-gross up payments following a change-in-control.

(5)	Amounts in these columns reflect the long-term incentive awards to be received upon a termination or a change-in-control calculated in accordance with the Executive Severance Policy and the Long-Term Incentive Plan. In the case of stock grants, the equity value represents the value of the shares (determined by multiplying the closing price of $17.25 per share on December 31, 2013 by the number of unvested shares of restricted stock or, in the case of performance-based restricted stock units, by the number of shares to be awarded based on the projected achievement of the applicable performance objectives as of December 31, 2013, that would vest upon a change-in-control or following termination, death or disability) plus the value of related dividend equivalents credited to the account of each named executive officer. In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $17.25 per share on December 31, 2013 and (ii) the number of unvested option shares that would vest following termination, death, disability or upon a change-in-control. The calculation with respect to unvested long-term incentive awards reflects the following additional assumptions under the Executive Severance Policy and the Long-Term Incentive Plan:

69	|	The Western Union Company – Proxy Statement

Executive Compensation	PROXY STATEMENT

Event	Unvested Stock Options	Unvested Restricted Stock	Performance-Based Restricted Stock Units
Change-in-Control and Termination for Eligible Reason within 24-month Period	Accelerate	Accelerate	Accelerated vesting and award is payable to the extent earned based on actual performance results.
Change-in-Control (No Termination)	Vesting continues under normal terms.	Vesting continues under normal terms.	Vesting continues under normal terms.
Involuntary Termination (Not for Cause prior to a Change-in-Control or after the 24-month Period following a Change-in-Control)

Prorated vesting by tranche based on ratio of days since grant to total days in vesting period.

Effective for grants on February 24, 2011 and later, prorated vesting by grant based on ratio of days since grant to total days in vesting period.

Prorated vesting by grant based on ratio of days since grant to total days in vesting period. Career share awards are forfeited.

Prorated vesting by grant based on actual performance results and ratio of days since grant to total days in vesting period.

Effective for grants in 2012, if termination occurs prior to the one year anniversary of the grant date, the awards are forfeited.

Death or Disability	Accelerate	Accelerate	Accelerated vesting and award is payable to the extent earned based on actual performance results.
Retirement

Vesting continues for a period of four years, or if earlier, until the expiration date.

Effective for grants on January 31, 2011 and later, prorated vesting by grant based on ratio of days since grant to total days in vesting period, with an exercise period equal to the earlier of (i) two years post-termination (three years, in the case of the CEO) and (ii) the expiration date.

		Forfeit Effective for grants on January 31, 2011 and later, prorated vesting by grant based on ratio of days since grant to total days in vesting period.	Prorated vesting by grant based on actual performance results and ratio of days since grant to total days in vesting period.

The Western Union Company – Proxy Statement	|	70

Executive Compensation	PROXY STATEMENT

Risk Management and Compensation

Appropriately incentivizing behaviors which foster the best interests of the Company and its stockholders is an essential part of the compensation-setting process. The Company believes that risk-taking is necessary for continued innovation and growth, but that risks should be encouraged within parameters that are appropriate for the long-term health and sustainability of the business. As part of its compensation setting process, the Company evaluates the merits of its compensation programs through a comprehensive review of its compensation policies and programs to determine whether they encourage unnecessary or inappropriate risk-taking by the Company’s executives and employees below the executive level. Based on this review, the Company has concluded that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company.

Management and the Compensation Consultant review the Company’s compensation programs, including the broad-based employee programs and the programs tied to the performance of individual business units. The team maps the level of “enterprise” risk for each business area, as established through the Company’s enterprise risk management oversight process, with the level of compensation risk for the associated incentive programs. In developing the risk assessment, the team reviews the compensation programs within each business area for:

  The mix of fixed versus variable pay;

  The performance metrics to which pay is tied;

  Whether the pay opportunity is capped;

  The timing of payout;

  Whether “clawback” adjustments are permitted;

  The use of equity awards; and

  Whether stock ownership guidelines apply.

Annual incentive awards and long-term incentive awards granted to executives are tied primarily to corporate performance goals, including revenue, operating income growth, and strategic performance objectives. These metrics encourage performance that supports the business as a whole. The executive annual incentive awards include a maximum payout opportunity equal to 200% of target. Our executives are also expected to meet share ownership guidelines in order to align the executives’ interests with those of our stockholders. Also, the Company’s clawback policy permits the Company to recover incentive compensation paid to an executive officer if the compensation resulted from any financial result or metric impacted by the executive officer’s misconduct or fraud. This policy helps to discourage inappropriate risks, as executives will be held accountable for misconduct which is harmful to the Company’s financial and reputational health.

71	|	The Western Union Company – Proxy Statement

Proposal 2	PROXY STATEMENT

Proposal 2 Advisory Vote to Approve Executive Compensation

The Company is providing stockholders an advisory vote to approve executive compensation as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Act. The advisory vote to approve executive compensation is a non-binding vote on the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The advisory vote to approve executive compensation is not a vote on the Company’s general compensation policies or the compensation of the Company’s Board of Directors. The Dodd-Frank Act requires the Company to hold the advisory vote to approve executive compensation at least once every three years. At the 2011 Annual Meeting of Stockholders, the Company asked stockholders to indicate if it should hold an advisory vote to approve the compensation of named executive officers every one, two or three years, with the Board recommending an annual advisory vote. Our stockholders approved this recommendation. Because the Board views it as a good corporate governance practice, the Company is again asking stockholders to approve the compensation of named executive officers as disclosed in this Proxy Statement.

At the 2013 Annual Meeting of Stockholders, the Company provided stockholders with the opportunity to cast an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2013 Annual Meeting of Stockholders, and the Company’s stockholders overwhelmingly approved the proposal, with approval by more than 97% of the votes cast for the proposal at the 2013 Annual Meeting of Stockholders.

The Company believes that its compensation policies and procedures, which are outlined in the Compensation Discussion and Analysis section of this Proxy Statement, support the goals of:

  Aligning our executives’ goals with our stockholders’ interests;

  Holding our executives accountable and rewarding them for successful results; and

  Attracting, retaining, and motivating outstanding executive talent.

The Compensation Committee of the Board continually reviews the Company’s executive compensation and benefits program to evaluate whether it achieves these goals, and ultimately serves the interests of the Company’s stockholders. The Company’s executive compensation practices include the following, as discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement.

  What We Do:

✓	Pay-for-performance.

✓	Linkage between performance measures and strategic objectives.

✓	Emphasis on future pay opportunity vs. current pay.

✓	Outside compensation consultant.

✓	“Double trigger” in the event of a change-in-control.

✓	Maximum payout caps for annual cash incentive compensation and performance-based restricted stock unit awards.

✓	“Clawback” Policy.

✓	Robust stock ownership guidelines.

The Western Union Company – Proxy Statement	|	72

Proposal 2	PROXY STATEMENT

  What We Don’t Do:

✗	No change-in-control tax gross ups.

✗	No repricing or buyout of underwater stock options.

✗	Prohibition against employee and director pledging and hedging of Company securities.

✗	No dividends or dividend equivalents accrued or paid on performance-based restricted stock unit awards or time-based restricted stock unit awards.

Recent Compensation Actions

In late 2012, the Company began implementing pricing and other strategic investments designed to position the Company for future growth. In evaluating the 2013 design of the Company’s executive compensation program, the Compensation Committee considered that many of the strategic investments implemented by the Company beginning in late 2012 were expected to have a negative impact on 2013 financial performance. Accordingly, for 2013, many of the compensation decisions were designed to further align the program with the Company’s mid- and long term operating plans, increase participant accountability, and drive motivation and retention beyond 2013. These decisions included:

  No Executive Base Salary Increases for 2013 or 2014: There was no change in our named executive officers’ base salary levels for 2013 or 2014 from levels effective March 2012.

  No 2012 Chief Executive Officer Bonus: Based on 2012 Company performance, our Chief Executive Officer did not receive a bonus in 2013.

  2013 Annual Incentive Includes Restricted Stock Unit Component: In 2013, we modified the Company’s Annual Incentive Plan design to include individual and/or business unit performance objectives, and a restricted stock unit award to be granted based on the achievement of strategic objectives and a threshold operating income goal to further focus participants on the long-term performance of the Company.

  2013 Long Term Incentive Includes TSR Modifier: We modified the Long-Term Incentive Plan design to include 2013 and 2014 financial performance metrics, while still maintaining a longer-term perspective in the program with a TSR payout modifier.

  Realizable Compensation Lower than Reported Compensation: Our named executive officers’ realizable compensation has been lower than the compensation disclosed in our Summary Compensation Table for fiscal years 2011 to 2013. See the “2013 Realizable Compensation Table” on page 42.

These practices, in combination with a competitive market review, limited executive perquisites, and reasonable severance pay multiples contribute to an executive compensation program that is competitive yet strongly aligned with stockholder interests.

The Board recommends that you vote in favor of the following “say-on-pay” resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, each as set forth in the Company’s Proxy Statement for its 2014 Annual Meeting of Stockholders.

Required Vote

The affirmative vote of the holders of a majority of shares of the Company’s Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to approve this Proposal 2.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

73	|	The Western Union Company – Proxy Statement

Proposal 3	PROXY STATEMENT

Proposal 3 Ratification of Selection of Auditors

The Board of Directors and the Audit Committee recommend to the stockholders the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2014. Ernst & Young LLP has served as the independent registered public accounting firm for the Company since the spin-off. Consistent with the regulations adopted pursuant to the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years.

A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Summary of Independent Registered Public
Accounting Firm’s Fees for 2013 and 2012

Audit Fees. Ernst & Young LLP’s fees for the Company’s annual audits were $5.4 million and $5.5 million in 2013 and 2012, respectively. Audit fees primarily include fees related to the integrated audit of the Company’s annual consolidated financial statements and internal control over financial reporting; the review of its quarterly consolidated financial statements; statutory audits required domestically and internationally; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

Audit-Related Fees. Ernst & Young LLP’s fees for audit-related services that are reasonably related to the performance of the audits or reviews of the Company’s consolidated financial statements were $0.4 million and $0.3 million in 2013 and 2012, respectively. Audit-related fees primarily include fees related to service auditor examinations, due diligence related to mergers and acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards not classified as audit fees.

Tax Fees. Ernst & Young LLP’s fees for tax compliance, tax advice and tax planning services to the Company were $0.7 and $0.6 million in 2013 and 2012, respectively. Tax advice and tax planning fees included consultations, analysis, and assistance with domestic and foreign tax matters, including value-added and goods and service taxes, local tax authority audits, and other miscellaneous tax consultations, including tax services requested as part of the Company’s procedures for commercial agreements, the acquisition of new entities, and other potential business transactions.

During 2013 and 2012, all audit and non-audit services provided by the independent registered public accounting firm were pre-approved, consistent with the pre-approval policy of the Audit Committee. The pre-approval policy requires that all services provided by the independent registered public accounting firm be pre-approved by the Audit Committee of the Board of Directors, the Chairman of the Committee or his designee.

Required Vote

The affirmative vote of the holders of a majority of shares of the Company’s Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to approve this Proposal 3. In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee of the Board of Directors will consider it a direction to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year, if it feels that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR PROPOSAL 3.

The Western Union Company – Proxy Statement	|	74

Proposal 4	PROXY STATEMENT

Proposal 4 Stockholder Proposal Regarding Stockholder Action by Written Consent

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, owner of more than $2,000 worth of shares of the Company’s Common Stock, has notified the Company that he intends to present a proposal for consideration at the 2014 Annual Meeting of Stockholders. As required by the Exchange Act, the text of the stockholder proposal and supporting statement appear as submitted to the Company by the proponent. The Board of Directors and the Company accept no responsibility for the contents of the proposal or the supporting statement.

[WU: Rule 14a-8 Proposal, December 6, 2013]
Proposal 4 - Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint.

This proposal empowers shareholders by giving them the ability to effect change without being forced to wait until the annual meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a shareholder meeting between annual meetings.

This proposal should also be more favorably evaluated due to our company’s clearly improvable corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, was concerned about our executive pay. GMI said Western Union can give long-term incentive pay to our CEO for below-median performance.

In regard to our board of directors 5 directors owned zero stock which is not a good sign. Two of our directors, who were beyond age 70, were potentially over-burdened by director duties at a total of 5 companies each: Jack Greenberg and Linda Fayne Levinson. Plus Ms. Levinson was on our audit and executive pay committees. And Wulf von Schimmelmann had director duties at 4 companies. Four other directors each had director duties at 3 companies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent- Proposal 4

75	|	The Western Union Company – Proxy Statement

Proposal 4	PROXY STATEMENT

BOARD OF DIRECTORS
STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL
REGARDING STOCKHOLDER ACTION BY WRITTEN CONSENT

The Board of Directors recommends that you vote AGAINST this proposal.

Western Union has demonstrated its commitment to principles of sound corporate governance, working to ensure that its practices protect and further the interests of its stockholders. In recent years, the Company has, among other initiatives, (i) commenced the declassification of its Board of Directors, ensuring that directors would be elected annually, (ii) added a right for stockholders to call special meetings to the By-Laws, and (iii) adopted a “proxy access” right for its stockholders. The Company also has a majority vote standard in uncontested director elections. With respect to actions taken by the stockholders, Western Union’s current practices are designed to ensure that notice and an opportunity to be heard precede stockholder votes, enabling meaningful discourse to occur before important decisions are made affecting the Company. This proposal, by contrast, would enable the owners of a bare majority of shares to act by voting in favor of their own proposed action, without ever providing notice to other stockholders or the Company.

Currently, any matter that Western Union or its stockholders wishes to present for a stockholder vote must be presented at a meeting. This allows all stockholders to consider, discuss and vote on pending stockholder actions. In contrast, the written consent proposal at issue would permit a group of stockholders with no fiduciary duties to other stockholders to initiate action with no prior notice either to the other stockholders or to the Company and without giving all stockholders an opportunity to participate and consider arguments, including those of the Company, for and against the action to be considered at the meeting. Permitting stockholder action by written consent could also lead to substantial confusion and disruption for stockholders, with potentially multiple, even conflicting, written consents being solicited by multiple stockholder groups. In short, the Board does not believe that written consent is an appropriate corporate governance model for a widely-held public company like Western Union.

The Company also believes that adoption of this proposal is unnecessary because of Western Union’s demonstrated history of commitment to high standards of corporate governance. The proposal expressly mentions concerns about stockholders being forced to wait until the Annual Meeting of Stockholders in order to take action or effect a change in the Company, yet the Company has taken numerous steps that enable participation by stockholders. Western Union’s By-Laws permit holders of at least 20% of the outstanding shares to call a special meeting of stockholders. The Board believes that holding meetings with proper notice whereby all stockholders may deliberate and discuss the proposed actions, receive and consider the Company’s position and recommendation, and then vote their shares is the best way for stockholders to take action. The safeguards around the ability to act by a special or annual meeting promote and protect stockholders’ interests.

Another concern alluded to in the proposal involves keeping the Board accountable to stockholders. Under our current governance structures, however, our directors are already highly accountable to stockholders. Each of our directors is elected by majority voting, and our Certificate of Incorporation and By-Laws have no supermajority provisions. Additionally, the Company was among the first in the United States to adopt a “proxy access” By-Law amendment for its stockholders. We believe that this comprehensive package of governance practices and policies, including the right to call special meetings, enables stockholders to hold the Board accountable and, where necessary, take quick action to support their interests. However, our policies implement those goals without the governance risk to stockholders and the Company that would be associated with action by written consent as contemplated by the proposal.

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Proposal 4	PROXY STATEMENT

Finally, the language of the proposal is fundamentally vague and indefinite with respect to the nature and scope of the written consent right requested by the proposal and the standards by which the implementation of the proposal is to be measured. On the one hand, the proposal requests that the Board take steps to permit stockholders to act by written consent to the same extent that they currently could act at a meeting of the stockholders. On the other hand, the proposal states that it “includes shareholder ability to initiate any topic for written consent consistent with applicable law” (emphasis added). These are two distinct, potentially conflicting, standards. Would the proposal, if adopted, require only that voting by consent extend to the same issues on which stockholders currently can act at a meeting under the Company’s Certificate of Incorporation and By-Laws, or would it instead require that stockholders acting by consent be given the power to take any action that stockholders conceivably take under Delaware law? The proposal does not acknowledge this ambiguity. As such, it is unclear to the Board precisely what the proposal is requesting or how it would be implemented were it to receive the requisite number of votes.

Required Vote; Recommendation Only

The affirmative vote of the holders of a majority of shares of the Company’s Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to approve this Proposal 4. Stockholders should be aware that this stockholder proposal is simply a request that the Board take the action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors, and therefore, its approval would not effectuate the actions requested by the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

77	|	The Western Union Company – Proxy Statement

Proposal 5	PROXY STATEMENT

Proposal 5 Stockholder Proposal Regarding Political Contributions

The New York State Common Retirement Fund, 633 Third Avenue - 31st Floor, New York, New York 10017, owner of more than $2,000 worth of shares of the Company’s Common Stock, has notified the Company that it intends to present a proposal for consideration at the 2014 Annual Meeting of Stockholders. As required by the Exchange Act, the text of the stockholder proposal and supporting statement appear as submitted to the Company by the proponent. The Board of Directors and the Company accept no responsibility for the contents of the proposal or the supporting statement.

Company Name
Resolution on Political Disclosure and Accountability

Resolved, that the shareholders of Western Union Company (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

	a.	The identity of the recipient as well as the amount paid to each; and

	b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Western Union, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Western Union contributed at least $434,950 in corporate funds since the 2004 election cycle. (CQ: http://moneyline. cg.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

The Western Union Company – Proxy Statement	|	78

Proposal 5	PROXY STATEMENT

BOARD OF DIRECTORS
STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL
REGARDING POLITICAL CONTRIBUTIONS

The Board of Directors recommends that you vote AGAINST this proposal.

The Company has historically made an extremely limited number of political contributions, which are not financially material to the Company. In 2013, 2012, and 2011, these contributions totaled approximately $11,500, $13,700, and $32,000, respectively. In 2013, the Company’s total expenses relating to political contributions were de minimis when compared to the Company’s total operating costs of approximately $4.4 billion.

The focus of the proposal appears to be on ensuring the transparency and accountability of the Company’s political contributions. Our small number of corporate political contributions are already strictly controlled. On a limited basis we have pursued and will continue to pursue efforts to help inform public policy decisions that have the potential to affect our customers, employees, and the communities in which we operate. Accordingly, we maintain a formal policy regarding political activities, political contributions and lobbying activities, which is contained in the Company’s Code of Conduct and which is publicly available in the “Corporate Governance” section of our Investor Relations website. That policy sets forth standards for participation in the political process by the Company and its employees. With respect to political contributions, the Code of Conduct provides that the permission of the Company’s General Counsel’s office is needed before any political contributions are made on behalf of the Company. Further, the Code of Conduct provides that a senior executive officer of the Company’s Government Relations department and the General Counsel’s office be consulted prior to contacting a government official or retaining a lobbyist.

The proposal also highlights a particular concern regarding the transparency of trade associations to which the Company may belong. Participation as a member of these associations comes with the understanding that we may not always agree with all of the positions of the organizations or other members but that we believe that the associations take many positions and address many issues in a meaningful and influential manner and in a way that will be to the Company’s benefit. We pay regular membership fees to such groups, but we do not normally make additional, non-dues contributions to support a group’s targeted political contributions. Furthermore, we continually evaluate our support of office-holders, industry groups, and other associations to focus on key supporters of initiatives of value to the interests of Western Union and its stockholders. We have in place effective reporting and compliance procedures to ensure that our political contributions are made in accordance with applicable law, and we closely monitor the appropriateness and effectiveness of the political activities undertaken by the most significant trade associations of which we are a member.

Moreover, the Company believes that significant disclosure regarding its political activities and related policies is already publicly available, and given the small size of the Company’s contributions, the disclosure of the information requested by the proposal would cause unnecessary work and distraction and would not be in the best interests of the Company or its stockholders.

79	|	The Western Union Company – Proxy Statement

Proposal 5	PROXY STATEMENT

Under federal law, all contributions by the Western Union Political Action Committee, the sole political action committee affiliated with the Company, are required to be reported and a list of such contributions is publicly available at the website of the United States Federal Election Commission. Contributions made directly by the Company are most frequently made to various state-level candidates and representatives and the Company believes that those persons generally publicly disclose such contributions, as required by state law. As such, we believe that this proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for political contributions already exists. Federal law prohibits corporations from contributing corporate treasury funds to federal candidates or federal campaign committees.

We believe that participating in the political process in a transparent manner is key to good governance and an important way to enhance stockholder value and promote healthy corporate citizenship. We do not believe, however, that implementing a semiannual report on our political activity would increase stockholder value or provide stockholders with any more meaningful information than is already available. If adopted, the proposal would apply only to Western Union and to no other company and would cause Western Union to incur undue cost and administrative burden, as well as potential competitive harm, without commensurate benefit to our stockholders.

Required Vote; Recommendation Only

The affirmative vote of the holders of a majority of shares of the Company’s Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to approve this Proposal 5. Stockholders should be aware that this stockholder proposal is simply a request that the Board take the action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors, and therefore, its approval would not effectuate the actions requested by the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 5.

The Western Union Company – Proxy Statement	|	80

Proposal 6	PROXY STATEMENT

Proposal 6 Stockholder Proposal Regarding New Board Committee

NorthStar Asset Management Funded Pension Plan, P.O. Box 301840, Boston, Massachusetts 02130, owner of more than $2,000 worth of shares of the Company’s Common Stock, has notified the Company that it intends to present a proposal for consideration at the 2014 Annual Meeting of Stockholders. As required by the Exchange Act, the text of the stockholder proposal and supporting statement appear as submitted to the Company by the proponent. The Board of Directors and the Company accept no responsibility for the contents of the proposal or the supporting statement.

BOARD COMMITTEE ON HUMAN RIGHTS

RESOLVED: Shareholders hereby amend Article III of the By-Laws, by inserting a new Section 11:

Section 11. Board Committee on Human Rights. There is established a Board Committee on Human Rights, to review the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide, including assessing the impacts of company operations and supply chains on resources and public welfare in host communities.

The Board of Directors is authorized, by resolution, in its discretion and consistent with these By-Laws, the Articles of Incorporation and applicable law to: (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt a charter to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, including but not limited to an annual report on the findings of the Board Committee, and (5) any other measures within the Board’s discretion consistent with these By-Laws and applicable law. Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.

SUPPORTING STATEMENT

As reported by the Interfaith Center on Corporate Responsibility, the forceful exploitation of persons-for labor or sexual purposes-is the third largest illegal “business.” In 2012, the International Labor Organization conservatively estimated that 21 million people globally remain enslaved, including in the U.S.A. This includes 14.2 million victims of forced labor and another 4.5 million victims of forced sexual exploitation.

Due to the Company’s popularity as a reputable financial conduit, we are concerned that the Company is unknowingly implicit in human trafficking transactions. The Company has acknowledged this issue by joining with the Blue Campaign to fight human trafficking through training in “select Western Union Agent locations.” Our Company’s continued operation without a strong human rights policy poses serious risks to our reputation and share value, if we are seen as responsible for or complicit in human rights violations. There can be great risks to companies from human trafficking, including lawsuits, negative publicity and consumer boycotts, business interruptions and strikes-all of which can have a deleterious impact on shareholder value.

The proposed by-law would establish a separate Board Committee on Human Rights, which would elevate board level oversight and governance regarding human rights issues raised by the company’s activities and policies and provide a vehicle to fulfill the Board’s fiduciary responsibilities for oversight of these issues. The proposed by-law would establish the vehicle of a Board Committee, but would leave the process of appointment and implementation of the Committee to the full Board of Directors.

81	|	The Western Union Company – Proxy Statement

Proposal 6	PROXY STATEMENT

BOARD OF DIRECTORS
STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL
REGARDING NEW BOARD COMMITTEE

The Board of Directors recommends that you vote AGAINST this proposal.

The proposal brought by the NorthStar Asset Management, Inc. Funded Pension Plan includes a binding resolution that would amend Article III of the Company’s By-Laws and mandate the establishment of a standing Board Committee on Human Rights. While we share the proponent’s concern for human rights, we believe that adoption of this proposal is unnecessary as well as potentially adverse to the interests of the Company and our stockholders. We have already implemented policies, practices and procedures that demonstrate our commitment to human rights and believe that mandating an additional and unnecessary committee would interfere with the Board’s performance of its other responsibilities.

The manner in which we conduct our global operations is consistent with the spirit and intent of widely recognized international principles aimed at promoting human rights. Although governments have the primary duty to protect and ensure fulfillment of human rights, the Company recognizes that it plays an important role in respecting human rights in the communities in which it operates. Western Union works cooperatively and constructively with host governments, communities and nongovernmental organizations and engages with subject matter experts who help build on its understanding of human rights issues relevant to its business. We are committed to operating in full compliance with applicable laws in every country where we conduct business. As such, our standard business practices require adherence to local, state, federal and international laws and regulations on human rights matters, including with respect to forced labor and human trafficking, two concerns highlighted in the proposal. Adherence to our Code of Conduct, which is available in the “Corporate Governance” section of our Investor Relations website, requires our employees to comply with such laws in the numerous countries in which we operate. As the proposal acknowledges, the Company participates in the United States Homeland Security Department’s Blue Campaign to fight human trafficking through training efforts. Our existing and publicly available Code of Conduct, employee policies and other guidelines substantially incorporate laws and ethical principles pertaining to human trafficking and other human rights issues.

The proposal would mandate the establishment of a new committee that would review Company policies relating to “human rights of individuals in the US and worldwide, including assessing the impacts of company operations and supply chains on resources and public welfare in host communities.” This committee would have the power to “solicit public input and to issue periodic reports to shareholders and the public.” The formation of a new Board Committee on Human Rights, as this proposal contemplates, is unnecessary because the Company already has an established Board committee that reviews and advises the Board regarding matters of public policy and social responsibility as they relate to the Company. The Corporate Governance and Public Policy Committee is already charged with these very duties and considers policies, programs and practices concerning a broad array of public policy issues, including human rights. The Corporate Governance and Public Policy Committee also has the power to form sub-committees to focus on particular issues of concern, making an amendment to the By-Laws and the creation of another standing committee further unnecessary. The formation of a new Board Committee on Human Rights would add nothing to the range of substantive issues currently considered by the existing committee and would, in fact, be duplicative.

The Western Union Company – Proxy Statement	|	82

Proposal 6	PROXY STATEMENT

It is also important to note that the Company has been a leader in adopting good governance practices in recent years, including initiating the declassification of the Board, granting stockholders the right to call a special meeting, and adopting a “proxy access” By-Law amendment. Adopting good governance practices, however, should be driven by reasoned consideration and thoughtful implementation rather than by good intentions that result in new but unnecessary governance structures. The Board does not believe that amending the By-Laws to require the establishment of a committee is an effective way for the Company’s practices and goals to continually evolve and improve in response to changing conditions. Instead, such an additional and redundant committee would distract the Board from its other responsibilities to the Company and its stockholders while not adding to the Company’s existing commitment to human rights and social responsibility.

Required Vote

The affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote on the subject matter is required to approve this Proposal 6.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 6.

83	|	The Western Union Company – Proxy Statement

Equity Compensation Plan Information	PROXY STATEMENT

Equity Compensation Plan Information

The following table gives information, as of December 31, 2013, about our Common Stock that may be issued upon the exercise of options and settlement of other equity awards under all compensation plans under which equity securities are reserved for issuance. The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan are our only equity compensation plans pursuant to which our equity securities are authorized for issuance.

Number of securities
remaining available
for future issuance
under equity
	Number of securities to be	Weighted-average	compensation plans
	issued upon exercise of	exercise price of	(excluding
	outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans
approved by security holders	30,099,566 (1)	18.05 (2)	34,002,920 (3)
Equity compensation plans not
approved by security holders	—	N/A	—
Total	30,099,566 (1)	18.05 (2)	34,002,920 (3)

Footnotes:

(1)	Includes 6,274,845 restricted stock units, performance-based restricted stock units, deferred stock units, and bonus stock units that were outstanding on December 31, 2013 under The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan. Restricted stock unit awards, deferred stock unit awards and bonus stock units may be settled only for shares of Common Stock on a one-for-one basis. The number included for performance-based restricted stock units reflect grant date units awarded. Assuming maximum number payout for performance-based restricted stock units that have not completed the required performance period, the number of securities to be issued would increase by 634,890. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding the 2013 performance-based restricted stock units, including the performance metrics applicable to such awards.

(2)	Only option awards were used in computing the weighted-average exercise price.

(3)	This amount represents shares of Common Stock available for issuance under The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan. Awards available for grant under The Western Union Company 2006 Long-Term Incentive Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, bonus stock units, performance grants, and any combination of the foregoing awards. Awards available for grant under The Western Union Company 2006 Non-Employee Director Equity Compensation Plan include non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock units, and any combination of the foregoing awards.

The Western Union Company – Proxy Statement	|	84

Stock Beneficially Owned by Directors, Executive Officers and Our Largest Stockholders	PROXY STATEMENT

Stock Beneficially Owned by Directors, Executive Officers and Our Largest Stockholders

The following table sets forth the beneficial ownership of Common Stock by each person or group that is known by us to be the beneficial owner of more than five percent (5%) of our Common Stock, all directors and nominees, each of the executive officers named in the 2013 Summary Compensation Table contained in this Proxy Statement (except as otherwise noted), and all directors and executive officers as a group. Except as otherwise noted, (i) the information is as of March 20, 2014, (ii) each person has sole voting and investment power of the shares, and (iii) the business address of each person shown below is 12500 East Belford Avenue, Englewood, CO 80112.

		Amount and		Percentage of
		Nature of		Outstanding
Name of Beneficial Owner	Address	Beneficial Ownership		Shares
5% Owners
Capital Research Global Investors, a division of	333 South Hope	61,792,300	(1)	11.2%	(1)
Capital Research and Management Company	Street, Los Angeles,
	CA 90071
FMR LLC	245 Summer Street,	46,151,981	(2)	8.357%	(2)
	Boston, MA 02210
The Vanguard Group	100 Vanguard Blvd.,	39,614,495	(3)	7.17%	(3)
	Malvern, PA 19355
Blackrock, Inc.	40 East 52nd Street,	39,303,241	(4)	7.1%	(4)
	New York, NY 10022
Directors and Named Executive Officers(5)
Dinyar S. Devitre		172,996	(6)	*
Hikmet Ersek		1,774,547		*
Richard A. Goodman		36,814		*
Jack M. Greenberg		512,872		*
Betsy D. Holden		58,980		*
Linda Fayne Levinson		143,253		*
Roberto G. Mendoza		152,009		*
Michael A. Miles, Jr.		53,980		*
Wulf von Schimmelmann		26,789		*
Frances Fragos Townsend		21,876		*
Solomon D. Trujillo		48,614	(7)	*
Rajesh K. Agrawal		344,445		*
John R. Dye		66,686		*
J. David Thompson		123,721		*
All directors and executive officers as a group
(19 persons)(8)		4,182,794		*

*	Less than 1%.

Footnotes:

(1)	The number of shares held and percentage of outstanding shares were obtained from the holder’s Amendment No. 1 to Schedule 13G filing with the Securities and Exchange Commission dated February 13, 2014, which reports ownership as of December 31, 2013. The Schedule 13G filing indicates that the holder had sole power to vote or direct the vote of, and sole power to dispose of or direct the disposition of 61,792,300 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

85	|	The Western Union Company – Proxy Statement

Stock Beneficially Owned by Directors, Executive Officers and Our Largest Stockholders	PROXY STATEMENT

(2)	The number of shares held and percentage of outstanding shares were obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission dated February 14, 2014, which reports ownership as of December 31, 2013. The Schedule 13G filing indicates that the holder had sole power to vote or direct the vote of 1,687,784 shares, sole power to dispose of or direct the disposition of 46,151,981 shares, and shared power to vote or direct the vote, and shared power to dispose of or direct the disposition of no shares.

(3)	The number of shares held and percentage of outstanding shares were obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission dated February 12, 2014, which reports ownership as of December 31, 2013. The Schedule 13G filing indicates that the holder had sole power to vote or direct the vote of 922,569 shares, sole power to dispose of or direct the disposition of 38,766,512 shares, and shared power to vote or direct the vote of no shares, and shared power to dispose of or direct the disposition of 847,983 shares.

(4)	The number of shares held and percentage of outstanding shares were obtained from the holder’s Amendment No. 3 to Schedule 13G filing with the Securities and Exchange Commission dated February 10, 2014, which reports ownership as of December 31, 2013. The Schedule 13G filing indicates that the holder had sole power to vote or direct the vote of 34,112,408 shares and sole power to dispose of or direct the disposition of 39,303,241 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

(5)	Does not include ownership by Scott T. Scheirman, as he is no longer employed by the Company. The number of shares reported includes shares covered by options that are exercisable within 60 days of March 20, 2014 as follows: Mr. Devitre, 149,196; Mr. Ersek, 1,478,080; Mr. Goodman, 36,814; Mr. Greenberg, 440,160; Ms. Holden, 53,980; Ms. Fayne Levinson, 143,253; Mr. Mendoza, 152,009; Mr. Miles, 53,980; Mr. von Schimmelmann, 26,789; Ms. Fragos Townsend 21,876; Mr. Trujillo, 36,814; Mr. Agrawal, 306,327; Mr. Dye, 50,832; Mr. Thompson, 64,888; all directors and executive officers as a group, 3,576,468.

(6)	Mr. Devitre shares with his spouse the power to vote or direct the vote of, and the power to dispose or direct the disposition of, 23,800 shares.

(7)	Mr. Trujillo shares with his spouse through a family trust the power to vote or direct the vote of, and the power to dispose or direct the disposition of, 11,800 shares.

(8)	Does not include Scott T. Scheirman, as he is no longer employed by the Company.

Certain Transactions and Other Matters	PROXY STATEMENT

Certain Transactions and Other Matters

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our Common Stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transactions Policy by the Corporate Governance and Public Policy Committee of the Board of Directors or, if the Corporate Governance and Public Policy Committee of the Board of Directors

determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members.

The Corporate Governance and Public Policy Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

  the size of the transaction and the amount payable to a related person;

  the nature of the interest of the related person in the transaction;

The Western Union Company – Proxy Statement	|	86

Certain Transactions and Other Matters	PROXY STATEMENT

  whether the transaction may involve a conflict of interest; and

  whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company’s Related Person Transactions Policy is available through the “Investor Relations, Corporate Governance” portion of the Company’s website, www.wu.com.

Section 16(a) Beneficial Ownership Reporting Compliance	PROXY STATEMENT

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock, as well as certain affiliates of such persons, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Based solely on the Company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our executive officers and directors that no other reports were required, during and for the fiscal year ended December 31, 2013, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors, executive officers, and greater than 10% stockholders were met, except that one Form 4 filing was inadvertently filed late for each of Rajesh Agrawal, Diane Scott, Scott Scheirman, Hikmet Ersek and Amintore Schenkel related to shares withheld by the Company to cover taxes incurred upon vesting of restricted stock units.

* * *

This Proxy Statement is provided to you at the direction of the Board of Directors.

John R. Dye
Executive Vice President,
General Counsel and
Secretary

87	|	The Western Union Company – Proxy Statement

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 through 3.

Election of directors:
		FOR	AGAINST	ABSTAIN

1a.	Dinyar S. Devitre	☐	☐	☐

1b.	Hikmet Ersek	☐	☐	☐

		FOR	AGAINST	ABSTAIN

1e.	Linda Fayne Levinson	☐	☐	☐

1f.	Frances Fragos Townsend	☐	☐	☐

  Please fold here – Do not separate

1c.	Jack M. Greenberg	☐	☐	☐

1d.	Betsy D. Holden	☐	☐	☐

1g.	Solomon D. Trujillo	☐	☐	☐

Other Matters:

2.	Advisory Vote to Approve Executive Compensation	☐	For	☐	Against	☐	Abstain

3.	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2014	☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote AGAINST Items 4 through 6.

4.	Stockholder Proposal Regarding Stockholder Action by Written Consent	☐	For	☐	Against	☐	Abstain

5.	Stockholder Proposal Regarding Political Contributions	☐	For	☐	Against	☐	Abstain

6.	Stockholder Proposal Regarding New Board Committee	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 3, AND AGAINST ITEMS 4 THROUGH 6. For shares held in The Western Union Company Incentive Savings Plan (the Plan), the Plan’s Trustee will vote the shares as directed. If no direction is given on how to vote the shares to the Trustee by mail on or before May 13, 2014 or by Internet or phone by 11:59 p.m. (ET) on May 13, 2014, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as the shares for which it receives instructions from all other participants in the Plan.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE WESTERN UNION COMPANY

ANNUAL MEETING OF STOCKHOLDERS
May 16, 2014
8:00 a.m. (ET)
505 Fifth Avenue, 7th Floor
New York, NY 10017

The Western Union Company 12500 East Belford Avenue Englewood, CO 80112	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 through 3 and “AGAINST” Items 4 through 6.

By signing the proxy, you revoke all prior proxies and appoint Hikmet Ersek and John R. Dye, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.proxypush.com/wu Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 15, 2014.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 15, 2014.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.